As filed with the U.S. Securities and Exchange Commission on December 1, 2021

Registration No. 333-258659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1/A

Amendment No. 6

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Meihua International Medical Technologies Co., Ltd.

美华国际医疗科技有限公司

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	5047	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

88 Tongda Road, Touqiao Town

Guangling District, Yangzhou, 225000

People’s Republic of China
+86-0514-89800199
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The Crone Law Group P.C.

500 Fifth Ave, Suite 938

New York, NY 10110

Phone: (646) 861-7891
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mark E. Crone, Esq. Joe Laxague, Esq. The Crone Law Group, P.C. 500 Fifth Avenue, Suite 928 New York, New York 10110 (860) 202-6845	Arila Zhou, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, New York 10022 (212) 530-2232

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)		Proposed maximum aggregate offering price(2)		Amount of registration fee(4)
Ordinary Shares, par value US$0.0005 per share(3)	[__________]	US$	[__________]	US$	69,000,000	US$	7,5257.90
Total Registration Fee	--		--		--	US$	7,527.90

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	Includes (a) [_______] ordinary shares; and (b) up to [________] ordinary shares that may be purchased by the underwriters pursuant to their over-allotment option to purchase additional shares.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS, DATED December 1, 2021

Meihua International Medical Technologies Co., Ltd.

[___] Ordinary Shares

This is the initial public offering, or the “offering,” of [__] ordinary shares, par value US$0.0005 per share (each, an “Ordinary Share”, collectively, “Ordinary Shares”) of Meihua International Medical Technologies Co., Ltd., 美华国际医疗科技有限公司, a Cayman Islands exempted company with limited liability whose principal place of business is in Touqiao Town, People’s Republic of China, on a firm commitment basis.

Prior to this offering, there has been no public market for our Ordinary Shares. We expect that the initial public offering price will be US$[__________] per Ordinary Share. We intend to list the Ordinary Shares on the Nasdaq Global Market under the symbol ‘MHUA” However, there is no assurance that the offering will be closed and our Ordinary Shares will be trading on NASDAQ Global Market.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Upon the completion of this offering, we will have [   ] Ordinary Shares issued and outstanding. Our founder, Yongjun Liu, together with his wife, Yin Liu will beneficially own 15,935,000 Ordinary Shares, representing [_____%] of the total voting power of our issued and outstanding share capital immediately following the completing of this offering assuming the underwriters do not exercise their over-allotment option, or [ _____%] of our total voting power if the underwriters exercise their over-allotment option in full. Each Ordinary Share is entitled to one vote.

Investing in our Ordinary Shares involves a high degree of risk.

Because all of our operations are conducted in China through our wholly-owned subsidiaries, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. Any future action by the Chinese government expanding the categories of industries and companies whose foreign securities offerings are subject to government review could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. We do not believe that we are directly subject to these regulatory actions or statements, as we do not have a variable interest entity structure and our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Because these statements and regulatory actions are new, however, it is highly uncertain how soon legislative or administrative regulation making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on our daily business operations or our ability to accept foreign investments and list on an U.S. exchange.

The structure of cash flows within our organization, and as summary of the applicable regulations, is as follows:

1. Our equity structure is a direct holding structure, that is, the overseas entity to be listed in the U.S., Meihua International Medical Technologies Co., Ltd. (“Meihua International”), directly controls Yangzhou Huada Medical Device Co., Ltd (“Yangzhou Huada”) (the “WFOE”) and other domestic operating entities through the Hong Kong company, Kang Fu International Medical Co., Limited (“Kang Fu”). See “Corporate History and Structure” for additional details.

2. Within our direct holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter Meihua International at the close of this offering, the funds can be directly transferred to Kang Fu, and then transferred to subordinate operating entities through the WFOE.

If the Company intends to distribute dividends, the Company will transfer the dividends to Kang Fu in accordance with the laws and regulations of the PRC, and then Kang Fu will transfer the dividends to Meihua International, and the dividends will be distributed from Meihua International to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. In the reporting periods presented in this Prospectus, no cash and other asset transfers have occurred among the Company and its subsidiaries; and no dividends or distributions of a subsidiary has been made to the Company. For the foreseeable future, the Company intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends.

4. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Regulations Relating to Dividend Distributions” for more information.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

Please see “Risk Factors” beginning on page 21 of this prospectus for additional information.

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

	Per Share		Total
Initial public offering price	US$	[________]	US$	60,000,000
Underwriting discounts and commissions (7.5%) for sales to investors introduced by the underwriter( (1)	US$	[________]	US$	[ ]
Underwriting discounts and commissions (4%) for sales to investors introduced by us	US$	[________]	US$	[ ]
Proceeds, before expenses, to us (2)	US$	[________]	US$	-

(1)	See “Underwriting” for additional disclosure regarding underwriting compensation payable by us.
(2)	The total estimated expenses related to this offering are set forth in the section entitled “Underwriting - Discounts, Commissions and Expenses.”

The underwriters are selling [________] Ordinary Shares (or [●] Ordinary Shares if the underwriters exercise their over-allotment option in full) in this Offering on a firm commitment basis.

An underwriting discount or spread equal to seven and one-half percent (7.5%) of the offering price which is subject to a discount to four percent (4%) of the offering price if sourced by the Company, will also be provided to underwriters. The Registration Statement of which this prospectus is a part also covers the Ordinary Shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting” beginning on page 139.

We have granted the underwriters an option, exercisable for 60 days following the effective date of this prospectus, to purchase up to an additional fifteen percent (15%) of the Ordinary Shares offered in this offering on the same terms to cover over-allotments.

The underwriters expect to deliver the Ordinary Shares against payment in U.S. dollars to purchasers on or about [__________], 2021.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December __, 2021

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

We have not taken any action to permit a public offering of the Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Ordinary Shares and the distribution of this prospectus or any filed free writing prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

Until [__________], 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

COMMONLY USED DEFINED TERMS

●	“China” or the “PRC” refers to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	Depending on the context, “we,” “us,” “our company,” “our,” “the Company” and “Meihua International” refer to Meihua International Medical Technologies Co., Ltd., 美华国际医疗科技有限公司, a Cayman Islands company, its subsidiaries, Kang Fu International Medical Co., Limited (“Kang Fu International Medical”), Yangzhou Huada Medical Device Co., Ltd (“Yangzhou Huada”), Jiangsu Yada Technology Group Co., Ltd (“Jiangsu Yada”), Jiangsu Huadong Medical Device Industrial Co., Ltd (“Jiangsu Huadong”), and Yangzhou Guanghui Medical Technology Co., Ltd (“Guanghui”);

●	“Kang Fu International Medical” refers to Kang Fu International Medical Co., Limited, a limited company organized under the laws of Hong Kong and a wholly owned subsidiary of Meihua International;

●	“Yangzhou Huada” refers to Yangzhou Huada Medical Device Co., Ltd, a limited liability company organized under the laws of China, which is wholly-owned by Kang Fu International Medical;

●	“Jiangsu Yada” refers to Jiangsu Yada Technology Group Co., Ltd, a limited liability company organized under the laws of China, which is wholly-owned by Yangzhou Huada;

●	“Jiangsu Huadong” refers to Jiangsu Huadong Medical Device Industrial Co., Ltd, a limited liability company organized under the laws of China and a wholly owned subsidiary of Jiangsu Yada;

●	“Guanghui” refers to Yangzhou Guanghui Medical Technology Co., Ltd, a limited liability company organized under the laws of China, which is wholly-owned by Jiangsu Huadong.

●	“shares”, “Shares” or “Ordinary Shares” refer to the Ordinary Shares of Meihua International Medical Technologies Co., Ltd., par value $0.0005 per share;

●	“RMB” or “Chinese Yuan” refers to the legal currency of China;

●	“U.S. dollars,” “dollars,” “USD” or “$” refers to the legal currency of the United States;

●	“HKD” refers to the official currency of Hong Kong.

●	“GMV” refers to the total value of all orders shipped for products sold under our sales model, net of returns;

●	“medical professionals” refer to doctors, pharmacists and medical assistants;

●	“SKU,” refers to stock keeping unit;

●	“Websites” refers to our websites at http://meihuamed.com and http://ir.meihuamed.com.

ii

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

●	the timing of the development of future services;

●	projections of revenue, earnings, capital structure and other financial items;

●	the development of future company-owned branches;

●	statements regarding the capabilities of our business operations;

●	statements of expected future economic performance;

●	statements regarding competition in our market; and

●	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares. This prospectus contains information from an industry report commissioned by us and prepared by Qianzhan (Forward) Intelligence Co., Ltd., an independent research firm, to provide information regarding our industry and our market position in China. The industry report is titled “Report of Prospects and Investment Strategy Planning Analysis on China Disposable Medical Consumables Industry (2020-2025).”

Our Mission

Our mission is to become a world-leading manufacturer of medical consumables with high quality. We are driven by our commitment, integrity and innovation to empower and serve those who serve others.

What We Do

We are a provider of Class I, II and III disposable medical devices with operating subsidiaries in China. In China, Class I disposable medical devices are those devices with low level of risks and whose safety and effectiveness can be ensured through routine administration. Class II medical devices are those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness. Class III medical devices are those devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness.

We have Class I, II and III disposable medical devices qualifications, including filing certificates for Class I products and registration certificates for Class II & III products, and disposable medical device production and operation licenses in China.

Class I, II, and III medical devices are defined by the National Medical Products Administration of China according to their risk levels under the Regulation on the Supervision and Administration of Medical Devices (2021 Revision), Article 6 of which sets out as follows:

●	“Medical Devices of Class I” means the medical devices with low risks, whose safety and effectiveness can be ensured through routine administration.

●	“Medical Devices of Class II” means the medical devices with moderate risks, which shall be strictly controlled and administered to ensure their safety and effectiveness.

●	“Medical Devices of Class III” means the medical devices with relatively high risks, which shall be strictly controlled and administered through special measures to ensure their safety and effectiveness.

The medical products administration of the State Council is responsible for developing the classification rules for medical devices and maintaining catalogues of classified devices. Based on information on the production, distribution and use of medical devices, the State Council analyzes and evaluates the risk levels of medical devices and adjusts the classification rules and classification catalogues.

In the US, medical devices are regulated by the Food & Drug Administration’s (FDA) Center for Devices & Radiological Health. Medical devices are classified as either Class I, Class II, or Class III by the FDA. The FDA’s classification is similarly based primarily on risk the medical device poses. Under the FDA’s classification system, Class I medical devices are generally deemed low risk and Class III medical devices are seen as the highest risk. The types of controls required are dependent on the product’s classification. Classification by the FDA is directly related to (i) intended use and (ii) indications of use. Intended use is the general purpose of the medical device or its function. Indications of use describe the disease or condition the medical device will diagnose, treat, prevent, cure, or mitigate, including a description of the target patient population. Once intended use and indications for use is defined, the next step in determining classification is to find the applicable regulations and product codes. The FDA has established several general categories based on the medical specialty at: https://www.accessdata.fda.gov/scripts/cdrh/cfdocs/cfcfr/CFRSearch.cfm?CFRPartFrom=862&CFRPartTo=892.

Although the precise definitions of Class I, II and III as used in the China and the U.S. are not necessarily identical, our management, based on their review and understanding of the definitions published on the official websites of both the Food and Medical Products Administration of China and the U.S. FDA, believes that both agencies have adopted generally similar definitions and categories relating to Class I, II, and III medical devices. “Class I” medical devices in China refers to sanitary and civilian products with extremely low risk, which do not need to be disinfected. To record this type of product in the official catalogue, a recordation application must be submitted on the website of the National Medical Products Administration. The application must clarify relevant information about product standard, the scope of use, production technologies, and instructions for the use of material. The device may then be produced and distributed after obtaining the online approval of the National Medical Products Administration. For example, the “disposable civilian masks” used in the epidemic, which do not need to be disinfected, can be produced and distributed upon filing the recordation application and obtaining approval from the website of the National Medical Products Administration. This mask is similar to the civilian grade masks in the U.S., which likewise can be directly applied for recordation on the FDA’s website and can be produced and distributed upon obtaining approval from the FDA.

“Class II” and “Class III” medical devices in China refer to medical-grade products with higher risk. The application procedures for recordation of these two types of products in China are as follows: First, the products are submitted to [entity name] for inspection with various materials of such products. After the submitted materials are reviewed by the experts to their satisfaction, the National Medical Products Administration will organize a team of experts to visit the factory for on-site inspection and acceptance. After passing the on-site acceptance, the products with higher risk are required to be clinically tested. Only after the clinical report and other application documents are submitted to the National Medical Products Administration, which approves these materials and issues the product registration certificate, shall the enterprise be allowed to produce and distribute the product. Our management believes that this process is similar to the 510K clearance procedures of the FDA in the U.S. Section 510(k) of the Food, Drug and Cosmetic Act requires device manufacturers who must register, to notify FDA of their intent to market a medical device at least 90 days in advance. This is known as Premarket Notification - also called PMN or 510(k). This allows FDA to determine whether the device is equivalent to a device already placed into one of the three classification categories. Thus, "new" devices (not in commercial distribution prior to May 28, 1976) that have not been classified can be properly identified. Specifically, medical device manufacturers are required to submit a premarket notification if they intend to introduce a device into commercial distribution for the first time or reintroduce a device that will be significantly changed or modified to the extent that its safety or effectiveness could be affected. Such change or modification could relate to the design, material, chemical composition, energy source, manufacturing process, or intended use. For example, in China, the “disposable medical masks” used in the epidemic must be disinfected, and only factories with “registration certificate and production license” for this product are allowed to produce and distribute it. This is similar to the process for “disposable medical masks” in the U.S., which must be disinfected, and which can only be produced and distributed by factories with “510K” approval from the FDA.

We serve hospitals, pharmacies, medical institutions and medical equipment companies for over 30 years with more than 800 products for domestic sales and 120 products for exports.

We sell our products both domestically and internationally. Besides significant domestic sales in China, our export sales are extended to more than 30 countries in continents including Europe, North America, South America, Asia, Africa, and Oceania. Meanwhile, we have established a sound quality assurance system. We have received international “CE” certification and ISO 13485 system certification. We have also registered with the FDA (registration number: 3006554788), for over 20 products as of the date hereof, including but not limited to, ID bracelet, surgical tapes, and elastic, adhesive bandages, which are all FDA Class I products. Currently, 2 out of our top 20 products – medical dressing and masks – are registered with FDA. FDA registration must be renewed every three years. Our most recent registration renewal was in February of 2021 and will be valid through 2023.

We operate our business through three operating subsidiaries in PRC:

Yangzhou Huada mainly manufactures and sells Class I disposable medical devices under our own brands, and distributes Class I and Class II disposable medical devices sourced from other manufacturers, to our domestic customers. Specifically, Yangzhou Huada focuses on the manufacturing, sales and distributions of non-bottled products, such as brushes, and ID bracelets for domestic sales.

Jiangsu Yada mainly manufactures and sells Class I and Class II disposable medical devices under our own brands, and distributes Class I and Class II disposable medical devices sourced from other manufacturers. Specifically, Jiangsu Yada focuses on distributors who conduct overseas sales.

Jiangsu Huadong mainly manufactures and sells Class I, II and III disposable medical devices under our own brands, and distributes Class I, II and III disposable medical devices sourced from other manufacturers, to our domestic and overseas customers. Specifically, Jiangsu Huadong focuses on the manufacturing, sales and distributions of polyethylene bottled products, such as eye drop bottles and tablet bottles.

Our operating subsidiaries are located in Touqiao Town, Yangzhou City, Jiangsu Province, PRC, which are surrounded by hundreds of disposable medical device manufacturers. Due to the advantage of our location and our wide-ranging product portfolio, no matter what disposable medical devices our clients need, we can supply them with products either manufactured by us or outsourced from others but passed through our quality control scrutiny. Because clients can find all the products from us instead of dealing with multiple suppliers, we become their One-stop shop for variety of disposable medical devices.

As of the date of this prospectus, we have a total of 629 full-time employees.

Our Sales Ecosystem

Our distribution network covers major global markets. Internationally, we mainly export medical devices through exporting distributors. Currently, we have 301 exporting distributors, who are responsible for distributing our products to end users in Europe, North America, South America, Asia, Africa, and Oceania. As of the date of this prospectus, in the domestic market, product permeation for mainland China has reached major medical institutions and pharmacies through nearly 2095 domestic distributors, as well as through direct sales to 473 hospitals and medical institutions.

Our Revenue Model

We generate revenues through: 1) manufacturing and sales of Class I, II, III disposable medical devices under our own brands, 2) resales of Class I, II, III disposable medical devices sourced by us from other manufacturers. For the twelve months ended December 31, 2020 and 2019, we recognized approximately $89,061,010 and $79,626,071 respectively, in revenues, of which our own brand sales accounted for 49.94% and 48.39% respectively, and the resales of sourced disposable medical devices from other manufactures accounted for 50.06% and 51.61%, respectively.

For the six months ended June 30, 2021 and 2020, we recognized approximately $48,360,993 and $43,389,567 respectively, in revenues, of which our own brand sales accounted for 41.09% and 55.54% respectively, and the resales of sourced disposable medical devices from other manufactures accounted for 58.91% and 44.46%, respectively.

Our disposable medical devices reach end users both domestically and internationally. For the twelve months ended December 31, 2020 and 2019, our total sales to domestic direct end-user customers and domestic distributor customers who sales to domestic customers accounted for 81.90% and 78.98% of our revenues, respectively. For the twelve months ended December 31, 2020 and 2019, our sales to domestic distributor who sales to overseas customers accounted for 18.10% and 21.02%, respectively, of our revenues. For the six months ended June 30, 2021 and 2020, our total sales to domestic direct end-user customers and domestic distributor customers who sales to domestic customers accounted for 83.74% and 79.40% of our revenues, respectively. For the six months ended June 30, 2021 and 2020, our sales to domestic distributor who sales to overseas customers accounted for 16.26% and 20.60%, respectively, of our revenues.

We sell disposable medical devices through our direct sales force and distributors. For the twelve months ended December 31, 2020 and 2019, our sales through direct sale channels accounted for 10.59% and 11.85%, respectively, of our revenues, and our sales through distributors accounted for 89.41% and 88.15%, respectively, of our revenues, of which domestic distributors accounted for 71.31% and 67.13%, respectively, and exporting distributors accounted for 18.10% and 21.02%, respectively, of our revenues. For the six months ended June 30, 2021 and 2020, our sales through direct sale channels accounted for 10.94% and 9.94%, respectively, of our revenues, and our sales through distributors accounted for 89.06% and 90.06%, respectively, of our revenue, of which domestic distributors accounted for 83.74% and 79.40%, respectively, and exporting distributors accounted for 16.26% and 20.60%, respectively, of our revenues.

Our Industry

According to the data released in the “China National Medical Products Administration (“NMPA” or “CFDA”) Blue book (2021 version)”, the disposable medical device market has maintained rapid growth due to the extensive use of disposable medical devices, which mainly benefits from the improvement of living standard as well as the increased demand for medical care and health concern. According to Eshare, in 2020, the market size of China’s low value-added medical disposables was roughly $14.9 billion, an increase of 25.97% for the same period in 2019.  Due to the outbreak of COVID-19 in 2020, the demand for China’s masks, protection suits, and gloves in particular has increased more than ten times.

According to data released by BMI Research, a Research arm of the international rating agency Fitch, the global market size for low-value added disposable medical devices reached $52.8 billion in 2016, which was increased to $55.3 billion and $58.1 billion in 2017 and 2018, respectively. Based on the market changes, Forward Intelligence forecasted that in 2019, the global disposable medical device market could reach up to $61.0 billion. In 2016, China’s global market share was 12.78%, which was increased to 18.30% in 2019.

According to industry study report titled “Report of Prospects and Investment Strategy Planning Analysis on China Disposable Medical Consumables Industry (2020-2025)”, prepared by Qianzhan (Forward) Intelligence Co., Ltd, the output value in Touqiao Town, where our operating subsidiaries are located, reached approximately $0.50 billion in 2017, $0.66 billion in 2018 and $0.81 billion in 2019, with an average annual increase of approximately 28%.

Our Competitive Strengths

We believe the following competitive strengths are essential to our success and differentiate us from our competitors:

●	Cost-effective methods to address customers’ significant needs with a variety of products. As of the date of this prospectus, we have a total of approximately 920 products in our product portfolio (including both self-manufactured and out-sourced products) covering all Class I, II, and III disposable medical devices, including approximately 800 products for domestic sales and 120 products for overseas sales. Through sales of different products to our customers via our One-stop service, we are able to cost-effectively address our client’s needs.

●	Massive distribution network of clients, distributors, and suppliers. Through both direct sales and our massive distribution network, our products are sold to hospitals, pharmacies and medical institutions both domestically and internationally. As of the date of this prospectus, we have approximately 82 employees in our sales department and 5,000 independent sales agents, 2095 distributors for domestic sales and 301 exporting distributors for overseas sales. We not only have accumulated a substantial domestic customer base and forged strong relationships with these customers, but also established good long-term cooperative relationships with well-known foreign medical equipment brand companies, which extends our reach world-wide. We believe that these customers will continue to be a source of business as well as a good referral source to new customers.

●	Geographical advantages allow us to provide One-stop service cost-effectively to our customers. Hospitals and other medical institutions normally have lists of over a hundred or even a thousand of different kinds of disposable medical devices which they must procure on a regular basis. Our PRC operating subsidiaries and primary operations are located in Touqiao Town, Yangzhou City, Jiangsu Province, one of the four medical device centers in PRC. Dubbed the “Hometown of Medical Devices & Consumables in China,” Touqiao Town hosts hundreds of disposable medical device manufacturers manufacturing all different kinds of products. In addition to our own products, we are qualified to distribute products sourced from other manufacturers. As a result, our clients are able to receive all required products by placing just a single order with us. When we receive an order from our hospital clients or distributors, we are able to quickly fulfill the order by including our own branded products and qualified products sourced from other manufacturers in Touqiao Town. There are also large numbers of medical device professionals, including research and development, or “R&D” and technology professionals, and thousands of independent sales agents based near our primary operations. We are therefore able to procure high quality raw materials and products of other brands at a comparatively low price within a short period of time and to obtain sufficient labor and support to our One-stop service and manufacturing.

●	Economies of scale and automation provide significant cost advantages. The scale of our production is regional-leading within Yangtze River Delta region of China. The disposable medical devices we manufacture and sell are mainly low value-added products, which, however, are largely consumed and in huge demand every day in hospitals, medical institutions, and other health related industry entities. Through scaled production, we are able to increase our profits margin. In the procurement process, the production scale reduces our procurement costs and mitigate the impact of raw material price fluctuations. In the manufacturing process, we retrofitted equipment and introduced automation to improve production efficiency. At present, we have 12 purification plants covering a total area of approximately 110,352 square feet (10,252 square meters).

●	Leading competitive position maintained by high quality standard systems. Quality and safety are always our core value. Applying information acquired during our long-term business transactions with major medical institutions across China, we have developed a sophisticated quality management system, as well as a strict and effective internal control standard system. All of our products, either self-manufactured or sourced, fall within our quality control system subject to our quality inspection before delivery (See “Quality Control” in Business).

●

Market-driven research and development allow for continual improvement and long-term client loyalty. As of the date of this prospectus, we have a R&D team of 78 people, accounting for 12.4% of our total employees. For the twelve months ended December 31, 2020 and 2019, we have invested a total of approximately $2,492,059 and $3,214,326 in the products and technologies R&D. For the six months ended June 30, 2021 and 2020, we have invested a total of approximately $1,415,810 and $1,281,359 in the products and technologies R&D. We adhere to a market-oriented R&D approach and actively cooperate with universities, hospitals, medical institutions, distributors and independent sales agents in sorting out our R&D orientation based on the real market demand, where we either fund the research projects or acquire mature technology and fund it for commercialization and IP application. We continuously upgrade and improve our products and technologies to better suit our customers. We have 15 registered and effective patents, and we have not signed any royalty or licensing agreements with any third parties with respect to these patents. Currently, however, we are working under a collaboration agreement to develop and register a patented product for production and sale. Under our agreement with the patent owner, once the product is in production and sales, we will distribute 25% of the profit after tax to him. Please see “Patents” on page 102 for more information.

●

Visionary and experienced management team

Building a trusted brand and always doing the right thing for people has been at the heart of our founding management team since day one. Our company culture, strategic vision and operational execution are driven by our visionary founder, Yongjun Liu. Mr. Liu is a successful entrepreneur who has been engaged in the medical device industry for over 40 years, and has accumulated extensive experiences and led his businesses to make remarkable achievements. He has been awarded as Excellent Entrepreneur, Honest Entrepreneur Representative and Medical Device Industry Representative for many times. At the same time, he is keen on public welfare undertakings. He has also sponsored a lot of splendid undertakings such as road reconstruction in towns and villages, donations to the Red Cross Society, reconstruction of nursing homes, poverty alleviation and aid for students. Our company culture mirrors our founders’ mission to empower and serve those who serve others.

Our Challenges

●	Our production capacity for certain pandemic prevention products is limited. Although the current market demand for certain pandemic prevention products is not as strong as it was in the first half of 2020, awareness of protection against COVID-19 and other similarly situated droplet transmission diseases is to some extent rooted among people, resulting in comparatively high demand compared to previous years. Our existing production capacity for certain products, consisting primarily of some pandemic prevention-related products, however, is unable to meet the current market demand due to limitations on our funding, production equipment, and facilities. As a result, our ability to expand our market share in this area may be limited.

●	To date, limited access to capital has slowed our ability to gain additional market share. Our various product lines have developed rapidly and have acquired competitiveness in the market. However, expansion of our production capacity, deepening of our marketing network, and improvement of our research and development efforts require sufficient capital investment. To date, lack of access to sufficient capital has limited some projects with development potential and has tempered our further expansion of market share. We need additional capital to expand our operations.

●	We sell primarily low value-added products, which limits our sales margins. The Company currently primarily manufactures and sells Class I and Class II medical products, with a lesser proportion of Class III products. The medical device industry is highly competitive, especially in respect of low value-added medical devices, which has low entry requirements subject to rapid change and significantly affected by new product introductions and other activities of industry participants. We currently face potential competition from major medical device companies within China, many of which have significantly greater financial, technical, marketing, sales, distribution, and other resources. As a result, we may find it difficult to compete with companies commercializing high-end products and enjoying a higher profit margins per-product.

Our Strategies for Meeting Our Challenges and Further Growth

We will continue to adhere to our business principles of providing high quality and safe products to our consumers and promoting social responsibility. We believe that our pursuit of these goals will lead to sustainable growth driven by our capacity expansion based on market demand, solidify our position in the industry, and create long-term value for shareholders and employees. To meet our competitive challenges, further grow our business and enhance our competitive position, we intend to pursue the following strategies:

●	Solidify our industry position by gaining additional market share. Our goal is to strengthen our market position and accelerate our expansion by expanding our scale and gaining additional market share. We plan to increase investment in our business and expand our production capacity through horizontal or vertical acquisitions, strategic partnerships and joint ventures. We plan to invest additional capital in in R&D on technology and new product to add new items to our product categories, and in purchasing new equipment and manufacturing facilities to expand our production capacity. In addition, we plan to participate in more expos or exhibitions domestically and internationally to increase our brand awareness. With more exposure and promotion, our product and brand will be better recognized. Currently we have no agreements or letters of intent for any acquisitions, partnerships or ventures. We are currently in negotiations to acquire a local product manufacturer for consideration in the approximate amount of RMB65 million (approximately $10 million). A formal merger or acquisition agreement has not been executed for this acquisition. As a potential alterative in the event that we are unable to close the manufacturer acquisition, we are also in discussions to acquire two clients of our company in order to expand our product sales.

●	Uphold our commitment to product quality. We intend to uphold our commitment to product quality to ensure consistently high standards throughout our operations. We intend to achieve greater traceability of our products. We maintain the highest quality standards in all of our business units. To this end, we plan to continue to maintain and enhance our quality monitoring systems across the entire operation by cautiously selecting suppliers and meeting client’s technology requirements, closely monitoring quality, keeping records of everyday operations, and complying with the national and local law and regulations on product quality, employees, environment sustainability. We believe such practice largely conforms to our industry’s best practice in China.

●	Expand our sales and distribution network. We intend to expand our sales and distribution network to penetrate new geographic markets, further gaining market share in existing markets and accessing a broader range of customers. We will continue to expand our sales and distribution channels, leveraging our local resources to quickly enter new markets, while also minimizing requirements for capital outlay. With established long-term operations, broad coverage of project portfolio and high standard quality control, we intend to maintain solid relationships with our customers and distributors. In addition, we actively attend expos to keep informed about market trends, and constantly interact with our customers and distributors to understand their needs and accommodate their orders. For our customers and distributors, we are their reliable and go-to supplier, and some of them have been with us for many years and have been increasing their orders.

●	Enhance our ability to attract, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantage in the market, we plan to implement a series of initiatives to attract additional and retain mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism.

Summary of Financial Position and Cash Flows of Meihua International Medical Technologies Co., Ltd. and Subsidiaries

The audited financial statements included in this Prospectus reflect financial position, results of operations, and cash flows of the registrant and Cayman Islands incorporated parent company, Meihua International Medical Technologies Co., Ltd., together with those of its China-based subsidiaries, on a consolidated basis. The tables below are condensed consolidating schedules summarizing separately the financial position and cash flows of the registrant and Cayman Islands incorporated parent company, Meihua International Medical Technologies Co., Ltd. (“Parent Company” in the tables below), and its China-based subsidiaries (“Subsidiaries” in the tables below), together with eliminating adjustments:

	As of June 30, 2021					As of December 31, 2020					As of December 31, 2019
	Parent company	Subsidiaries	Sub Total	Elimination	Consolidated	Parent company	Subsidiaries	Sub Total	Elimination	Consolidated	Parent company	Subsidiaries	Sub Total	Elimination	Consolidated
Assets
Current Assets
Cash	$-	$7,217,371	$7,217,371	$-	$7,217,371	$-	$7,187,334	$7,187,334	$-	$7,187,334	$-	$16,030,855	$16,030,855	$-	$16,030,855
Bank acceptances receivables	-	12,337,593	12,337,593	-	12,337,593	-	12,467,785	12,467,785	-	12,467,785	-	5,968,284	5,968,284	-	5,968,284
Accounts receivable	-	57,945,022	57,945,022	-	57,945,022	-	45,696,336	45,696,336	-	45,696,336	-	29,297,302	29,297,302	-	29,297,302
Inventories	-	1,302,414	1,302,414	-	1,302,414	-	1,326,090	1,326,090	-	1,326,090	-	1,024,968	1,024,968	-	1,024,968
Prepayments and other current assets	-	966,499	966,499	-	966,499	-	496,612	496,612	-	496,612	-	107,943	107,943	-	107,943
Due from related parties	-	120,706	120,706	-	120,706	-	392,074	392,074	-	392,074	-	146,811	146,811	-	146,811
Due from subsidiaries	1,616,971	-	1,616,971	(1,616,971)	-	1,616,971	-	1,616,971	(1,616,971)	-	344,739	-	344,739	(344,739)	-
Total current assets	$1,616,971	$79,889,605	$81,506,576	$(1,616,971)	$79,889,605	$1,616,971	$67,566,231	$69,183,202	$(1,616,971)	$67,566,231	$344,739	$52,576,163	$52,920,902	$(344,739)	$52,576,163

Property, plant and equipment, net	-	6,965,746	6,965,746	-	6,965,746	-	7,102,477	7,102,477	-	7,102,477	-	3,401,046	3,401,046	-	3,401,046
Intangible assets, net	-	568,152	568,152	-	568,152	-	575,519	575,519	-	575,519	-	565,388	565,388	-	565,388
Investment	-	929,282	929,282	-	929,282	-	919,540	919,540	-	919,540	-	861,846	861,846	-	861,846
Deposits	-	30,201,654	30,201,654	-	30,201,654	-	29,885,057	29,885,057	-	29,885,057	-	15,800,511	15,800,511	-	15,800,511
Investment in subsidiaries	8,109,513	-	8,109,513	(8,109,513)	-	8,109,513	-	8,109,513	(8,109,513)	-	8,109,513	-	8,109,513	(8,109,513)	-
Total assets	$9,726,484	$118,554,439	$128,280,923	$(9,726,484)	$118,554,439	$9,726,484	$106,048,824	$115,775,308	$(9,726,484)	$106,048,824	$8,454,252	$73,204,954	$81,659,206	$(8,454,252)	$73,204,954

Liabilities and shareholders’ equity
Liabilities
Current liabilities
Short-term bank borrowings	-	5,111,049	5,111,049	-	5,111,049	-	3,218,391	3,218,391	-	3,218,391	-	2,585,538	2,585,538	-	2,585,538
Accounts payable	-	16,269,030	16,269,030	-	16,269,030	-	15,637,853	15,637,853	-	15,637,853	-	9,359,183	9,359,183	-	9,359,183
Taxes payable	-	1,817,058	1,817,058	-	1,817,058	-	1,748,242	1,748,242	-	1,748,242	-	1,045,443	1,045,443	-	1,045,443
Accrued expenses and other current liabilities	-	693,512	693,512	-	693,512	-	708,558	708,558	-	708,558	-	488,241	488,241	-	488,241
Due to related parties	-	-	-	-	-	-	-	-	-	-	-	68,229	68,229	-	68,229
Due to parent company		1,616,971	1,616,971	(1,616,971)	-	-	1,616,971	1,616,971	(1,616,971)	-	-	344,739	344,739	(344,739)	-
Total current liabilities	$-	$25,507,620	$25,507,620	$(1,616,971)	$23,890,649	$-	$22,930,015	$22,930,015	$(1,616,971)	$21,313,044	$-	$13,891,373	$13,891,373	$(344,739)	$13,546,634

Total liabilities	$-	$25,507,620	$25,507,620	$(1,616,971)	$23,890,649	$-	$22,930,015	$22,930,015	$(1,616,971)	$21,313,044	$-	$13,891,373	$13,891,373	$(344,739)	$13,546,634

Commitments and contingencies

Shareholders’ equity
Ordinary share, $0.0005 par value, 80,000,000 shares authorized, 20,000,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020, 18,575,000 shares issued and outstanding as of December 31, 2019	10,000	8,109,513	8,119,513	(8,109,513)	10,000	10,000	8,109,513	8,119,513	(8,109,513)	10,000	9,288	8,109,513	8,118,801	(8,109,513)	9,288
Preferred share, $0.0005 par value, 20,000,000 shares authorized, no shares issued and outstanding as of June 30, 2021, December 31, 2020 and 2019	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	9,716,484	-	9,716,484	-	9,716,484	9,716,484	-	9,716,484	-	9,716,484	8,100,225	-	8,100,225	-	8,100,225
Ordinary shares subscribed	-	-	-	-	-	-	-	-	-	-	344,739	-	344,739	-	344,739
Statutory surplus reserves	-	15,178,467	15,178,467	-	15,178,467	-	15,178,467	15,178,467	-	15,178,467	-	13,308,334	13,308,334	-	13,308,334
Retained earnings	-	65,717,551	65,717,551	-	65,717,551	-	56,625,084	56,625,084	-	56,625,084	-	39,449,962	39,449,962	-	39,449,962
Accumulated other comprehensive income (loss)	-	4,041,288	4,041,288	-	4,041,288	-	3,205,745	3,205,745	-	3,205,745	-	(1,554,228)	(1,554,228)	-	(1,554,228)
Total shareholders’ equity	$9,726,484	$93,046,819	$102,773,303	$(8,109,513)	$94,663,790	$9,726,484	$83,118,809	$92,845,293	$(8,109,513)	$84,735,780	$8,454,252	$59,313,581	$67,767,833	$(8,109,513)	$59,658,320

Total liabilities and shareholders’ equity	$9,726,484	$118,554,439	$128,280,923	$(9,726,484)	$118,554,439	$9,726,484	$106,048,824	$115,775,308	$(9,726,484)	$106,048,824	$8,454,252	$73,204,954	$81,659,206	$(8,454,252)	$73,204,954

For the Six Months Ended June 30, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Parent company	Subsidiaries	Sub Total	Elimination	Consolidated	Parent company	Subsidiaries	Sub Total	Elimination	Consolidated	Parent company	Subsidiaries	Sub Total	Elimination	Consolidated
Cash Flows from operating activities:
Net income	$-	$9,092,467	$9,092,467	$-	$9,092,467	$-	$19,045,255	$19,045,255	$-	$19,045,255	$-	$15,431,197	$15,431,197	$-	$15,431,197
Adjustments for items not affecting cash:	-
Depreciation	-	304,394	304,394	-	304,394	-	497,238	497,238	-	497,238	-	481,062	481,062	-	481,062
Amortization	-	13,435	13,435	-	13,435	-	26,195	26,195	-	26,195	-	28,159	28,159	-	28,159
Net gain (loss) from disposal of fixed assets	-	-	-	-	-	-	2,852	2,852	-	2,852	-	(9,530)	(9,530)	-	(9,530)
Changes in operating assets and liabilities
Bank acceptances receivables	-	261,723	261,723	-	261,723	-	(5,764,940)	(5,764,940)	-	(5,764,940)	-	1,867,373	1,867,373	-	1,867,373
Accounts receivable	-	(11,739,860)	(11,739,860)	-	(11,739,860)	-	(13,644,830)	(13,644,830)	-	(13,644,830)	-	(4,708,608)	(4,708,608)	-	(4,708,608)
Inventories	-	37,645	37,645	-	37,645	-	(219,787)	(219,787)	-	(219,787)	-	802,610	802,610	-	802,610
Prepayments and other current assets	-	(465,812)	(465,812)	-	(465,812)	-	(367,249)	(367,249)	-	(367,249)	-	234,424	234,424	-	234,424
Due from related parties	-	274,942	274,942	-	274,942	-	(222,504)	(222,504)	-	(222,504)	-	(22,486)	(22,486)	-	(22,486)
Accounts payable	-	464,533	464,533	-	464,533	-	5,341,710	5,341,710	-	5,341,710	-	(4,229,062)	(4,229,062)	-	(4,229,062)
Taxes payable	-	50,190	50,190	-	50,190	-	598,105	598,105	-	598,105	-	(447,543)	(447,543)	-	(447,543)
Accrued expenses and other current liabilities	-	(22,504)	(22,504)	-	(22,504)	-	102,749	102,749	-	102,749	-	(180,801)	(180,801)	-	(180,801)
Due to related parties	-	-	-	-	-	-	(68,798)	(68,798)	-	(68,798)	-	61,521	61,521	-	61,521
Net cash provided by operating activities	$-	$(1,728,847)	$(1,728,847)	$-	(1,728,847)	-	$5,325,996	$5,325,996	$-	$5,325,996	$-	$9,308,316	$9,308,316	$-	$9,308,316

Cash flows from investing activities:
Purchases of property, plant and equipment	-	(92,866)	(92,866)	-	(92,866)	-	(3,808,259)	(3,808,259)	-	(3,808,259)	-	(266,744)	(266,744)	-	(266,744)
Payments for long-term deposits for buildings	-	-	-	-	-	-	(12,311,347)	(12,311,347)	-	(12,311,347)	-	-	-	-	-
Payments for land use right	-	-	-	-	-	-	-	-	-	-	-	(8,685,456)	(8,685,456)	-	(8,685,456)
Proceeds from disposal of property, plant and equipment	-	-	-	-	-	-	25,202	25,202	-	25,202	-	50,601	50,601	-	50,601
Net cash used in investing activities	$-	$(92,866)	$(92,866)	$-	(92,866	)-	$-	$(16,094,404)	$(16,094,404)	$-	$(16,094,404)	$-	$(8,901,599)	$(8,901,599)	$-	$(8,901,599)

Cash flows from financing activities:
Proceeds from short-term bank borrowings	-	4,327,532	4,327,532	-	4,327,532	-	4,359,665	4,359,665	-	4,359,665	-	2,605,637	2,605,637	-	2,605,637
Proceeds from ordinary shares subscribed	-	-	-	-	-	-	-	-	-	-	-	344,739	344,739	-	344,739
Proceeds from issuance of shares	-	-	-	-	-	-	1,272,232	1,272,232	-	1,272,232	-	-	-	-	-
Repayments of short-term bank borrowings	-	(2,472,876)	(2,472,876)	-	(2,472,876)	-	(3,925,147)	(3,925,147)	-	(3,925,147)	-	(2,026,606)	(2,026,606)	-	(2,026,606)
Net cash provided by financing activities	$-	$1,854,656	$1,854,656	$-	$1,854,656	$-	$1,706,750	$1,706,750	$-	$1,706,750	$-	$923,770	$923,770	$-	$923,770
-	-
Effect of foreign exchange rate changes	-	(2,906)	(2,906)	-	(2,906)	-	218,137	218,137	-	218,137	-	(103,255)	(103,255)	-	(103,255)
Net (decrease) increase in cash	-	30,037	30,037	-	30,037	-	(8,843,521)	(8,843,521)	-	(8,843,521)	-	1,227,232	1,227,232	-	1,227,232
Cash, beginning of year	$-	$7,187,334	$7,187,334	$-	$7,187,334	$-	$16,030,855	$16,030,855	$-	$16,030,855	$-	$14,803,623	$14,803,623	$-	$14,803,623
Cash, end of year	$-	$7,217,371	$7,217,371	$-	$7,217,371	$-	$7,187,334	$7,187,334	$-	$7,187,334	$-	$16,030,855	$16,030,855	$-	$16,030,855

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for:
Interest	-	87,443	87,443	-	87,443	-	137,160	137,160	-	137,160	-	97,790	97,790	-	97,790
Income taxes	-	2,342,711	2,342,711	-	2,342,711	-	4,362,169	4,362,169	-	4,362,169	-	3,898,200	3,898,200	-	3,898,200

The parent company, Meihua International Medical Technologies Co., Ltd., does not conduct operations separately from its China-based subsidiaries. Accordingly, the results of operations set forth in the audited consolidated financial statements included in this Prospectus are solely those of the China-based subsidiaries

Summary of Significant Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the significant risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.”

Risk of new regulations, significant new government oversight in China. As a business operating in China, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. New regulations and policies, which may be adopted with little notice, could result in a material change in our operations and/or the value of our Ordinary Shares.

Risk of additional future government oversight and control over foreign offerings of China-based companies. Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. Although our business is not of the type currently subject to government review in China prior to a foreign securities offering, any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the PRC government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Uncertainties with respect to the PRC legal system. The PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims.

Potential Limitations on the ability to receive dividends from our PRC subsidiaries. We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries, as a Foreign Invested Enterprise, or FIE, are required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

Permissions from the PRC Authorities to Issue Our Ordinary Shares to Foreign Investors. As of the date of this prospectus, we and our PRC subsidiaries, (1) are not required to obtain permissions from any PRC authorities to operate or issue our Ordinary Shares to foreign investors, (2) are not subject to permission requirements from the CSRC, CAC or any other entity that is required to approve of our PRC subsidiaries’ operations, and (3) have not received or were denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiaries, will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded.

Risk of adverse Changes in China’s economic, political or social conditions or government policies.

Substantially all of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally. The Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures, or other economic, political, or social developments in China may cause decreased economic activity in the PRC, which may adversely affect our business and operating results.

Risk of non-compliance with labor-related laws and regulations of the PRC.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. We believe our current practice complies with the Labor Contract Law and its amendments. If we are deemed to have violated relevant labor laws and regulations, however, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Risks related to service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, our current officers reside within China and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Risks related to PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to the approval of or filing with the Ministry of Commerce, or MOFCOM or its local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, any medium or long-term loan to be provided by us to our PRC operating subsidiaries, must be registered with certain authorities. If we fail to complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Further, regulations on the control of currency conversions, including SAFE Circular 19 and SAFE Circular 16, may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund our PRC operating subsidiary, to invest in or acquire any other PRC companies through our PRC Subsidiary, which may adversely affect our business, financial condition and results of operations.

Risk of fluctuations in exchange rates.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. It is difficult to predict how long such appreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again. All of our revenues and substantially all of our costs are denominated in Renminbi. We rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the common stock in U.S. dollars.

Risks related to governmental control of currency conversion.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, we primarily rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Common stock.

Risk that certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the NPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Risks related to PRC on the establishment of offshore special purpose companies by PRC residents.

Current PRC regulations require PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. Some of our shareholders that we are aware of are subject to SAFE regulations, and we expect all of these shareholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these shareholders may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such shareholders to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Risks related to required contributions to various employee benefit plans and individual income tax withholdings on employees’ salaries as required by PRC regulations.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected.

Risks related to PRC regulations regarding registration requirements for employee stock incentive plans.

Under current PRC law, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject our PRC resident personnel to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

Risks related to inability of U.S. regulatory bodies to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

Risks related to potential classification as a PRC resident enterprise for PRC income tax purposes.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders (including the common stockholders) may be subject to PRC tax on gains realized on the sale or other disposition of the common stock, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the common stockholders) and any gain realized on the transfer of the common stock or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us).

Risks related to legal uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

Recent PRC regulations have extended PRC tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an “Indirect Transfer”, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions.

Risks related to a future determination that the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect or investigate our auditor completely.

The audit report included in this prospectus was issued by Briggs & Veselka Co. (“B&V”) a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. We have no intention of dismissing B&V in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. The PCAOB is currently unable to conduct inspections in China without the approval of Chinese government authorities. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors' audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate. In addition, under the Holding Foreign Companies Accountable Act (the “HFCAA”), our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Retention of customers. We are heavily dependent on our customers. We have invested significantly in branding, sales and marketing to acquire and retain customers since our inception. There can be no assurance that new customers will stay with us, or the net revenues from new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

Dependence on suppliers. We do not have long term contracts with our suppliers. At any time, our suppliers can reduce the quantities of products they sell to us, or cease selling products to us altogether. Such reductions or terminations could have a material adverse impact on our revenues, profits and financial condition.

Dependence on sales and distribution network. We sell our products through our direct sales force and distribution channel. If we are unable to build and maintain sufficient sales and distribution network to meet increasing demand of our products, our business, financial condition and results of operations may be materially and adversely affected.

Maintenance on the effective quality control over our products and services. The quality and safety of our products and services is critical to the success of our business, and such quality and safety to a large extent depends on the effectiveness of our quality control system. Failure to detect quality defects in our products could result in patient injury, customer dissatisfaction, or other problems that could seriously harm our reputation and business, expose us to liability, and adversely affect our revenue and profitability.

Risk of Changes in U.S. and international trade policies, particularly with regard to China. The U.S. government has recently made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies, including recently-imposed tariffs affecting certain products manufactured in China. It is unknown whether and to what extent new tariffs (or other new laws or regulations) will be adopted, or the effect that any such actions would have on our export distributors, and subsequently on us, our industry, and our customers.

No established public market for our shares prior to this offering. Prior to this initial public offering, there has been no public market for our Ordinary Shares. We plan to list the Ordinary Shares on the Nasdaq Global Market. Our Ordinary Shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for the Ordinary Shares does not develop after this offering, the market price and liquidity of the Ordinary Shares will be materially and adversely affected.

Uncertainties with respect to the PRC legal system. The PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect.

Corporate History and Structure

We are a holding company incorporated under the laws of the Cayman Islands on November 10, 2020, by shareholder Yongjun Liu. Our direct subsidiary is Kang Fu International Medical Co., Limited, a Hong Kong company. Kang Fu International Medical was incorporated on October 13, 2015 by four shareholders, Yongjun Liu, Yin Liu, Ace Capital Limited and King Tai International Holding Limited. On November 22, 2019, Yongjun Liu acquired 9,300,000 shares from Ace Capital Limited and 4,500,000 shares from King Tai International Holding Limited, respectively. Upon consummation of such share transfer, Yongjun Liu and Yin Liu constituted all shareholders of Kang Fu International Medical, holding 100% shares of Kang Fu International Medical. On December 21, 2020, we in turn acquired 41,400,000 shares (69%) from Yongjun Liu and 18,600,000 shares (31%) from Yin Liu, respectively, resulting in Kang Fu International Medical becoming our wholly-owned subsidiary. In exchange for our acquisition on Kang Fu, we issued a total of 15,935,000 Ordinary Shares to Mr. and Mrs. Liu, who in turn transferred their shares to a holding company, Bright Accomplish Limited, a Cayman Islands company controlled by Mr. and Mrs. Liu, on December 21, 2020. Bright Accomplish Limited is our controlling shareholder, holding approximately 79.68% of our Ordinary Shares.

We operate our business through our indirect subsidiaries in China. Below is a list of our operating subsidiaries in China:

●	Yangzhou Huada Medical Device Co., Ltd or Yangzhou Huada: a subsidiary wholly owned by Kang Fu International Medical and established in Yangzhou, Jiangsu Province, PRC on December 24, 2001 with a registered capital of $602,400, to mainly manufactures and sells Class I disposable medical devices under our own brands and distributes Class I and Class II disposable medical devices sourced from other manufacturers to our domestic customers. Specifically, Yangzhou Huada mainly focuses on the manufacturing, sales, and distributions of non-bottled products, such as brushes, ID bracelets for domestic sales.

●	Jiangsu Yada Technology Group Co., Ltd or Jiangsu Yada: a subsidiary wholly owned by Yangzhou Huada and established in Yangzhou, Jiangsu Province, PRC on December 5, 1991 with a registered capital of RMB51,390,000, to mainly manufactures and sells Class I and Class II disposable medical devices under our own brands and distributes Class I and Class II disposable medical devices sourced from other manufacturers, to our domestic and overseas customers. Specifically, Jiangsu Yada mainly focuses on overseas sales.

●	Jiangsu Huadong Medical Device Industrial Co., Ltd or Jiangsu Huadong: a subsidiary wholly owned by Jiangsu Yada and established in Yangzhou, Jiangsu Province, PRC on November 18, 2000 with a registered capital of RMB50,000,000, to mainly manufactures and sells Class I, II and III disposable medical devices under our own brands, and distributes Class I, II and III disposable medical devices sourced from other manufacturers, to our domestic and overseas customers. Specifically, Jiangsu Huadong mainly focuses on the manufacturing, sales and distributions of polyethylene bottled products, such as eye drop bottles and tablet bottles.

●	Yangzhou Guanghui Medical Technology Co., Ltd, or Guanghui: a subsidiary wholly owned by Jiangsu Huadong was established in Yangzhou, China on December 22, 2020 with a registered capital of RMB1,000,000. Guanghui currently does not have active business operations. Guanghui was organized to develop and focus on the field of high-end medical consumables and medical equipment (such as blood glucose meters, cardiovascular equipment, and abdominal cardiopulmonary resuscitation equipment). Guanghui is required to apply for the relevant qualification certificates that correspond to these businesses in order to carry out its planned business operations, and it cannot engage in any substantial production or business operations before obtaining the corresponding qualifications. Guanghui is still in preparation for business and has not yet started its planned business operations.

Meihua International owns 100% of Kang Fu International Medical. Kang Fu International Medical owns 100% of the equity interests of Yangzhou Huada. Yangzhou Huada owns 100% of the equity interests of Jiangsu Yada. Jiangsu Yada, in turn, owns 100% of the equity interests of Jiangsu Huadong. Jiangsu Huadong, in turn, owns 100% of the equity interests of Guanghui. The following diagram illustrates our corporate structure as of the date of this prospectus, including our principal subsidiary and their respective principal subsidiaries.

The structure of cash flows within our organization, and the applicable regulations, are as follows:

1. Our equity structure is a direct holding structure, that is, the overseas entity to be listed in the U.S., Meihua International, directly controls Yangzhou Huada (the “WFOE”) and other domestic operating entities through the Hong Kong company, Kang Fu. See “Corporate History and Structure” for additional details.

2. Within our direct holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter Meihua International at the close of this Offering, the funds can be directly transferred to Kang Fu, and then transferred to subordinate operating entities through the WFOE.

If the Company intends to distribute dividends, the Company will transfer the dividends to Kang Fu in accordance with the laws and regulations of the PRC, and then Kang Fu will transfer the dividends to Meihua International, and the dividends will be distributed from Meihua International to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. In the reporting periods presented in this Prospectus, no cash and other asset transfers have occurred among the Company and its subsidiaries; and no dividends or distributions of a subsidiary has been made to the Company. For the foreseeable future, the Company intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends.

4. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Regulations Relating to Dividend Distributions” for more information.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

Compliance with Foreign Investment

We have been advised by our PRC Counsel Dentons Shanghai that pursuant to the relevant laws and regulations in PRC, none of our business is stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2020 Version) (the “2020 Negative List”) promulgated by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and The National Development and Reform Commission of the People’s Republic of China (“NDRC)”. Therefore, we are able to conduct our business through our wholly owned PRC Subsidiaries without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.  We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur as of the end of our fiscal year if the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are incorporated in the Cayman Islands, and more than 50 percent of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

Our principal executive offices are located at 88 Tongda Road, Touqiao Town, Guangling District, Yangzhou, PRC. Our telephone number at this address is +86-0514-89800199. Our registered office in the Cayman Islands is currently located at the office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, which may be changed from time to time at the discretion of directors. Our agent for service of process in the United States is The Crone Law Group P.C., 500 Fifth Ave, Suite 938, New York, NY 10110.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our Websites are http://meihuamed.com and http://ir.meihuamed.com. The information contained on our Websites is not a part of this prospectus.

Notes on Prospectus Presentation

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	For the Six Months Ended June 30, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Period Ended RMB: USD exchange rate	6.4566	6.5250	6.9618
Period Average RMB: USD exchange rate	6.4702	6.9042	6.9081

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For clarification, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman will be presented as “Yongjun Liu,” even though, in Chinese, Yongjun Liu’s name is presented as “Liu Yongjun.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. Certain market data and other statistical information contained in this prospectus are based on information from an industry study report titled “Report of Prospects and Investment Strategy Planning Analysis on China Disposable Medical Consumables Industry (2020-2025)”, prepared by Qianzhan (Forward) Intelligence Co., Ltd who was retained by, and received payments from, us, and other independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the sources listed above, our internal research and our knowledge of the PRC medical device industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

THE OFFERING

The following assumes that the underwriters will not exercise their option to purchase additional Ordinary Shares in the offering, unless otherwise indicated.

Issuer	Meihua International Medical Technologies Co., Ltd. 美华国际医疗科技有限公司

Securities Being Offered	[●] Ordinary Shares (or [●] Ordinary Shares if the underwriters exercise their over-allotment option in full), par value US$0.0005 per share, on a firm commitment basis

Offering Price	We expect that the initial public offering price will be US$10.50 per Ordinary Share.

Ordinary Shares Outstanding Immediately Before This Offering	20,000,000 Ordinary Shares

Ordinary Shares Outstanding Immediately After This Offering	[●] Ordinary Shares (or [●] Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full). Our founder, Liu Yong Jun, together with his wife, Yin Liu, will beneficially own 15,935,000 of our Ordinary Shares and [_____%] of the total voting power of our issued and outstanding share capital immediately following the completing of this offering assuming the underwriters do not exercise their over-allotment option, or [_____%] of our total voting power if the underwriters exercise their over-allotment option in full.

Voting Rights	Each Ordinary Share is entitled to one vote. Ordinary Shares are not convertible.

Option to Purchase Additional Ordinary Shares	We have granted to the underwriters an option, exercisable within 60 days from the effective date of this prospectus, to purchase up to an additional [__________] Ordinary Shares.

Use of Proceeds	We estimate that we will receive net proceeds of approximately US$53,600,000 from this offering (or US$61,835,000 if the underwriters exercise their option to purchase additional Ordinary Shares in full), after deducting the underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of [US$_____] per Ordinary Share, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We plan to use the net proceeds we receive from this offering for (i) research and development, (ii) selling and marketing, (iii) the acquisition of equipment, and (iv) general corporate purposes and working capital, including potential strategic investments and acquisitions. See “Use of Proceeds” for additional information.

Lock-up	We, our directors and officers, and holders of ten percent or more of Ordinary Share on a fully diluted basis immediately prior to the consummation of this offering have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares or similar securities for a period of 365 days after the consummation of this offering, without the prior written consent of the Representative. See “Underwriting” [and “Shares Eligible for Future Sales”] for more information.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Ordinary Shares.

Listing	We plan to have the Ordinary Shares listed on the Nasdaq Global Market under the symbol “MHUA.” The Ordinary Shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and Settlement	The Ordinary Shares are expected to be delivered against payment on [__________], 2021.

Transfer Agent	[_______________].

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of net income for the years ended December 31, 2020 and 2019 and summary consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

Summary Operating Data

The following summary consolidated financial data for the years ended December 31, 2020 and 2019 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data for the six months ended June 30, 2021 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

Balance Sheet Data	Six Months Ended June 30, 2021 (unaudited)	Fiscal Year Ended December 31, 2020 (audited)	Fiscal Year Ended December 31, 2019 (audited)
Cash	$7,217,371	$7,187,334	$16,030,855
Total Assets	$118,554,439	$106,048,824	$73,204,954
Liabilities	$23,890,649	$21,313,044	$13,546,634
Total Shareholders’ Equity	$94,663,790	$84,735,780	$59,658,320

Statement of Operations	Six Months Ended June 30, 2021 (unaudited)	Fiscal Year Ended December 31, 2020 (audited)	Fiscal Year Ended December 31, 2019 (audited)
Total Revenues	$48,360,993	$89,061,010	$79,626,071
Net Income for Reporting Period	$9,092,467	$19,045,255	$15,431,197

RISK FACTORS

Risks Related to Our Business and Industry

Our operating history may not be indicative of our future growth or financial results and we may not be able to sustain our historical growth rates.

Our operating history may not be indicative of our future growth or financial results. There is no assurance that we will be able to grow our revenues in future periods. Our growth rates may decline for any number of possible reasons, and some of them are beyond our control, including decreasing customer demand, increasing competition, declining growth of the medical device industry in general, emergence of alternative business models, or changes in government policies or general economic conditions. We will continue to expand our sales network and product offerings to bring greater convenience to our customers and to increase our customer base and number of transactions. However, the execution of our expansion plan is subject to uncertainty and the total number of items sold and number of transacting customers may not grow at the rate we expect for the reasons stated above. If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected and the market price of our common stock could decline.

Failure to maintain the quality and safety of our products could have a material and adverse effect on our reputation, financial condition and results of operations.

The quality and safety of our products, whether self-manufactured and out-sourced, are critical to our success. As a medical device manufacturer with a history of over 30 years, quality and safety are always our core values as medical devices are directly used for human body and thus essential to the human health. We pay close attention to quality control, monitoring each step in the process from procurement to production and from warehouse to delivery. Yet, maintaining consistent product quality depends significantly on the effectiveness of our quality control system, which in turn depends on a number of factors, including but not limited to the design of our quality control system, employee training to ensure that our employees adhere to and implement our quality control policies and procedures and the effectiveness of monitoring any potential violation of our quality control policies and procedures. There can be no assurance that our quality control system will always prove to be effective.

In addition, the quality of the products or services provided by our suppliers or business partners is subject to factors beyond our control, including the effectiveness and the efficiency of their quality control system, among others. There can be no assurance that our suppliers or business partners may always be able to adopt appropriate quality control systems and meet our stringent quality control requirements in respect of the products or services they provide. Any failure of our suppliers or business partners to provide satisfactory products or services could harm our reputation and adversely impact our operations. In addition, we may be unable to receive sufficient compensation from suppliers and business partners for the losses caused by them.

As of the date of this prospectus, we are unaware of material quality accidents.

Any failure to maintain effective quality control over our products and services could materially adversely affect our business.

The quality of our services and products is critical to the success of our business, and such quality to a large extent depends on the effectiveness of our quality control system. We have developed a rigorous quality control system that enables us to monitor each stage of the production process.

However, despite our quality control management system, we cannot eliminate the risks of errors, defects or failures. We may fail to detect or cure defects as a result of a number of factors, many of which are outside our control, including:

●	technical or mechanical malfunctions in the production process;

●	human error or malfeasance by our quality control personnel;

●	tampering by third parties; and

●	defective raw materials or equipment.

Failure to detect quality defects in our products could result in patient injury, customer dissatisfaction, or other problems that could seriously harm our reputation and business, expose us to liability, and adversely affect our revenue and profitability.

In 2018, our PRC subsidiaries Jiangsu Yada and Jiangsu Huadong got fined of immaterial amount for noncompliance with the local laws and regulations, which was cured by us in the same year.

For the fiscal year of 2020 and as of the date of prospectus, we are not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of quality issues, nor has the Company been punished or can foresee any punishment to be made by any related government authorities of the PRC.

We may experience significant liability claims or complaints from customers, doctors and patients, litigation and regulatory investigations and proceedings, such as claiming in relation to medical device safety, or adverse publicity involving our products, which could adversely affect our financial condition and results of operations.

We face an inherent risk of liability claims or complaints from our customers, doctors and patients. We take those complaints and claims seriously and endeavor to reduce such complaints by implementing various remedial measures. Nevertheless, we cannot assure you that we can successfully prevent or address all complaints.

Any complaints or claims against us, even if meritless and unsuccessful, may divert management attention and other resources from our business and adversely affect our business and operations. Customers may lose confidence in us and our brand, which may adversely affect our business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to medical device quality and safety, public health concerns, illness, injuries, whether or not accurate, and whether or not concerning our products, can adversely affect our business, results of operations and reputation.

We face potential liability, expenses for legal claims and harm due to our business nature. For example, customers could assert legal claims against us in connection with personal injuries or illness related to the use of medical devices we sell. The PRC government, media outlets and public advocacy groups have been increasingly focused on customer protection in recent years. Selling of defective products may expose us to liabilities associated with customer protection laws. We may be responsible for compensation on customer’s loss even if personal injuries or illness are not caused by us. Thus, we may also be held liable if our suppliers or other business partners fail to comply with applicable product quality and safety related rules and regulations. Though we can ask the responsible parties for indemnity after that, our reputation could still be adversely affected.

We may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations. In addition, our directors, management and employees may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and expense in relation to medical device quality and safety, commercial, labor, employment, securities or other matters, which could adversely affect our reputation and results of operations.

As of the date of this prospectus, we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of customer rights protection, nor have we been punished or can foresee any punishment to be made by any government authorities of the PRC or any in any overseas jurisdiction.

We face the risk of fluctuations in the cost, availability and quality of our raw materials, which could adversely affect our results of operations.

The cost, availability and quality of our principal raw material, such as rubber, chemical PE, polyethylene, polypropylene, nylon, non-woven fabrics and other bulk commodities, are important to our operations. After years of development, we have established long-term cooperative relationships with lots of raw material suppliers under a positive price negotiation and adjustment mechanism. However, if the cost of raw materials increases due to policy changes, large market price fluctuation or any other reason, our business and results of operations could be adversely affected.

Lack of availability of raw materials, whether due to shortages in supply, delays or interruptions in processing, failure of timely delivery or otherwise, could interrupt our operations and adversely affect our financial results.

Defective raw materials or raw materials with quality issues could subject us to product liability claims or legal actions, which could adversely affected our financial conditions and results of operations.

A significant interruption in the operations of our third-party suppliers and other business partners could potentially disrupt our operations.

We have limited control over the operations of our third-party suppliers and other business partners and any significant interruption in their operations may have an adverse impact on our operations. For example, a significant interruption in the operations of our supplier’s manufacturing facilities could cause delay or termination of shipment of the raw materials to us, which may cause delay or termination of shipment of ordered products to our customers, resulting in damage to our customer relationships If we could not solve the impact of the interruptions of operations of our third-party suppliers, our business operations and financial results may be materially and adversely affected.

Although we believe that we could establish alternate sources from other suppliers for most of our raw materials, any delay in locating and establishing relationships with other sources could result in shortages or back orders for such raw materials. There can be no assurance that such replacement suppliers will provide the raw materials that are needed by us in the quantities that we request or at the prices that we are willing to pay. Any shortage in quantities or increase in prices could adversely affect our financial conditions and results of operations.

As the relevant land plots are of allocated land use right, we may be required to pay the land granting fees to convert such allocated land use rights to granted land use rights.

Allocated land use rights may only be held by Chinese state-owned enterprises, government authorities and public entities or used for certain prescribed purposes - for example, military installations and infrastructure projects. Allocated lands may be requisitioned by the state at any time and without compensation. An allocated land use right may be converted to a granted land use rights by the payment of land granting fees to the land authority. Therefore, we might be required to convert the land use rights of the relevant land plots from “allocated” to “granted” by payment of the land granting fees.

We do not have long term contracts with our suppliers and they can reduce order quantities or terminate their sales to us at any time.

We do not have long term contracts with our suppliers. At any time, our suppliers can reduce the quantities of products they sell to us, or cease selling products to us altogether. Such reductions or terminations could have a material adverse impact on our revenues, profits and financial condition.

Overall tightening of the labor market increases in labor costs or any possible labor unrest may adversely affect our business and results of operations.

Our business requires a substantial number of personnel. Any failure to retain stable and dedicated labor by us may lead to disruption to our business operations. Although we have not experienced any labor shortage to date, we have observed an overall tightening and increasingly competitive labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salary, social benefits and employee headcount. We compete with other companies in our industry and other labor-intensive industries for labor, and we may not be able to offer competitive remuneration and benefits compared to them. If we are unable to manage and control our labor costs, our business, financial condition and results of operations may be materially and adversely affected.

We are dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

Maintaining existing customers and developing new customers are always essential to our success. Although we are not heavily dependent on one or two customers, we are still dependent on our top customers. For the years ended December 31, 2020 and 2019, our top 5 customers contributed approximately 53.47% and 46.87%, respectively, to our revenue. For the six months ended June 30, 2021 and 2020, our top 5 customers contributed approximately 54.16% and 53.10%, respectively, to our revenue.

Our ability to cost-effectively attract new customers and retain existing customers, especially our top customers, is crucial to driving net revenues growth and achieving profitability. We have invested significantly in branding, sales and marketing to acquire and retain customers since our inception. For example, we attend domestic and international expos and exhibitions in marketing our products and attracting new customers. We also expect to continue to invest significantly to acquire new customers and retain existing ones, especially our top customers. There can be no assurance that new customers will stay with us, or the net revenues from new customers we acquire will ultimately exceed the cost of acquiring those customers. In addition, if our existing customers, especially our existing top customers no longer find our products appealing, or if our competitors offer more attractive products, prices, discounts or better customer services, our existing customers may lose interest in us, decrease their orders or even stop ordering from us. If we are unable to retain our existing customers, especially our top customers or to acquire new customers in a cost-effective manner, our revenues may decrease and our results of operations will be adversely affected.

If we are unable to build and maintain sufficient sales and distribution network to meet increasing demand of our products, our ability to execute on our business plan as outlined in this prospectus will be impaired.

We sell our products through our direct sales force and distribution channel. As of the date of this prospectus, we have approximately 83 employees in our sales department and 5,000 independent sales agents, 2095 distributors for domestic sales and 301 exporting distributors for overseas sales. Each of said 301 exporting distributors may sell medical devices to at least 3 overseas customers. We have also established a cooperative network with more than 473 hospitals through our direct sales. For the years ended December 31, 2020 and 2019, our direct sales force contributed 10.59%and 11.85%, respectively, to our revenues, and distributors contributed 89.41% and 88.15%, respectively, to our revenues. For the six months ended June 30, 2021 and 2020, our direct sales force contributed 10.94% and 9.94%, respectively, to our revenue, and distributors contributed 89.06% and 90.06%, respectively, to our revenue.

Although our sales and distribution satisfy our existing business needs, they might be insufficient to meet demand for our products as we continue to grow our business, which could result in harm to our sales and business operations, financial condition and results of operations. To mitigate such risk, we intent to invest our internally generated cash from operations and capital to be raised to add additional teams to our direct sales force, expand our geographic reach with new distribution channels into other provinces within China and overseas. If our planned efforts to expand our direct sales force and distribution channels are not effective, our ability to execute on our business plan and to realize continued growth with be impaired.

If we fail to provide One-stop solution to our customers, our financial conditions and results of operations may be adversely affected.

We sell our own brand products and the products of other brands. For the twelve months ended December 31, 2020 and 2019, we recognized approximately $89,061,010 and $79,626,071, respectively, in revenues, of which our own brand sales accounted for 49.94% and 48.39%, respectively, and the resales of sourced disposable medical devices from other manufactures accounted for 50.06% and 51.61%, respectively. For the six months ended June 30, 2021 and 2020, we recognized approximately $48,360,993 and $43,389,567 respectively, in revenues, of which our own brand sales accounted for 41.09% and 55.54% respectively, and the resales of sourced disposable medical devices from other manufactures accounted for 58.91% and 44.46%, respectively.

When we receive an order containing products out of our product portfolio, we may procure such products per the specific order requirements from other manufacturers and provide a One-stop shopping experience for our customers. Lack of availability of these products from other manufacturers, whether due to shortages in supply, delays or interruptions in processing, failure of timely delivery or otherwise, could interrupt our operations and adversely affect our financial results.

Our industry is intensely competitive. We may face competition from, and we may be unable to compete successfully against, new entrants and established companies with greater resources.

The medical device industry is intensely competitive and includes thousands of companies both domestically and internationally. As more medical device companies seek to outsource more of the design, prototyping and manufacturing of their products, we will face increasing competitive pressures to grow our business in order to maintain our competitive position, and we may encounter competition from, and lose customers to, other companies with design, technological and manufacturing capabilities similar to ours. Some of our potential competitors may have greater name recognition, greater operating revenues, larger customer bases, longer customer relationships and greater financial, technical, personnel and marketing resources than we have. If we are unsuccessful competing with our competitors for our existing and prospective customers’ business, our financial conditions and results of operation may be adversely affected.

Furthermore, increased competition may reduce our market share and profitability and require us to increase our sales and marketing efforts and capital commitment in the future, which could negatively affect our results of operations or force us to incur further losses. Although we have accumulated some and continuously growing our customer base, there is no assurance that we will be able to continue to do so in the future against current or future competitors, and such competitive pressures may have a material adverse effect on our business, financial condition and results of operations.

The continuing development of our products depends upon our maintaining strong working relationships with our customers, distributors and independent sales agents.

The research, development, marketing and sale of our current products and potential new and improved products or future product indications for which we receive regulatory clearance or approval depend upon our maintaining working relationships with our customers, distributors and independent sales agents. See “Our Research and Development”. We rely on those professionals to provide us with considerable knowledge and experience regarding the research, development, marketing and sale of our products. Distributors and independent sales agents assist us in marketing and sales, as well as collecting customers’ feedbacks and advice related to our products. Researchers at hospital and medical institution customers keep us informed of their latest requirements and R&D results. If we cannot maintain our strong working relationships with these professionals and continue to receive their advice and input, the development, improvement and marketing of our products could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

Technological change may adversely affect sales of our products and may cause our products to become obsolete.

The medical device market is characterized by extensive research and development and rapid technological change. Technological progress or new developments in our industry could adversely affect sales of our products. Our products could be rendered obsolete because of future innovations by our competitors or others, which would have a material adverse effect on our business, financial condition and results of operations.

Consolidation in the medical device industry could have an adverse effect on our revenue and results of operations.

Many medical device companies are consolidating to create new companies with greater market power. As the medical device industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for our products. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to identify, acquire and develop other products, we may be unable to grow our business.

As a significant part of our growth strategy, we intend to develop and commercialize additional products through our research and development program or by acquiring additional technologies and patents from third parties. The success of this strategy depends upon our ability to identify, select and acquire the technologies and patents on terms that are acceptable to us.

Any patents and technology we identify or acquire may require additional development efforts prior to commercial manufacturing and sale, including approval or clearance by the applicable regulatory authorities. All products are prone to the risks of failure inherent in medical device product development, including the possibility that the product will not be shown to be sufficiently safe and effective for approval or clearance by regulatory authorities. In addition, we cannot assure you that any such products that are approved or cleared will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace.

If we are unable to develop suitable potential products through internal research programs or by obtaining patents or technologies from third parties, it could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to implement our strategies to achieve our business objectives, our business operations and financial performance will be adversely affected.

Our business plan and growth strategy are based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance will be adversely affected.

We are dependent upon key executives and highly qualified managers and we cannot assure their retention.

Our success depends, in part, upon the continued services of key members of our management. Our executives’ and managers’ knowledge of the market, our business and our Company represents a key strength of our business, which cannot be easily replicated. The success of our business strategy and our future growth also depend on our ability to attract, train, retain and motivate skilled managerial, sales, administration, development and operating personnel.

There can be no assurance that our existing personnel will be adequate or qualified to carry out our strategy, or that we will be able to hire or retain experienced, qualified employees to carry out our strategy. The loss of one or more of our key management or operating personnel, or the failure to attract and retain additional key personnel, could have a material adverse effect on our business, financial condition and results of operations. Currently, our CEO, Yulin Wang, serves under an employment contract with a one-year term. We have developed a mature production system, a stable and reliable sales network and marketing team, a complete after-sales service system, and a research and development force that keep abreast of market needs. We have also developed complete management systems, including personnel management and welfare systems, raw material procurement and supply systems, warehousing systems, safe production and manufacturing procedures and systems, capital utilization management systems, sales and after-sales service systems, quality assessment, review and inspection systems, labor safety security system, accountability system for violations of laws and disciplines, and a comprehensive information feedback system, which ensure the normal business development of the company. Due to the maturity and complexity of our management and operations systems, Mr. Wang was initially engaged for a one-year period to allow him to become familiar with the company and its operations. At the end of this initial one-year period, our Board of Directors will evaluate the CEO’s performance and set an engagement term of three to five years.

If Mr. Wang were to leave the company, we do have qualified managers in the company’s second echelon that could take over immediately. The loss of our CEO, however, would require us to expend additional time and resources to familiarize a new chief executive with the company’s extensive operations and systems.

If we fail to adopt new technologies to evolving customer needs or emerging industry standards, our business may be materially and adversely affected.

To remain competitive, we must continue to stay abreast of the constantly evolving industry trends and to enhance and improve our technology accordingly. Our success will depend, in part, on our ability to identify, develop or acquire leading technologies useful in our business. There can be no assurance that we will be able to use new technologies effectively or meet customer’s requirements. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or customer preferences, whether for technical, legal, financial or other reasons, our business may be materially and adversely affected.

Changes to our payment terms with both customers and suppliers may materially adversely affect our operating cash flows.

We may experience significant pressure from our suppliers to reduce the number of days of our accounts payable. At the same time, we may experience pressure from our customers to extend the number of days before paying our accounts receivable. Any failure to manage our accounts payable and accounts receivable may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to collect account receivables from our customers, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from customers of the amounts they owe us for products sold. As of June 30, 2021, December 31, 2020 and 2019, our accounts receivable balance amounted to approximately $57,945,022, $45,696,336 and $29,297,302, respectively. This growth in receivables reflects, in part, our growth in sales. If we are unable to timely collect our accounts receivable on a timely and consistent basis, however, our cash flows and access to operating capital could be adversely affected.

If we fail to manage our inventory effectively, our operations and financial condition may be materially and adversely affected.

If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory value, and significant inventory write-downs or write-offs. As of June 30, 2021, December 31, 2020 and 2019, our inventory balance amounted to approximately $1,302,414, $1,326,090 and $1,024,968, respectively.

Economic recessions could have a significant, adverse impact on our business.

Our revenues are generated from sales of medical devices both domestically and internationally and we anticipate that revenues from such sales will continue to represent the substantial portion of our total revenues in the near future. Our sales and earnings can also be affected by changes in the general economy.

The medical device industry historically has experienced cyclical fluctuations in financial results due to economic recession, downturns in business cycles of our customers, interest rate fluctuations, and other economic factors beyond our control. Deterioration in the economic environment subjects our business to various risks, which may have a material and adverse impact on our operating results and cause us to not reach our long-term growth goals. For example, a downturn in the economy could directly affect the discretionary spending power of our customers and in turn, depress the number of orders for our products.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate intellectual property rights held by third parties. We are currently one of the defendants to one lawsuit regarding the alleged sale of products which infringe on a patent in China, entitled (2020) Zhe 01 Zhi Min Chu Case No. 681. In this case, Beijing Renhende Medical Technology Co., Ltd. (the Name of Invention Patent: Correction of deformed ears; Patent Number: 200880108740.X) sued Taizhou Laisai Medical Device Co., Ltd., Hangzhou Huibai Medical Device Co., Ltd., Jiangsu Huadong Medical Device Industrial Co., Ltd., and other defendants for patent infringement. Our subsidiary Jiangsu Huadong is the third defendant in this case. The case initiated on April 15, 2021. When Jiangsu Huadong purchased and sold the allegedly infringing products, it was unaware that these products might involve patent infringement. After receiving the plaintiff’s lawyer’s letter on August 21, 2019, Jiangsu Huadong immediately stopped purchasing and selling the accused infringing products, and at the same time launched an infringement investigation. After finding that there may be infringement, Jiangsu Huadong decided to permanently stop purchasing and selling the accused infringing products. Because Jiangsu Huadong immediately stopped purchasing and selling the infringing products upon receipt of the notice, it is unlikely that Jiangsu Huadong will be found guilty of infringement. In the future, however, we may be subject to other legal proceedings and claims relating to the intellectual property rights of others. Like the case discussed above, such future proceedings could also involve existing intellectual property of which we are not aware and on which our products may inadvertently infringe. We cannot assure you that holders of intellectual property purportedly relating to some aspect of our technology or business, if any such holders exist, would not seek to enforce such intellectual property against us in China, or any other jurisdictions. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question, and our business, financial position and results of operations could be materially and adversely affected.

Further, the application and interpretation of China’s patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We rely on a combination of trademark, fair trade practice, patent, copyright and trade secret protection laws in China, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We enter into confidentiality agreements with our employees that include terms identifying al employee-developed intellectually property as service inventions belonging to the company. In addition, we are carful to remain current in our annual patent fee payments. We regard our trademark, patents, know-how, proprietary technologies, and similar intellectual property as critical to our success. We may become an attractive target to intellectual property attacks in the future with the increasing recognition of our brand. Any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that (i) all of our intellectual property rights will be adequately protected, or (ii) our intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Intellectual property protection may not be sufficient in China. Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Changes in U.S. and international trade policies, particularly with regard to China, may adversely impact our business and operating results.

The U.S. government has recently made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies, including recently-imposed tariffs affecting certain products manufactured in China. It is unknown whether and to what extent new tariffs (or other new laws or regulations) will be adopted, or the effect that any such actions would have on us or our industry and customers. Although cross-border business currently contributes a small portion of our business, as we continue to sell our products internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact the competitive position of our products or prevent us from being able to sell products in certain countries. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on our business, financial condition, results of operations.

We have no business liability or disruption insurance, which could expose us to significant costs and business disruption.

The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. We do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition.

We may incur liabilities that are not covered by insurance.

While we seek to maintain appropriate levels of insurance, not all claims are insurable and we may experience major incidents of a nature that are not covered by insurance. We maintain accident insurances for some of our high risk employees, such as electricians. We also provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. We do not carry any key-man life insurance, product liability and professional liability insurance. Even if we purchase these kinds of insurance, the insurance may not fully protect us from the financial impact of defending against product liability or professional liability claims. We have not purchased any property insurance or business interruption insurance. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider our insurance coverage to be sufficient for our business operations in China. We maintain an amount of insurance protection that we believe is adequate, but there can be no assurance that such insurance will continue to be available on acceptable terms or that our insurance coverage will be sufficient or effective under all circumstances and against all liabilities to which we may be subject. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected. We could, for example, be subject to substantial claims for damages upon the occurrence of several events within one calendar year. In addition, our insurance costs may increase over time in response to any negative development in our claims history or due to material price increases in the insurance market in general.

If we do not obtain substantial additional financing, including the financing sought in this offering, our ability to execute on our business plan as outlined in this prospectus will be impaired.

Our plans for business expansion and development are dependent upon our raising significant additional capital, including the capital sought in this offering. Our plans call for significant new investments in research and development, marketing, expanded productions capacity, and working capital for raw materials and other items. Management estimates that our capital needs for expansion will be approximately $50,000,000. Although we expect the proceeds of this offering and our net earnings to substantially fund our planned growth and development, our management will be required to properly and carefully administer and allocate these funds. Should our capital needs be higher than estimated, or should additional capital be required after the close of this offering, we will be required to seek additional investments, loans or debt financing to fully pursue our business plans. Such additional investment may not be available to us on terms which are favorable or acceptable. Should we be unable to meet our full capital needs, our ability to fully implement our business plan will be impaired.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of products and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

The current COVID-19 pandemic adversely affected many businesses in China. Although our manufacturing facility continue to operate at the beginning of 2020, as China implemented nationwide efforts to contain the spread of the novel coronavirus, logistic and delivery of products to our clients were effected greatly, which lead to overdue deliveries. Even though our production capacity and operational efficiency were not affected by the COVID-19 pandemic, our suppliers’ abilities to timely deliver raw materials, parts and components, or other services were affected due to the temporary travel restrictions in China, which adversely affected the logistic of our suppliers. The global spread of COVID-19 may also affect our overseas sales. We do not believe that the pandemic had overall material adverse effect on our business and related financials.

We are also vulnerable to natural disasters and other calamities. We cannot assure you that we are adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of our manufacturing facility as well as adversely affect our business, financial condition, and results of operations.

Our international sales are subject to a variety of risks that could adversely affect our profitability and operating results.

We sell disposable medical devices internationally. For the twelve months ended December 31, 2020 and2019, our international sales accounted for 18.10% and 21.02%, respectively, of our revenues. For the six months ended June 30, 2021 and 2020, our international sales accounted for 16.26% and 20.60%. Although we take measures to minimize risks inherent to our international sales, the following risks may have a negative effect on our profitability and operating results, impair the performance of our foreign sales or otherwise disrupt our business:

●	fluctuations in the value of currencies could cause exchange rates to change and impact our profitability;

●	greater difficulty in collecting accounts receivable and longer payment cycles, which can be more common in our international sales, could adversely impact our operating results over a particular fiscal period; and

●	changes in foreign regulations, export duties, taxation and limitations on imports or exports could increase our operational costs, impose fines or restrictions on our ability to carry on our business or expand our international sales.

We are subject to a variety of environmental laws that could be costly for us to comply with, and we could incur liability if we fail to comply with such laws or if we are responsible for releases of contaminants to the environment.

Our operating subsidiaries are all located in PRC. The manufacturing of our products will generate wastewater, exhaust gas, solid waste and equipment noise. Chinese laws impose various environmental controls on the management, handling, generation, manufacturing, transportation, storage, use and disposal of wastewater, exhaust gas, solid waste, equipment noise and other materials used or generated in the manufacturing of our products. If we fail to comply with any present or future environmental laws, we could be subject to fines, corrective action, other liabilities or the suspension of production.

We pay great attention on environmental protection and governance and have formulated a systematic environmental protection management system in the treatment of wastewater, exhaust gas, solid waste, and equipment noise in accordance with national requirements. However, changes in environmental laws may result in costly compliance requirements or otherwise subject us to future liabilities. To the extent these changes affect our customers and require changes to their demand in medical devices, our customers may have a reduced need for our products, and, as a result, our revenue could adversely affect.

In addition, with the implementation of the fund-raising investment project, our pollutant emissions will increase, resulting in the increase of the environmental protection spending and the difficulty of environmental protection management, which could have an adverse effect on our financial conditions and results of operations.

As of the date of this prospectus, the Company is not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor has the Company been punished or can foresee any punishment to be made by any environmental administration authorities of the PRC.

Failure to keep up with the changes in domestic industry policies or standards could have a material and adverse effect on our reputation, financial condition and results of operations.

As a medical device manufacturer, the products we manufacture and sell are closely related to human health, which is subject to strict supervision by relevant Chinese authorities. The related national government authorities have issued a series of regulatory guidelines and industry policies to ensure the healthy development of the industry. In recent years, as China further deepens the reform of its medical and health system, relevant government departments have successively implemented a series of regulations and policies regarding industry standards, bidding, price formation mechanisms, circulation systems and other related fields, which have brought wide and profound impact on the livelihood and development of pharmaceutical companies.

In April 2016, the General Office of the State Council issued the Notice on Key Tasks for Deepening the Reform of the Pharmaceutical and Healthcare System in 2016, proposing to actively encourage the implementation of the “two-invoice system” in pilot cities for comprehensive reform of public hospitals. In December 2016, the Medical Reform Office of the State Council promulgated the Opinions on the Implementation of the “Two-Invoice System” in Drug Procurement by Public Medical Institutions (for Trial Implementation), which means that the “Two Invoice System” has been officially launched and will be further promoted nationwide. Under the “two-invoice system”, invoices are issued once when pharmaceutical products are sold from manufacturers to wholesalers; and then, invoices are issued again when wholesalers resell the products to hospitals. The aim is to shorten circulation links and reduce hospital procurement costs. Under the “two-invoice system,” consumable products manufacturers with advantages of brand and economies of scale could increase their coverage of terminals. At the same time, the “two-invoice system” also presents consumable products manufacturers with higher requirements for the construction and optimization of marketing channels. Manufacturers will need to grow their marketing teams, expand sales networks and improve refined service capabilities.

The deepening of the reform of the domestic pharmaceutical industry and the strengthening of supervision may affect our layout and profitability in the domestic market. If we fail to adapt to the profound changes in industry policies timely, it could materially and adversely affect our business, financial condition, and results of operations.

We depend on our professional technology research and development talents and we cannot assure their retention.

Our success partly depends upon the retention of our professional technology research and development talents (“R&D Talents”). As a high-tech enterprise in the medical device industry, we have a professional R&D Talents team comprising of 30 employees as of the date of this prospectus, who have expertise in polymer materials, medicine, molds, and mechanical automation and possess high-level professional technology expertise and profound industry experience. Among those R&D talents, 7 received bachelor’s degree and the other 23 received college degree. There can be no assurance that our existing R&D Talents will be adequate or qualified to carry out our strategy, or that we will be able to hire or retain new R&D Talents to carry out our strategy. The loss of one or more of our R&D Talents, or the failure to attract and retain additional R&D Talents, could have a material adverse effect on our business, financial condition and results of operations.

In addition, if we fail to establish a competitive incentive mechanism in terms of career prospects, salary, benefits and working environment, we may face the risk of instability in the scientific research team, which could adversely affect our long-term development.

Loss of certain procurement bids could have a material and adverse effect on our reputation, financial conditions and results of operations.

According to the Notice of the Ministry of Health on Further Strengthening the Management of Centralized Procurement of Medical Devices (Wei Gui Cai Fa [2007] No. 208), centralized procurement of medical equipment within the large medical equipment management list is required. For other medical equipment and consumables, the provincial health administrative department shall study and formulate a centralized procurement catalog at the provincial and prefecture level based on actual conditions. In recent years, China has actively promoted a provincial-level bidding platform for medical devices with reference to the drug procurement bidding platform. At present, some provinces and cities have conducted a unified bid for some types of medical devices.

Under the centralized procurement model, the price information becomes more transparent and open, which will put greater downward pressure on the winning bid price of the product. If we lose a bid to our competitors due to the disadvantage of product price or other reason, we will lose some hospital customers. If the local procurement platform does not solicit a supplementary bid for a long time or reopen the bid, it could have a material and adverse effect on our reputation, financial conditions and results of operations.

If our employees or customers are involved in improper medical device sales transactions, it could adversely affect our reputation, financial conditions and results of operations.

We have established and improved our internal control system against unfair business practices, to prevent, minimize and eliminate employees and customers improper behaviors in the medical device sales transactions, including unauthorized rebates. There can be no assurance that our existing internal control system will be adequate to prevent, minimize and eliminate such improper transactions, that we will be able to effectively implement our internal control polices, or that we will be able to perfect our internal control system to eliminate such improper transactions. If any individual employees or downstream customers have improper business practices in the purchase and sale of medical devices, we may be identified by the relevant regulatory authorities as a violator of relevant laws and regulations and thus included in the blacklist of commercial records, which could adversely affect our reputation, financial conditions and results of operations.

If we fail to timely renew our medical device licenses or registration certificates, it could adversely affect our reputation, financial conditions and results of operations.

As a medical device manufacturer with all of our operating subsidiaries located in PRC, all of our manufacturing and sales activities must comply with relevant Chinese laws and regulations. Pursuant to the Measures for the Administration of Registration of Medical Devices promulgated on June 27, 2012 and effective on October 1, 2014, as amended from time to time, Class I medical devices are subject to recordation administration with Class II and Class III medical devices subject to registration administration. We are in the business of manufacturing and sales of Class I, II and III medical devices. If we fail to timely record or register our medical devices, our financial conditions and results of operations will be adversely affected.

As of the date of this prospectus, we are current in the recording or registration of our medical devices.

Risks Related to Our Corporate Structure

Our directors and officers currently own an aggregate of 79.68% of the total voting power of our outstanding ordinary shares, and will own [____]% immediately after the completion of this offering, assuming the underwriter does not exercise its over-allotment option.

Currently, our directors and officers collectively own an aggregate of 79.68% of the total voting power of our outstanding Ordinary Shares. Our directors and officers will collectively own an aggregate of [____]% of the total voting power of our outstanding ordinary shares immediately after the completion of this offering, assuming the underwriter does not exercise it over-allotment option. These beneficial owners could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these beneficial owners will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of these beneficial owners may differ from the interests of our other shareholders. The concentration in the ownership of our Ordinary Shares may cause a material decline in the value of our Ordinary Shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (2020 Revision) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to convene a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10 percent of our voting share capital in issue, to convene a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 7 days is required for the convening of our general meetings. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing a majority of the paid up voting share capital in the Company.

Recently introduced economic substance legislation of the Cayman Islands may impact the Company or its operations

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. Effective January 1, 2019, the International Tax Co-operation (Economic Substance) Act, 2018 (the “Substance Law”) and issued Regulations and Guidance Notes came into force in the Cayman Islands introducing certain economic substance requirements for “relevant entities” which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of fiscal years commencing July 1, 2019, onwards. A “relevant entity” includes an exempted company incorporated in the Cayman Islands; however, it does not include an entity that is tax resident outside the Cayman Islands. Accordingly, for so long as the Company is a tax resident outside the Cayman Islands, it is not required to satisfy the economic substance test under the Substance Law. Although it is presently anticipated that the Substance Law will have little material impact on the Company or its operations, as the legislation is new and remains subject to further clarification and interpretation it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, our current officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

Risks Related to Doing Business in China

Because all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares.

As a business operating in China, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	Delay or impede our development,

●	Result in negative publicity or increase our operating costs,

●	Require significant management time and attention, and

●	Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our ordinary shares.

If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. PRC has recently proposed new rules that would require companies collecting or holding large amounts of data to undergo a cybersecurity review prior to listing in foreign countries, a move that would significantly tighten oversight over China-based internet giants. Pursuant to Article 6 of the Measures for Cybersecurity Review (Draft for Comments), companies holding data on more than 1 million users must now apply for cybersecurity approval when seeking listings in other nations due to the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.”

Our business belongs to the medical instrument industry in China, which does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Based on the advice of counsel and our understanding of currently applicable PRC laws and regulations, our registered public offering in the U.S. is not subject to the review or prior approval of the Cyberspace Administration of China (the “CAC”) or the China Securities Regulatory Commission (the “CRSC”). Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CRSC or the CAC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

If the Chinese government were to impose new requirements for approval from the PRC Authorities to issue our ordinary shares to foreign investors or list on a foreign exchange, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

As of the date of this prospectus, we and our PRC subsidiaries, (1) are not required to obtain permissions from any PRC authorities to operate or issue our Ordinary Shares to foreign investors, (2) are not subject to permission requirements from the CSRC, CAC or any other entity that is required to approve of our PRC subsidiaries’ operations, and (3) have not received or were denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiaries, will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over the PRC’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in the PRC, in the policies of the Chinese government or in the laws and regulations in the PRC could have a material adverse effect on the overall economic growth of the PRC. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in the PRC, which may adversely affect our business and operating results.

Non-compliance with labor-related laws and regulations of the PRC may have an adverse impact on our financial condition and results of operation.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and its implementing rules that became effective in September 2008 and was amended in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. We believe our current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations, could have a material adverse effect on our business.

All of our operations are located in China and substantially of our net revenues are derived from customers where the contracting entity is located in China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake may be subject, to a significant extent, to economic, political and legal developments in China.

China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although China’s economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China and could have a material adverse effect on our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us. China’s social and political conditions may change and become unstable. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters generally. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, the PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, these regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in the PRC may be protracted, resulting in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, our current officers reside within China and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including for services of any debt we may incur.

Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries, as a Foreign Invested Enterprise, or FIE, are required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to the approval of or filing with the Ministry of Commerce, or MOFCOM or its local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, (i) a foreign loan of less one year duration procured by our PRC subsidiaries is required to be registered with SAFE or its local branches and (ii) a foreign loan of one year duration or more procured by our PRC subsidiaries is required to be applied to the NDRC in advance for undergoing recordation registration formalities. Any medium or long-term loan to be provided by us to our PRC operating subsidiaries, must be registered with the NDRC and the SAFE or its local branches. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC Subsidiary. If we fail to complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund our PRC operating subsidiary, to invest in or acquire any other PRC companies through our PRC Subsidiary, which may adversely affect our business, financial condition and results of operations.

Although the audit report included in this prospectus was issued by U.S. auditors who are currently inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection and our ordinary shares may be delisted or prohibited from trading.

The audit report included in this prospectus was issued by Briggs & Veselka Co. (“B&V”) a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. We have no intention of dismissing B&V in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. If we were to engage a different auditor in the future, we would engage an auditor that is U.S.-based and subject to full PCAOB inspection with all materials related to the audit of our financial statements accessible to the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. In such case, we will engage a new qualified and fully inspected auditor, which may result in us delaying or restating our financial statements.

The PCAOB is currently unable to conduct inspections in China without the approval of Chinese government authorities. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors' audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular mainland China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq of issuers included on the SEC’s list for three consecutive years. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (the “HFCAA”), which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCAA on December 2, 2020, and the HFCAA was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. It is difficult to predict how long such appreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again. All of our revenues and substantially all of our costs are denominated in Renminbi. We rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the common stock in U.S. dollars. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, we primarily rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required, in principle, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Common stock.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the NPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that State Administration for Market Regulation (SAMR) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State. In addition, PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations.

Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Some of our shareholders that we are aware of are subject to SAFE regulations, and we expect all of these shareholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these shareholders may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such shareholders to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

As of the date of this disclosure, The PRC residents have applied for foreign exchange registration under the SAFE Circular 37 and other related rules. Although they are in the process of making foreign exchange registration, they may still face with the above said possible fines in accordance with the PRC Laws.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by SAFE in 2012, or SAFE Notices No. 7, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of no less than one year and who have been granted stock options will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

In addition, the State Administration of Taxation, or SAT, has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, our employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted with restricted shares. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders (including the common stockholders) may be subject to PRC tax on gains realized on the sale or other disposition of the common stock, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the common stockholders) and any gain realized on the transfer of the common stock or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our common stock.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an “Indirect Transfer”, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Risks Related to This Offering and the Ordinary Shares

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell the Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our Ordinary Shares. We plan to list the Ordinary Shares on the Nasdaq Global Market. Our Ordinary Shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for the Ordinary Shares does not develop after this offering, the market price and liquidity of the Ordinary Shares will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for the Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for the Ordinary Shares will develop or that the market price of the Ordinary Shares will not decline below the initial public offering price.

The market price for the Ordinary Shares may be volatile.

The trading prices of the Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second half of 2011, which may have a material adverse effect on the market price of the Ordinary Shares.

In addition to the above factors, the price and trading volume of the Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our consumers or our industry;

●	conditions in the medical supplies business and the public perception of the legitimacy and ethics of certain business practices of our competitors or other market players within the industry;

●	announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

●	changes in the economic performance or market valuations of other medical supplies businesses;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares; and

●	sales or perceived potential sales of additional Ordinary Shares.

The trading market for the Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade the Ordinary Shares or publish inaccurate or unfavorable research about our business, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Ordinary Shares to decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our Ordinary Shares, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Ordinary Shares to decline.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay more for your Ordinary Shares than the amount paid per share by our existing shareholders for their Ordinary Shares. As a result, you will experience immediate and substantial dilution of approximately [US$_____] per Ordinary Share, representing the difference between the initial public offering price of US$[ ] per Ordinary Share and our net tangible book value per Ordinary Share as of [__________], 2021 after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our Ordinary Shares are issued upon the exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in the Ordinary Shares will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Ordinary Shares as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

Substantial future sales or perceived potential sales of Ordinary Shares in the public market could cause the price of the Ordinary Shares to decline.

Sales of Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of the Ordinary Shares to decline. Immediately after the completion of this offering, we will have [ ] Ordinary Shares outstanding, assuming the underwriters do not exercise their over-allotment option. All Ordinary Shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. All of our executive officers and directors and shareholders holding at least ten percent of our common stock have agreed not to sell our Ordinary Shares for a period of 180 days following the effective date of this prospectus, subject to extension under specified circumstances. Ordinary shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of the Ordinary Shares could decline. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Ordinary Shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The approval of the China Securities Regulatory Commission (CSRC) may be required in connection with this offering under PRC law.

The M&A Rules requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Dentons, that the CSRC approval is not required for the listing and trading of our Ordinary Shares on the Nasdaq Global Market in the context of this offering, given that:

●	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation;

●	we established our PRC subsidiaries by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and

●	no provision in this regulation clearly classifies contractual arrangements as a type of transaction subject to its regulation.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Ordinary Shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase the price of our Ordinary Shares.

As of June 30, 2021, our cash was $7,217,371. Immediately following the completion of this offering, we expect to receive net offering proceeds of approximately US$53,600,000 after deducting underwriting discounts and the estimated offering expenses payable by us. We intend to use these funds as set forth under “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase the price of our Ordinary Shares. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

We may need additional capital and may sell additional Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or terms acceptable to us, if at all.

Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

Upon the completion of this offering, our directors and officers will collectively own an aggregate of     % of the total voting power of our outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option. As a result, they have substantial influence over our business, including significant corporate actions such as mergers, consolidations, election of directors and other significant corporate actions.

They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase Ordinary Shares in this offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the Ordinary Shares due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

In addition, under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of an exemption that allows us to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with the public company effective dates. We have also elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result of these elections, the information that we provide to our stockholders may be different than you might receive from other public reporting companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Global Market corporate governance requirements; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Global Market corporate governance requirements. Currently, we do not have any immediate plans to rely on home country practice with respect to our corporate governance after the completion of this offering.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. In the future, if we lose our foreign private issuer status as of the last date of our second fiscal quarter, we would be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on the following January 1, which are more detailed and extensive than the forms available to a foreign private issuer. We would also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq Global Market listing rules. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Global Market, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company, our management will be required to report on our internal controls over financial reporting under Section 404.

As of December 31, 2020, our management assessed the effectiveness of our internal control over financial reporting. The material weaknesses relate to that the Company does not have in-house accounting personnel with sufficient knowledge of US GAAP and SEC reporting experiences. Management concluded that as of December 31, 2020, our internal control over financial reporting was ineffective.

In order to address and resolve the foregoing material weakness, we have begun to implement measures designed to improve our internal control over financial reporting to remediate this material weakness, including hiring Cheng Du Milly Bay Consultant Ltd. as our consultant who have requisite training and experience in the preparation of financial statements in compliance with applicable SEC requirements. In addition to hiring outside consultant, we also plan to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance. Finally, we intend to use approximately $1,400,000 from the net proceeds of this offering to improve the internal control system, including adopting ERP system (Enterprise Resource Planning Administration) and robot management.

The implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct theses material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2021. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding demand for and market acceptance of our services;

●	competition in our industry; and

●	government policies and regulations relating to our industry.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence, including the study report from Qianzhan (Forward) Intelligence Co., Ltd. Although we have not independently verified the data, we believe that the publications and reports are reliable.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$53,600,000, or approximately US$[     ] if the underwriters exercise their option to purchase additional Ordinary Shares in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering as follows:

	Amount	Percent
GROSS OFFERING	$60,000,000	100.00%
Commission and Expense Allowance(a)	$5,100,000	8.50%
Estimated Offering expenses	$1,300,000	2.170%
Net Proceeds	$53,600,000	89.33%
USE OF NET PROCEEDS
Construction of a new factory[1]	$1,140,000	1.90%
Purchase of 12 production lines[2]	$4,000,000	6.67%
Acquisition of a local disposable medical device manufacturer[3]	$10,000,000	16.67%
Addition of a nitrile gloves production line[4]	$4,280,000	7.13%
Research and development[5]	$7,140,000	11.90%
Recruitment of R&D talents and senior executives[6]	$3,570,000	5.95%
Improvement of the internal control system[7]	$1,400,000	2.33%
Addition of new, and improvement of the existing, manufacturing equipment[8]	$13,000,000	21.67%
Working capital	$9,070,000	15.12%
TOTAL APPLICATION OF NET PROCEEDS	$53,600,000	100.00%

(a)	Reflects 7.5% commission in the amount of $4,500,000 plus a $600,000 expense allowance.

1	We intend to use approximately $1,140,000, or 1.90% of the net offering proceeds, for construction of a new factory covering 2,550 square meters in Jiangsu Yada’s factory plant, in order to expand our production scale of exporting products. For more details about construction of a new factory, please see Management’s Discussion and Analysis of Financial Condition and Results of Operations -Business Overview” on page 59.

2	We intend to use approximately $4,000,000, or 6.67% of the net offering proceeds, to purchase 12 production lines in the new factory for the production of medical and civil non-woven products in terms of virus prevention, including masks, protective clothing and testing papers. For more details about purchase of 12 production lines, please see Management’s Discussion and Analysis of Financial Condition and Results of Operations -Business Overview” on page 59.

3	We intend to use approximately $10,000,000, or 16.67% to acquire a local disposal medical device manufacturer with net assets of approximately $8.57 million and $7.14 million in revenue in 2021. The acquisition target has 35 registered medical device certificates.

4	We intend to use approximately $4,280,000, or 7.13% to add a nitrile gloves production line. The production line is 150 meter long, 24 meters wide and 12 meters high, which requires separate facilities to install the production line.

5	We intend to use approximately $7,140,000, or 11.90% of the net offering proceeds, for research and development of multifunctional tracheal intubation, equipment and testing instrument for guide wires, cardiovascular interventional products, silver ion dressing pastes and surgical robots.

6	We intend to use approximately $3,570,000, or 5.95% of the net offering proceeds, for recruitment of high-end disposable medical device R & D talents and senior executives with international and professional background.

7	We intend to use approximately $1,400,000, or 2.33% of the net offering proceeds, to improve the internal control system, including adopting ERP system (Enterprise Resource Planning Administration) and robot management.

8	We intend to use approximately $13,000,000 or 21.67% of the net offering proceeds, to add new and improve the existing manufacturing equipment for the improvement of the manufacturing capacity, including adding new automatic pipe drawing machine, computer numerical control (“CNC”) precision machine tool, manipulator, casting molding press, automatic packaging machine, identification belt automatic equipment, automatic brush making machine, supporting molds.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Related to This Offering and the Ordinary Shares—You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase the price of our Ordinary Shares.”

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries within statutory limits or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Pending use of the net proceeds, we intend to hold the net proceeds from this offering in demand deposits or invest them in interest-bearing government securities.

DIVIDEND POLICY

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors—Risks Related to Doing Business in China—We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Please see the section entitled “Taxation” beginning on page 134 of this prospectus for information on the potential tax consequences of any cash dividendsOur historical results are not necessarily declared.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021:

●	on an actual basis; and

●	on a pro forma as-adjusted basis to give effect to the issuance and sale of the [ ] Ordinary Shares by us in this offering at an assumed initial public offering price of US$[ ] per share, after deducting the estimated underwriting commissions and estimated offering expenses.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our ordinary shares. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of June 30, 2021 (Presented in US$)
	Actual	Pro forma as adjusted (1)	Pro forma as adjusted (over-allotment exercised in full)
Long term debt
Par Value Amount of Ordinary Shares	0.0005	0.0005	0.0005
Ordinary Shares, $0.0005 par value, 100,000,000 shares authorized [ ] shares issued and outstanding as of December 31, 2020; pro forma without over-allotment and with over-allotment exercised in full reflects [ ] and [ ] shares issued and outstanding, respectively	-	-	-
Additional paid in capital	-	-	-
Statutory reserve	-	-	-
Retained earnings	-	-	-
Other comprehensive income (loss)	-	-	-
Total shareholders’ equity	-	-	-
Total capitalization	-	-	-

(1)	Reflects the sale of ordinary shares in this offering at an assumed initial public offering price of $ [ ] per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming the Underwriter’s over-allotment option has not been exercised. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $53,600,000 assuming the Underwriter has not exercised the over-allotment option. The net proceeds of $53,600,000 are calculated as follows: $60,000,000 gross offering proceeds, less underwriting discounts and commissions of $4,500,000, underwriter non-accountable expense allowance of $600,000and estimated offering expenses of $1,300,000. The pro forma as adjusted total equity of $________ is the sum of the net proceeds of $53,600,000 and the actual equity of $_________.

EXCHANGE RATE INFORMATION

Our business is conducted in China and all of our revenues are denominated in RMB. Capital accounts of our financial statements are translated into U.S. dollars from RMB at their historical exchange rates when the capital transactions occurred. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. Assets and liabilities are translated at the exchange rates as of the balance sheet date and include the exchange rate information for the fiscal years ended December 31, 2020, 2019, and 2018 and the six months ended June 30, 2021.

	For the Six Months Ended June 30, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Period Ended RMB: USD exchange rate	6.4566	6.5250	6.9618	6.8755
Period Average RMB: USD exchange rate	6.4702	6.9042	6.9081	6.6090

DILUTION

Our net tangible book value as of June 30, 2021 was approximately US$          per Ordinary Share. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Pro forma net tangible book value per ordinary share is calculated after giving effect to the conversion of all of our outstanding preferred shares. Dilution is determined by subtracting pro forma net tangible book value per ordinary share from the assumed public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after June 30, 2021, other than to give effect to our issuance and sale of          Ordinary Shares in this offering at an assumed initial public offering price of US$     per Ordinary Share, the midpoint of the estimated public offering price range, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised), our pro forma as adjusted net tangible book value as of June 30, 2021 would have been US$           per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of US$           per Ordinary Share to existing shareholders and an immediate dilution in net tangible book value of US$           per Ordinary Share to purchasers of Ordinary Shares in this offering. The following table illustrates such dilution:

	Over-allotment not exercised		Over-allotment exercised in full
Net tangible book value per ordinary share	US$	-	US$	-
Pro forma net tangible book value per ordinary share after giving effect to_______________ as of June 30, 2021	US$	-	US$	-
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$	-	US$	-

A US$1.00 change in the assumed public offering price of US$           per Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma as adjusted net tangible book value after giving effect to the offering by US$           million, the pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering by US$           per Ordinary Share and the dilution in pro forma as adjusted net tangible book value per Ordinary Share to new investors in this offering by US$           per Ordinary Share, assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of June 30, 2021, the differences between the shareholders as of June 30, 2021 and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share paid at an assumed initial public offering price of US$          per Ordinary Share before deducting estimated underwriting discounts and commissions and estimated offering expenses.

Average
	Ordinary Shares				Price Per
	Purchased		Total Consideration		Ordinary
Over-allotment option not exercised	Number	Percent	Amount	Percent	Share
Existing shareholders	-	-	-	-	-
New investors	-	-	-	-	-
Total	-	-	-	-	-

Average
	Ordinary Shares				Price Per
	Purchased		Total Consideration		Ordinary
Over-allotment exercised in full	Number	Percent	Amount	Percent	Share
Existing shareholders	-	-	-	-	-
New investors	-	-	-	-	-
Total	-	-	-	-	-

A US$1.00 change in the assumed public offering price of US$           per Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease total consideration paid by new investors, total consideration paid by all shareholders, average price per Ordinary Share paid by all shareholders by US$           , US$           , US$            and US$           , respectively, assuming no change to the number of            Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The discussion and tables above also assume no exercise of any outstanding stock options outstanding as of the date of this prospectus. As of the date of this prospectus, there were            ordinary shares issuable upon exercise of outstanding stock options at a weighted average exercise price of US$            per ordinary share, and there were           ordinary shares available for future issuance upon exercise of future grants under our share incentive policies and plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

CORPORATE HISTORY AND STRUCTURE

We are a holding company incorporated under the laws of Cayman Islands on November 10, 2020, by shareholder Yongjun Liu. Our direct subsidiary is Kang Fu International Medical, a Hong Kong company. Kang Fu International Medical, was incorporated on October 13, 2015 by four shareholders, Yongjun Liu, Yin Liu, Ace Capital Limited and King Tai International Holding Limited. On November 22, 2019, Yongjun Liu acquired 9,300,000 shares from Ace Capital Limited and 4,500,000 shares from King Tai International Holding Limited, respectively. Upon consummation of such share transfer, Yongjun Liu and Yin Liu constituted all shareholders of Kang Fu International Medical, holding 100% shares of Kang Fu International Medical. On December 21, 2020, we in turn acquired 41,400,000 shares (69%) from Yongjun Liu and 18,600,000 shares (31%) from Yin Liu, respectively, resulting in Kang Fu International Medical becoming our wholly-owned subsidiary. In exchange for our acquisition on Kang Fu, we issued a total of 15,935,000 ordinary shares to Mr. and Mrs. Liu, who in turn transferred their shares to a holding company, Bright Accomplish Limited, on December 21, 2020. Bright Accomplish Limited is our controlling shareholder, holding approximately 79.68% of our ordinary shares.

We operate our business through our indirect subsidiaries in China. Below is a list of our operating subsidiaries in China:

●	Yangzhou Huada Medical Device Co., Ltd., or Yangzhou Huada: a subsidiary wholly owned by Kang Fu International Medical and established in Yangzhou, Jiangsu Province, PRC on December 24, 2001 with a registered capital of $602,400, to mainly manufactures and sells Class I disposable medical devices under our own brands, and distributes Class I and Class II disposable medical devices sourced from other manufacturers, to our domestic customers. Specifically, Yangzhou Huada mainly focuses on the manufacturing, sales and distributions of non-bottled products, such as brushes, ID bracelets for domestic sales.

●	Jiangsu Yada Technology Group Co., Ltd., or Jiangsu Yada: a subsidiary wholly owned by Yangzhou Huada and established in Yangzhou, Jiangsu Province, PRC on December 5, 1991 with a registered capital of RMB51,390,000, to mainly manufactures and sells Class I and Class II disposable medical devices under our own brands, and distributes Class I and Class II disposable medical devices sourced from other manufacturers, to our domestic and overseas customers. Specifically, Jiangsu Yada mainly focuses on overseas sales.

●

Jiangsu Huadong Medical Device Industrial Co., Ltd., or Jiangsu Huadong: a subsidiary wholly owned by Jiangsu Yada and established in Yangzhou, Jiangsu Province, PRC on November 18, 2000 with a registered capital of RMB50,000,000, to mainly manufactures and sells Class I, II and III disposable medical devices under our own brands, and distributes Class I, II and III disposable medical devices sourced from other manufacturers, to our domestic and overseas customers. Specifically, Jiangsu Huadong mainly focuses on the manufacturing, sales and distributions of polyethylene bottled products, such as eye drop bottles and tablet bottles.

●	Yangzhou Guanghui Medical Technology Co., Ltd., or Guanghui: a subsidiary wholly owned by Jiangsu Huadong was established in Yangzhou, China on December 22, 2020 with a registered capital of RMB1,000,000. Guanghui has no real business.

Meihua owns 100% of Kang Fu International Medical. Kang Fu International Medical owns 100% of Yangzhou Huada. Yangzhou Huada owns 100% of Jiangsu Yada. Jiangsu Yada, in turn, owns 100% of Jiangsu Huadong. Jiangsu Huadong, in turn, owns 100% of the equity interests of Guanghui. The following diagram illustrates our corporate structure as of the date of this prospectus, including our principal subsidiary and their respective principal subsidiaries.

Compliance with Foreign Investment

We have been advised by our PRC Counsel Dentons Shanghai that pursuant to the relevant laws and regulations in PRC, none of our business is on the 2020 Negative List promulgated by the MOFCOM and NDRC. Therefore, we are able to conduct our business through our wholly owned PRC Subsidiaries without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

SELECTED CONSOLIDATED FINANCIAL DATA AND SELECTED OPERATING DATA

The following selected consolidated statements of comprehensive income for the years ended December 31, 2020 and 2019 and selected consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive income for the six months ended Juned 30, 2021 and selected consolidated balance sheet data as of June 30, 2021 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read this “Selected Consolidated Financial Data and Selected Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

Balance Sheet Data (Presented in $USD)

Consolidated Balance Sheets Data	As of June 30, 2021 (unaudited)	As of December 31, 2020 (audited)	As of December 31, 2019 (audited)
Cash	7,217,371	7,187,334	16,030,855
Accounts receivable	57,945,022	45,696,336	29,297,302
Inventories	1,302,414	1,326,090	1,024,968
Bank acceptances receivables	12,337,593	12,467,785	5,968,284
Total current assets	79,889,605	67,566,231	52,576,163
Property, plant and equipment, net	6,965,746	7,102,477	3,401,046
Deposits	30,201,654	29,885,057	15,800,511
Total assets	118,554,439	106,048,824	73,204,954
Short-term bank borrowings	5,111,049	3,218,391	2,585,538
Accounts payable	16,269,030	15,637,853	9,359,183
Taxes payable	1,817,058	1,748,242	1,045,443
Total current liabilities	23,890,649	21,313,044	13,546,634
Total liabilities	23,890,649	21,313,044	13,546,634
Shareholders’ equity	$94,663,790	$84,735,780	$59,658,320

Statements of Income Data (Presented in $USD)

Statement of Income Data	Six Months Ended June 30, 2021 (unaudited)	Fiscal Year Ended December 31, 2020 (audited)	Fiscal Year Ended December 31, 2019 (audited)
Third party sales	47,853,541	88,244,403	78,799,618
Related party sales	507,452	816,607	826,453
Cost of sales	(30,060,348)	(51,900,823)	(47,415,110)
Total operating costs and expenses	(6,821,332)	(13,693,961)	(12,823,370)
Net Income from operations	11,479,313	23,466,226	19,387,591
Comprehensive income	9,928,010	23,805,228	14,851,335
Basic and diluted income per share	$0.45	$0.95	$0.77

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward Looking Statements.” All amounts in included in the fiscal years ended December 31, 2020 and 2019 (“Annual Financial Statements”) are derived from our audited consolidated financial statements included elsewhere in this prospectus. These Annual Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Business Overview

The Company, through its operating subsidiaries, is mainly engaged in the manufacture, research and development and sales of Class I, II and III medical devices. It has a history of more than 40 years and has a sound product category, with more than 800 domestic products and more than 120 export products. The main products include disposable infusion pumps, anesthesia puncture kits, electronic pumps, full anesthesia kits, urethral catheterization kits, gynecological examination kits, endotracheal intubation, dressing application and various tubes. It is the leading enterprise in China’s medical consumables industry. The Company has China’s first, second, third type medical device consumables qualification, at the same time, the Company has acquired FDA registration and the European Union’s CE certification. Relevant permissions have been obtained in major sales markets to meet local regulatory requirements.

The Company’s distribution network covers major global markets. Internationally, the Company mainly exports medical devices through exporting distributors. Up to now, the Company has 301 exporting distributors responsible for distributing its products to end users in Europe, North America, Asia, South America, Africa, and Oceania. In the Chinese market, the Company sells under its own brand to customers all over the country. Product permeation for mainland China has reached major medical institutions and pharmacies through near 2095 distributors. At the same time, the Company has established a cooperative network with more than 473 hospitals through its own direct sales channels.

Revenues increased by $9,434,939 or approximately 12%, to $89,061,010 for the year ended December 31, 2020 from $79,626,071 for the year ended December 31, 2019. The increase was mainly due to increasing orders for products related to virus prevention due to COVID-19 in fiscal year 2020. Revenues increased by $4,971,426 or approximately 11%, to $48,360,993 for the six months ended June 30, 2021 from $43,389,567 for the six months ended June 30, 2020. The increase was mainly due to our continuous efforts in marketing and promotion.

Net income increased by $3,614,058 or approximately 23%, to $19,045,255 for the year ended December 31, 2020 from $15,431,197 for the year ended December 31, 2019. Net income decreased by $1,104,993 or approximately 11%, to $9,092,467 for the six months ended June 30, 2021 from $10,197,460 for the six months ended June 30, 2020.

Coronavirus (COVID-19) Update

On January 30, 2020, the World Health Organization declared the outbreak of the corona-virus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.” Governments in affected countries have imposed travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally and result in an economic slowdown. These measures, though temporary in nature, may continue and increase depending on developments in the COVID-19’s outbreak.

The continued COVID-19 pandemic impacted the Company’s sales and marketing activities in fiscal year 2020. The sales volume of masks has risen sharply. At the same time, the sales of products other than masks have declined due to the decrease in market demand. In 2019, orders for masks and gloves were valued at $0.2 million and $1.4 million, respectively. For twelve month period ended December 31, 2020, orders for masks and gloves were valued at $10.1 million and $2.4 million, respectively.

Up to now, most of the restrictions on movement within China have been relaxed and the COVID-19 outbreak has had a limited impact on our results of operations for the six months ended June 30, 2021, but the extent to which the COVID-19 outbreak will impact our future financial condition and results of operations cannot be reasonably assessed at this time and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the COVID-19 outbreak or treat its impact, and the impact on the economic growth and business of our clients for the foreseeable future, among others.

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure. No events require additional adjustment to or disclosure in the consolidated financial statements.

Results of Operations for Fiscal Years Ended December 31, 2020 and 2019

The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this annual report. The results of operations in any period are not necessarily indicative of our future trends.

(Amounts expressed in U.S. dollars, except share data and per share data, or otherwise noted)

Years Ended December 31, 2020 and 2019

	2020	2019
Revenues
Third party sales	$88,244,403	$78,799,618
Related party sales	816,607	826,453
Total revenues	89,061,010	79,626,071
Cost of revenues	51,900,823	47,415,110

Gross profit	37,160,187	32,210,961

Operating expenses
Selling	6,624,332	5,405,638
General and administrative	4,577,570	4,203,406
Research and development	2,492,059	3,214,326
Total operating costs and expenses	13,693,961	12,823,370

Income from operations	23,466,226	19,387,591

Other (income) expense:
Interest expense	137,160	97,790
Interest income	(36,583)	(48,842)
Currency exchange (gain) loss	(393,478)	89,472
Other expense (income), net	25,551	(735)
Total other (income) expenses	(267,350)	137,685

Income before provision for income taxes	23,733,576	19,249,906

Income taxes expense	4,688,321	3,818,709
Net income	$19,045,255	$15,431,197

Revenues

Revenues increased by $9,434,939 or approximately 12%, to $89,061,010 for the year ended December 31, 2020 from $79,626,071 for the year ended December 31, 2019. The increase was mainly due to increasing orders for products related to virus prevention due to COVID-19 in fiscal year 2020.

Cost of revenues

Cost of revenues primarily include cost of materials, direct labors, overhead, and other related incidental expenses that are directly attributable to the Company’s principal operations. Cost of revenue increased by $4,485,713, or approximately 9%, to $51,900,823 for the year ended December 31, 2020 from $47,415,110 for the year ended December 31, 2019. The increase was mainly attributable to the increased sales in fiscal year 2020.

Gross profit margin

The following table sets forth the overall gross profit margin of the Company:

	For the Year Ended	For the Year Ended
	December 31, 2020	December 31, 2019
Revenues	$89,061,010	$79,626,071
Costs of revenues	51,900,823	47,415,110
Gross profit	$37,160,187	$32,210,961
Gross profit margin %	42%	40%

Gross profit increased by $4,949,226, or approximately 15%, to $37,160,187 for the year ended December 31, 2020 from $32,210,961 for the year ended December 31, 2019. The increase was mainly attributable to the increased sales in fiscal year 2020.

Operating costs and expenses

Our operating costs and expenses consist of selling expenses, general and administrative expenses and research and development expenses.

Selling

The following table sets forth a breakdown of the selling expenses of the Company:

Years Ended December 31, 2020 and 2019

	2020	2019
Transportation expenses	$2,473,655	$2,093,284
Salaries and benefits	1,110,441	1,020,951
Entertainment expenses	869,591	660,454
Conference expenses	805,832	598,858
Travel allowance	266,518	338,855
Auto expenses	191,860	243,151
Advertising expenses	53,770	226,111
Market research	579,357	-
Other expenses	273,308	223,974
Total	$6,624,332	$5,405,638

The selling expenses increased by $1,218,694, or approximately 23% to $6,624,332 for the year ended December 31, 2020 from $5,405,638 for the year ended December 31, 2019. The increase was mainly attributable to the combined effects of the followings:

(a)	Our market research expenses increased by $579,357, to $579,357 for the year ended December 31, 2020 from nil for the year ended December 31, 2019. The increase was mainly attributable to the fact that the Company conducted market research to better adjust the production strategy in 2020.

(b)	Our transportation expenses increased by $380,371 or approximately 18%, to $2,473,655 for the year ended December 31, 2020 from $2,093,284 for the year ended December 31, 2019. The increase was mainly attributable to the increased in sales in fiscal year 2020.

(c)	Our entertainment expenses increased by $209,137 or approximately 32%, to $869,591 for the year ended December 31, 2020 from $660,454 for the year ended December 31, 2019. The increase was mainly attributable to that the Company had increased the search for first-class agents in the People’s Republic of China (“PRC”) under the existing business scale. Besides, the Company had also strengthened cooperation with hospitals.

(d)	Our conference expenses increased by $206,974 or approximately 35%, to $805,832 for the year ended December 31, 2020 from $598,858 for the year ended December 31, 2019. The increase was mainly attributable to that the Company had increased the search for first-class agents in PRC under the existing business scale. In addition, the Company had also strengthened cooperation with hospitals.

General and administrative

General and administrative expenses primarily consist of the following expenses:

Years Ended December 31, 2020 and 2019

	2020	2019
Salaries and benefits	$1,062,041	$996,220
Entertainment expenses	998,613	750,568
Conference fee	595,217	735,357
Auto expense	192,148	253,220
Maintenance expenses	153,896	171,767
Depreciation expenses	127,174	142,367
Travel allowance	80,179	156,750
Office expenses	115,204	120,627
Surtax expenses	557,522	583,907
Amortization expenses	26,195	28,159
Rental expenses	19,013	19,000
Insurance expenses	8,444	10,722
Service expenses	426,461	93,513
Other expenses	215,463	141,229
Total	$4,577,570	$4,203,406

The general and administrative expenses increased by $374,164, or approximately 9% to $4,577,570 for the year ended December 31, 2020, from $4,203,406 for the year ended December 31, 2019. The increase was mainly due to increase in service expenses.

Research and development

The following table sets forth a breakdown of the research and development expenses of the Company:

Years Ended December 31, 2020 and 2019

	2020	2019
Sample manufacturing expenses	$1,114,789	$1,664,943
Salaries and benefits	931,569	954,894
Travel allowance	105,236	110,730
Depreciation expenses	5,642	1,861
Design expenses	125,199	197,585
Material expenses	50,869	88,823
Other expenses	158,755	195,490
Total	$2,492,059	$3,214,326

The research and development expenses decreased by $722,267, or approximately 22%, to $2,492,059 for the year ended December 31, 2020, from $3,214,326 for the year ended December 31, 2019. The decrease was mainly due to the $550,154 decrease of sample manufacturing expenses as the Company had strengthened control of R&D expenditures, such as control over consumption of samples.

Income from operations

As a result of the factors described above, our income from operations increased by $4,078,635, or approximately 21%, to $23,466,226 for the year ended December 31, 2020 from $19,387,591 for the year ended December 31, 2019.

Income tax expense

The Provision for income taxes increased by $869,612, or approximately 23%, to $4,688,321 for the year ended December 31, 2020, from $3,818,709 for the year ended December 31, 2019. The increase was mainly due to the increase of profit before provision for income taxes in 2020.

Net income

As a result of the factors described above, our net income increased by $3,614,058, or approximately 23%, to $19,045,255 for the fiscal year ended December 31, 2020 from $15,431,197 for the fiscal year ended December 31, 2019.

Unrealized foreign currency translation adjustment

The Company’s reporting currency is the United States dollar (“US$”). The Company’s operations are primarily conducted through the PRC subsidiaries where the local currency is the functional currency. The functional currency of Kang Fu HK is the Hong Kong dollar and the functional currency of Huada, Yada and Huadong is the Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the financial statements denominated in RMB into U.S. dollars are included in other comprehensive income. Our foreign currency translation gains for the fiscal year ended December 31, 2020 was $4,759,973, compared to the foreign currency translation loss of $579,862 for the fiscal year ended December 31, 2019, increasing by $5,339,835. The increase was primarily due to the appreciation of RMB against the U.S. dollars.

Results of Operations for the Six Months Ended June 30, 2021 and 2020

The following table sets forth a summary of our unaudited consolidated results of operations for the periods presented. This information should be read together with our unaudited consolidated financial statements and related notes included elsewhere in this report. The results of operations in any period are not necessarily indicative of our future trends.

(Amounts expressed in U.S. dollars, except share data and per share data, or otherwise noted)

	For the six months ended June 30,
	2021	2020	Variance	Variance (%)
Revenues
Third party sales	$47,853,541	$43,132,058	$4,721,483	11
Related party sales	507,452	257,509	249,943	97
Total revenues	48,360,993	43,389,567	4,971,426	11
Cost of revenues	30,060,348	24,270,948	5,789,400	24

Gross profit	18,300,645	19,118,619	(817,974)	(4)

Operating expenses
Selling	3,185,797	2,921,814	263,983	9
General and administrative	2,219,725	2,103,569	116,156	6
Research and development	1,415,810	1,281,359	134,451	10
Total operating costs and expenses	6,821,332	6,306,742	514,590	8

Income from operations	11,479,313	12,811,877	(1,332,564)	(10)

Other (income) expense:
Interest expense	87,443	65,304	22,139	34
Interest income	(12,073)	(23,809)	11,736	49
Currency exchange (gain) loss	(70,961)	142,465	(213,426)	(150)
Other expense (income), net	31,108	(2,354)	33,462	1,421
Total other expenses	35,517	181,606	(146,089)	(80)

Income before income taxes provision	11,443,796	12,630,271	(1,186,475)	(9)

Income taxes expense	2,351,329	2,432,811	(81,482)	(3)
Net income	$9,092,467	$10,197,460	$(1,104,993)	(11)

Revenues

Revenues increased by $4,971,426 or approximately 11%, to $48,360,993 for the six months ended June 30, 2021 from $43,389,567 for the six months ended June 30, 2020. The increase was mainly due to our continuous efforts in marketing and promotion.

Cost of revenues

Cost of revenues primarily include cost of materials, direct labors, overhead, and other related incidental expenses that are directly attributable to the Company’s principal operations. Cost of revenue increased by $5,789,400, or approximately 24%, to $30,060,348 for the six months ended June 30, 2021 from $24,270,948 for the six months ended June 30, 2020. The increase was mainly attributable to the increased sales of resales of third-party disposable medical devices as those products were with a lower gross profit margin as compared to self-manufactured products.

Gross profit margin

The following table sets forth the overall gross profit margin of the Company:

	For the six months ended June 30,
	2021	2020	Variance	Variance (%)
Revenues	$48,360,993	$43,389,567	$4,971,426	11
Costs of revenues	30,060,348	24,270,948	5,789,400	24
Gross profit	$18,300,645	$19,118,619	$(817,974)	(4)
Gross profit margin %	38%	44%	(6)%	(14)

Gross profit decreased by $817,974, or approximately 4%, to $18,300,645 for the six months ended June 30, 2021 from $19,118,619 for the six months ended June 30, 2020. The decrease was primarily attributable to combined effects of the following two reasons: 1) the resale of disposable medical devices from third party increased and its gross profit margin is lower than those of self-manufactured products; and 2) as the COVID-19 is under control in China, the gross profit margin of our masks is reduced, thereby contributing to a reduction in overall gross profit margin.

Operating costs and expenses

Our operating costs and expenses consist of selling expenses, general and administrative expenses, and research and development expenses.

Selling

The following table sets forth a breakdown of the selling expenses of the Company:

	For the six months ended June 30,
	2021	2020	Variance	Variance (%)
Transportation expenses	$1,314,538	$1,268,894	$45,644	4
Salaries and benefits	612,375	534,657	77,718	15
Entertainment expenses	433,490	392,229	41,261	11
Conference expenses	431,625	378,619	53,006	14
Travel allowance	184,387	134,857	49,530	37
Auto expenses	86,087	96,414	(10,327)	(11)
Advertising expenses	10,894	1,933	8,961	464
Other expenses	112,401	114,211	(1,810)	(2)
Total	$3,185,797	$2,921,814	$263,983	9

The selling expenses increased by $263,983, or approximately 9% to $3,185,797 for the six months ended June 30, 2021 from $2,921,814 for the six months ended June 30, 2020. The increase was mainly attributable to the combined effects of the followings:

(a)	Our salaries and benefits expenses increased by $77,718 or approximately 15%, to $612,375 for the six months ended June 30, 2021 from $534,657 for the six months ended June 30, 2020. The increase was mainly attributable to that the pandemic in China had been brought under control; and the local government had cancelled the social insurance relief policy.

(b)	Our conference fee increased by $53,006 or approximately 14%, to $431,625 for the six months ended June 30, 2021 from $378,619 for the six months ended June 30, 2020. The increase was mainly attributable to related increased conference fees for market expansion.

(d)	Our travel allowance increased by $49,530 or approximately 37%, to $184,387 for the six months ended June 30, 2021 from $134,857 for the six months ended June 30, 2020. The increase was mainly attributable to that more sale-personnel traveled for business and market expansion.

General and administrative expenses

General and administrative expenses primarily consist of the following expenses:

	For the six months ended June 30,
	2021	2020	Variance	Variance (%)
Salaries and benefits	$635,591	$513,316	$122,275	24
Entertainment expenses	427,381	464,754	(37,373)	(8)
Conference fee	269,188	266,830	2,358	1
Auto expense	77,708	95,908	(18,200)	(19)
Maintenance expenses	74,535	70,181	4,354	6
Depreciation expenses	69,405	50,696	18,709	37
Travel allowance	28,362	46,566	(18,204)	(39)
Office expenses	56,672	55,036	1,636	3
Surtax expenses	309,284	262,519	46,765	18
Amortization expenses	13,435	13,357	78	1
Rental expenses	20,288	18,667	1,621	9
Insurance expenses	6,300	3,368	2,932	87
Service expenses	136,099	151,574	(15,475)	(10)
Other expenses	95,477	90,797	4,680	5
Total	$2,219,725	$2,103,569	$116,156	6

The general and administrative expenses increased by $116,156, or approximately 6% to $2,219,725 for the six months ended June 30, 2021 from $2,103,569 for the six months ended June 30, 2020. The increase was mainly due to the increase of salaries and benefits as the pandemic in China had been brought under control; and the local government had cancelled the social insurance relief policy.

Research and development expenses

The following table sets forth a breakdown of the research and development expenses of the Company:

	For the six months ended June 30,
	2021	2020	Variance	Variance (%)
Sample manufacturing expenses	$635,899	$603,092	$32,807	5
Salaries and benefits	544,120	459,644	84,476	18
Travel allowance	61,765	45,551	16,214	36
Depreciation expenses	4,141	1,400	2,741	196
Design expenses	61,760	66,224	(4,464)	(7)
Material expenses	26,676	27,482	(806)	(3)
Other expenses	81,449	77,966	3,483	4
Total	$1,415,810	$1,281,359	$134,451	10

The research and development expenses increased by $134,451, or approximately 10%, to $1,415,810 for the six months ended June 30, 2021, from $1,281,359 for the six months ended June 30, 2020. The increase was mainly due to the increase in salaries and benefits as the pandemic in China had been brought under control; and the local government had cancelled the social insurance relief policy.

Income from operations

As a result of the factors described above, our income from operations decreased by $1,332,564, or approximately 10%, to $11,479,313 for the six months ended June 30, 2021 from $12,811,877 for the six months ended June 30, 2020.

Income tax expenses

As a result of the factors described above, our income tax expenses decreased by $81,482 or approximately 3%, to $2,351,329 for the six months ended June 30, 2021 from $2,432,811 for the six months ended June 30, 2020.

Net income

As a result of the factors described above, our net income decreased by $1,104,993 or approximately 11%, to $9,092,467 for the six months ended June 30, 2021 from $10,197,460 for the six months ended June 30, 2020.

Unrealized foreign currency translation adjustment

The Company’s reporting currency is the United States dollar (“US$”). The Company’s operations are primarily conducted through the PRC subsidiaries where the local currency is the functional currency. The functional currency of Kang Fu HK is the Hong Kong dollar and the functional currency of Huada, Yada, Huadong and Guanghui is the Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the financial statements denominated in RMB into U.S. dollars are included in other comprehensive income. Our foreign currency translation gains for the six months ended June 30, 2021 was $835,543, compared to the foreign currency translation loss of $785,550 for the six months ended June 30, 2020, increasing by $1,621,093. The increase was primarily due to the appreciation of RMB against the U.S. dollars.

Liquidity and Capital Resources

Cash Flows and Working Capital

As of June 30, 2021 and December 31, 2020, we had cash of $7,217,371, and $7,187,334 respectively. We believe that our current cash, cash to be generated from our operations and access to capital market will be sufficient to meet our working capital needs for at least the next twelve months. And we do not have any amounts committed to be provided by our related party. We are also not dependent upon future financing to meet our liquidity needs for the next twelve months. In order to implement our growth strategies, we plan to expand our business. With additional capacity, and varied product offerings, the Company will provide tailored “One-stop” services from wound care, to surgical auxiliary supplies, to disease prevention. To do so, we may need more capital through equity financing to expand our production and meet market demands.

Substantially all of our operations are conducted in China and all of our revenues, expense, and cash are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty in distributing any dividends outside of China due to PRC exchange control regulations which restrict the ability to convert RMB into U.S. Dollars.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit every year as its general reserves based on PRC accounting standards until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves can’t be distributed as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which can’t be distributed to equity owners except liquidation. Under PRC law, RMB can be converted into U.S. Dollars under the company’s “current account” (including dividends, trade and service-related foreign exchange transactions) rather than the “capital account” (including foreign direct investments and loans, without the prior approval of the SAFE).

For retained earnings accrued after such date, the board of directors will declare dividends after taking into account our operations, earnings, financial condition, the demand for cash and availability and other relevant factors. Any declaration, payment and amount of dividends should be subject to our By-Laws, charter and applicable Chinese and U.S. state and federal laws and regulations, including the approval from the shareholders of each subsidiary which intends to declare such dividends, if applicable.

We have limited financial obligations dominated in US dollars, thus the foreign currency restrictions and regulations in PRC on the dividends distribution will not have a material impact on the liquidity, financial condition and results of operations of the Company.

Summary of Cash Flows

Years Ended December 31, 2020 and 2019

	2020	2019
Net Cash Provided by Operating Activities	$5,325,996	$9,308,316
Net Cash Used in Investing Activities	(16,094,404)	(8,901,599)
Net Cash Provided by Financing Activities	1,706,750	923,770
Effect of Exchange Rate Changes on Cash	218,137	(103,255)
Cash at Beginning of Year	16,030,855	14,803,623
Cash at End of Year	$7,187,334	$16,030,855

We had a balance of cash of $7,187,334 as of December 31, 2020, compared with a balance of $16,030,855 as of December 31, 2019.

Six Months Ended June 30, 2021 and 2020

	2021	2020	Variance	Variance (%)
Net Cash (Used in) Provided by Operating Activities	$(1,728,847)	$6,562,463	$(8,291,310)	(126)
Net Cash Used in Investing Activities	(92,866)	(15,524,312)	15,431,446	99
Net Cash Provided by Financing Activities	1,854,656	2,589,355	(734,699)	(28)
Effect of Exchange Rate Changes on Cash	(2,906)	(70,470)	67,564	96
Cash at Beginning of Period	7,187,334	16,030,855	(8,843,521)	(55)
Cash at End of Period	$7,217,371	$9,587,891	(2,370,520)	(25)

We had a balance of cash of $7,217,371 as of June 30, 2021, compared with a balance of $7,187,334 as of December 31, 2020.

Cash Flows in Operating Activities – Fiscal Years Ended December 31, 2020 and 2019

Net cash generated from operating activities was $5,325,996 for the year ended December 31, 2020, compared to net cash generated from operating activities of $9,308,316 for the year ended December 31, 2019, represented a $3,982,320 or a 43% decrease in the net cash inflow generated from operating activities. The decrease in net cash generated from operating activities was primarily due to the following:

a)	Change in bank acceptance receivable was approximately $5.8 million net cash outflow for the year ended December 31, 2020. For the year ended December 31, 2019, change in bank acceptance receivable was approximately $1.8 million net cash inflow, which led to approximately $7.6 million decrease in net cash outflow from operating activities.

b)

Change in accounts receivable was approximately $13.6 million net cash outflow for the year ended December 31, 2020. For the year ended December 31, 2019, change in accounts receivable was approximately $4.7 million net cash outflow, which led to approximately $8.9 million increase in net cash outflow from operating activities.

c)	Change in inventory was approximately $0.2 million net cash outflow for the year ended December 31, 2020. For the year ended December 31, 2019, change in inventory was approximately $0.8 million net cash inflow, which let to approximately $1.0 million decrease in net cash outflow from operating activities.

d)	Change in accounts payable was $ approximately 5.3 million net cash inflow for the year ended December 31, 2020. For the year ended December 31, 2019, change in accounts payable was approximately $4.2 million net cash outflow, which led to approximately $9.5 million increase in net cash inflow from operating activities.

e)	Change in taxes payable was approximately $0.6 million net cash inflow for the year ended December 31, 2020. For the year ended December 31, 2019, change in taxes payable was approximately $0.4 million net cash outflow, which led to approximately $1.0 million increase in net cash inflow from operating activities.

Cash Flows in Operating Activities – Six Months Ended June 30, 2021 and 2020

Net cash used by operating activities was $1,728,847 for the six months ended June 30, 2021, compared to net cash provided by operating activities of $6,562,463 for the six months ended June 30, 2020, represented a $(8,291,310) or a 126% decrease in the net cash inflow generated from operating activities. The decrease in net cash generated from operating activities was primarily due to the following:

a)	Change in bank acceptance receivable was approximately $0.3 million net cash inflow for the six months ended June 30, 2021. For the six months ended June 30, 2020, change in bank acceptance receivable was approximately $6.8 million net cash outflow, which led to approximately $7.1 million increase in net cash inflow from operating activities.

b)	Change in accounts receivable was approximately $11.7 million net cash outflow for the six months ended June 30, 2021. For the six months ended June 30, 2020, change in accounts receivable was approximately $1.8 million net cash outflow, which led to approximately $9.9 million increase in net cash outflow from operating activities.

c)	Change in inventories was approximately $0.04 million net cash inflow for the six months ended June 30, 2021. For the six months ended June 30, 2020, change in inventories was approximately $0.8 million net cash outflow, which let to approximately $0.8 million increase in net cash inflow from operating activities.

d)	Change in accounts payable was approximately $0.5 million net cash inflow for the six months ended June 30, 2021. For the six months ended June 30, 2020, change in accounts payable was approximately $4.8 million net cash inflow, which led to approximately $4.3 million increase in net cash outflow from operating activities.

e)	Change in taxes payable was approximately $0.05 million net cash inflow for the six months ended June 30, 2021. For the six months ended June 30, 2020, change in taxes payable was approximately $0.83 million net cash inflow, which led to approximately $0.78 million increase in net cash outflow from operating activities.

Cash Flows in Investing Activities – Fiscal Years Ended December 31, 2020 and 2019

Net cash used in investing activities was $16,094,404 for the year ended December 31, 2020. It consisted of payment for long-term deposits for building of $12,311,347, purchase of property and equipment of $3,808,259 and proceed from disposal of fixed assets of $25,202.

Net cash used in investing activities was $8,901,599 for the year ended December 31, 2019. It consisted of payment for land use right of $8,685,456, purchase of property and equipment of $266,744 and proceed from disposal of fixed assets of $50,601.

Cash Flows in Investing Activities – Six Months Ended June 30, 2021 and 2020

Net cash used in investing activities was $92,866 for the six months ended June 30, 2021. It was used to purchases of property, plant and equipment.

Net cash used in investing activities was $15,524,312 for the six months ended June 30, 2020. It consisted of payments for long-term deposits for buildings of $12,087,256, purchase of property and equipment of $3,450,423 and proceed from disposal of fixed assets of $13,367.

Cash Flows in Financing Activities – Fiscal Years Ended December 31, 2020 and 2019

For the year ended December 31, 2020, the Company had net provided by financing activities of $1,706,750, which consisted of the proceed from short-term bank loans of $4,359,665, the proceeds from issuance of shares of $1,272,232, and repayment of short-term bank loans of $3,925,147.

For the year ended December 31, 2019, the Company had net provided by financing activities of $923,770, which consisted of the proceed from short-term bank loans of $2,605,637, the proceeds from ordinary shares subscribed of $344,739, and repayment of short-term bank loans of $2,026,606.

Cash Flows in Financing Activities – Six Months Ended June 30, 2021 and 2020

For the six months ended June 30, 2021, the Company had net provided by financing activities of $1,854,656, which consisted of the proceeds from short-term bank borrowings of $4,327,532, and repayment of short-term bank borrowings of $2,472,876.

For the six months ended June 30, 2020, the Company had net provided by financing activities of $2,589,355, which consisted of the proceeds from short-term bank borrowings of $2,289,468, the proceeds from ordinary shares subscribed of $868,699, and repayments of short-term bank borrowings of $568,812.

Analysis of Items with Major Changes on the Consolidated Balance Sheets

As of December 31, 2020 and 2019

(US$, except share data and per share data, or otherwise noted)

	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash	$7,187,334	$16,030,855
Bank acceptances receivables	12,467,785	5,968,284
Accounts receivable	45,696,336	29,297,302
Inventories	1,326,090	1,024,968
Prepayments and other current assets	496,612	107,943
Due from related parties	392,074	146,811
Total current assets	67,566,231	52,576,163

Property, plant and equipment	7,102,477	3,401,046
Intangible assets	575,519	565,388
Investment	919,540	861,846
Deposits	29,885,057	15,800,511
Total assets	$106,048,824	$73,204,954

Liabilities and shareholders’ equity
Liabilities
Current liabilities
Short-term bank borrowings	$3,218,391	$2,585,538
Accounts payable	15,637,853	9,359,183
Taxes payable	1,748,242	1,045,443
Other liabilities and accrued expenses	708,558	488,241
Due to related parties	-	68,229
Total current liabilities	21,313,044	13,546,634

Total liabilities	21,313,044	13,546,634

Commitments and contingencies

Shareholders’ equity
Ordinary share, $0.0005 par value, 80,000,000 shares authorized, 20,000,000 shares issued and outstanding as of December 31, 2020 and 18,575,000 shares issued and outstanding as of December 31, 2019	10,000	9,288
Preferred share, $0.0005 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of December 31,2020 and 2019	-	-
Additional paid-in capital	9,716,484	8,100,225
Ordinary shares subscribed	-	344,739
Statutory surplus reserves	15,178,467	13,308,334
Retained earnings	56,625,084	39,449,962
Accumulated other comprehensive income (loss)	3,205,745	(1,554,228)
Total shareholders’ equity	84,735,780	59,658,320

Total liabilities and shareholders’ equity	$106,048,824	$73,204,954

Bank acceptances receivables

Bank acceptances receivables increased by $6,499,501, or approximately 109%, to $12,467,785 as of December 31, 2020 from $5,968,284 as of December 31, 2019. The increase was mainly attributable to that significant customers increased the use of bank acceptance notes to pay bills.

Accounts receivable

Accounts receivable increased by $16,399,034, or approximately 56%, to $45,696,336 as of December 31, 2020 from $29,297,302 as of December 31, 2019. The increase was mainly due to that i) the Company had extended the credit period of long-term stable and key customers, ii) some customers’ year-end payment collection failed to arrive in time due to the impact of COVID-19.

The following table sets forth the aging breakdown of accounts receivable (US$):

	As of December 31, 2020	As of December 31, 2019
0-60 days	18,606,519	9,529,318
61-120 days	14,114,724	13,434,392
121-180 days	7,717,803	6,333,592
181 days -1year	5,257,290	-
Total accounts receivable	45,696,336	29,297,302

Historically, the Company’s accounts receivable would be collected with 3-4 months. However, in 2020, due to COVID-19 impact, some customers had slowed down the payments. By the end of January 2021, all accounts receivable balances between 181 days to 1 year had been collected. By the end of March 2021, all accounts receivable balances between 121 to 180 days had been collected.  As of July 2021, all accounts receivable between 61 to 120 days had been collected, and 81% of accounts receivable between 0 to 60 days had been collected.

Inventories

Inventories increased by $301,122, or approximately 29%, to $1,326,090 as of December 31, 2020 from $1,024,968 as of December 31, 2019. The increase was mainly attributable to that according to the growth of actual sales in fiscal year 2020, the Company expanded the reserve of safety stock to ensure the timely and effective flow of inventory.

Due from related parties

Due from related parties increased by $245,263, or approximately 167%, to $392,074 as of December 31, 2020 from $146,811 as of December 31, 2019. This increase was mainly attributable to that the annual amount of related party transactions fluctuated little, related party transactions mainly occurred at the end of the period so due from related parties increased.

Property, plant and equipment

Property, plant and equipment, net increased by $3,701,431, or approximately 109%, to $7,102,477 as of December 31, 2020 from $3,401,046 as of December 31, 2019. The increase was mainly attributable to that in 2020, the Company had renovated and expanded the factory buildings and office areas, including the purchase of some machinery and equipment.

Deposits

Long-term deposits increased by $14,084,546, or approximately 89%, to $29,885,057 as of December 31, 2020 from $15,800,511 as of December 31, 2019. The increase was mainly attributable to that on April 20, 2020, the Company signed a factory building purchase agreement with Jiangsu Qionghua Group Co., Ltd. and paid deposit of $13.03 million (RMB 85 million). The buildings are expected to be transferred to the Company in March 2022.

Accounts payable

Accounts payable increased by $6,278,670, or approximately 67%, to $15,637,853 as of December 31, 2020 from $9,359,183 as of December 31, 2019. This increase was mainly due to that the growth of sales led to the growth of procurement, and the amount of accounts payable also increased accordingly.

Taxes payable

Tax payable increased by $702,799, or approximately 67%, to $1,748,242 as of December 31, 2020 from $1,045,443 as of December 31, 2019. This increase was mainly attributable to the increase of VAT and income tax due to the increased sales.

Significant events

On April 20, 2020, the Company signed a factory building purchase agreement with Jiangsu Qionghua Group Co., Ltd. and paid deposit of $13.03 million (RMB 85 million). The buildings are expected to be transferred to the Company in March 2022.

Significant subsequent events are included in Note 14 to our consolidated financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 2 of our consolidated financial statements included elsewhere in this prospectus.

As of June 30, 2021 and December 31, 2020 (Unaudited)

(US$, except share data and per share data, or otherwise noted)

	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash	$7,217,371	$7,187,334
Bank acceptances receivables	12,337,593	12,467,785
Accounts receivable	57,945,022	45,696,336
Inventories	1,302,414	1,326,090
Prepayments and other current assets	966,499	496,612
Due from related parties	120,706	392,074
Total current assets	79,889,605	67,566,231

Property, plant and equipment	6,965,746	7,102,477
Intangible assets	568,152	575,519
Investment	929,282	919,540
Deposits	30,201,654	29,885,057
Total assets	$118,554,439	$106,048,824

Liabilities and shareholders’ equity
Liabilities
Current liabilities
Short-term bank borrowings	$5,111,049	$3,218,391
Accounts payable	16,269,030	15,637,853
Taxes payable	1,817,058	1,748,242
Other liabilities and accrued expenses	693,512	708,558
Total current liabilities	23,890,649	21,313,044

Total liabilities	23,890,649	21,313,044

Commitments and contingencies

Shareholders’ equity
Ordinary share, $0.0005 par value, 80,000,000 shares authorized, 20,000,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	10,000	10,000
Preferred share, $0.0005 par value, 20,000,000 shares authorized, no shares issued and outstanding as of June 30, 2021 and December 31, 2020	-	-
Additional paid-in capital	9,716,484	9,716,484
Statutory surplus reserves	15,178,467	15,178,467
Retained earnings	65,717,551	56,625,084
Accumulated other comprehensive income	4,041,288	3,205,745
Total shareholders’ equity	94,663,790	84,735,780

Total liabilities and shareholders’ equity	$118,554,439	$106,048,824

Accounts receivable

Accounts receivable increased by $12,248,686, or approximately 27%, to $57,945,022 as of June 30, 2021 from $45,696,336 as of December 31, 2020. The increase was mainly due to that i) the Company had extended the credit period of long-term stable and key customers, ii) some customers’ year-end payment collection failed to arrive in time due to the impact of COVID-19.

The following table sets forth the aging breakdown of accounts receivable (US$):

	June 30, 2021	December 31, 2020
0-60 days	18,538,776	18,606,519
61-120 days	16,922,277	14,114,724
121-180 days	13,668,881	7,717,803
181 days -1year	8,815,088	5,257,290
Total accounts receivable	57,945,022	45,696,336

Historically, the Company’s accounts receivable would be collected with 90-180 days. However, for the six months ended June 30, 2021, due to COVID-19 impact, some customers had slowed down the payments. As of August 31, 2021, all accounts receivable balances between 181 days to 1 year had been collected.

Due from related parties

Due from related parties decreased by $271,368, or approximately 69%, to $120,706 as of June 30, 2021 from $392,074 as of December 31, 2020. This decrease was mainly attributable to that related parties made accounts receivable payments in time. As of September 30, 2021, all due from related parties’ balances had been collected.

Short-term bank borrowings

Short-term bank borrowings increased by $1,892,658, or approximately 59%, to $5,111,049 as of June 30, 2021 from $3,218,391 as of December 31, 2020. This increase was mainly attributable to new bank borrowings increased in the six months ended June 30, 2021.

Accounts payable

Accounts payable increased by $631,177, or approximately 4%, to $16,269,030 as of June 30, 2021 from $15,637,853 as of December 31, 2020. This increase was mainly due to that the growth of sales led to the growth of procurement; accounts payable also increased accordingly.

INDUSTRY

Overview of China’s Disposable Medical Device Industry

Over the past four decades, China’s disposable medical device industry witnessed a consistent and rapid growth. According to the data released in the “China NMPA (CFDA) Blue book (2020 version)”, the market has maintained rapid growth due to the extensive use of disposable medical devices, which mainly benefits from the improvement of living standard as well as the increased demand for medical care and health concern. However, compared with developed countries, such as the United States, Europe and Japan, the disposable medical device industry in China is relatively behind in technology, which is characteristic with a market primarily filled with medium to low value-added disposable medical devices. Between 2015 and 2019, the market has experienced consistent expansion. Specifically, in 2017, under the guidance of the national policy for “structural adjustment and change in methods”, China’s low value-added medical disposables industry began transitioning from an inefficient and extensive growth model to a more refined and intensive one. Meanwhile, its production structure has also been continuously optimized. Influenced by the transition, the industry’s growth rate in 2017 had fallen slightly to 19.42%.

Although growth was slowed down in 2017 due to the transition, the long-term benefits of “structural adjustment and change in method” are inarguable. Against the backdrop of the actively changing development method and improving production structure, from 2018-2020, the industry continued to expand and step on the pedals even harder. Affected by the spread of epidemic worldwide, the demand of China’s low value-added disposable medical devices increased more than ten times. According to Eshare, the market size of China’s low value-added disposable medical devices in 2020 was about 97 billion RMB and the year-on-year growth rate is 25.97%.

(Source: China NMPA (CFDA) Blue book 2021 version)

Chart 1: Market Size of China’s Low Value-added Disposable Medical Devices from 2016-2020 (Unit: RMB100 million, %)

Market Size of Low Value-added Disposable Medical Devices (100 million) YoY (%)

Source：2021 China NMPA (CFDA) Blue book, collated by Forward Intelligence

Global Competitiveness Analysis for China’s Disposable Medical Devices

According to the Global Medical Devices Report Q2 2017 published by BMI Research, a research institute under Fitch, the global market size for low-value disposable medical devices reached $52.8 billion in 2016, which was increased to $55.3 billion and $58.1 billion in 2017 and 2018, respectively. Based on the market changes, Forward Intelligence forecasted that in 2019, the global disposable medical device market could reach up to $61.0 billion. Latest opinions from the Global Medical Devices Report Q2 2020 pointed out that while the COVID-19 pandemic has increased the demands for high-value medical devices, inevitably resulting in additional pressure on the global trade and supply chain of medical devices, it comparably brings new opportunities for low value-added disposable medical devices.

China’s market share in the low value-added disposable medical device market, calculated through its market scale, witnessed a steady increment in the global market between 2016 and 2019. In 2016, China’s global market share was 12.78%, which was increased to 18.30% in 2019. The global competitiveness of China’s low value-added disposable medical devices has been significantly improved. Below chart is the global low value-added disposable medical device market scale and China’s market share from 2016 to 2019.

Chart 2: Global Low Value-added Disposable Medical Device Market Scale and China’s Market Share from 2016-2019
(Unit: $100 million, %)

Global Low Value-added Disposable Medical Device Market Scale (Unit: $100 million China’s Market Share (%)

Source：China Association for Medical Devices Industry (CAMDI), collated by Forward Intelligence. 2020 and 2021 estimations were estimated by Forward Intelligence.

Although the information discussed above indicates that China’s share of the global low value-added disposable medical device market has increased in recent years, we do not have sufficient information from reliable sources regarding the market share of specific other countries which produce disposal medical devices.

Regional Development of China’s Disposable Medical Device Industry

With the development of China’s disposable medical device industry, four regional disposable medical device centers were gradually formed in China, located at Changyuan of Henan Province, Touqiao Town of Yangzhou in Jiangsu Province, Jinxian County of Jiangxi Province and Tonglu of Zhejiang Province, respectively, all of which in aggregate accounted for approximately 52.08% market share in China. Among those four centers, Jinxian County in Jiangxi Province is the largest center, occupying 24.94% market share, with Changyuan of Henan Province, Touqiao Town of Yangzhou in Jiangsu Province and Tonglu of Zhejiang Province occupying 16.88%, 7.40% and 2.86% market share in China, respectively.

Although Touqiao Town’s market share in China is comparatively low compared with other centers, it grows very fast in recent years. Benefit from the variety of products, it is very competitive with absolute advantage when it comes to the One-stop shopping experience. Additionally, Touqiao is also an important manufacturing base for China’s injection and puncture medical disposables and the largest segment of overall disposable medical devices in China. Below chart is the regional breakdown of China’s disposable medical devices in 2019.

Chart 3：Regional Breakdown of China’s Disposable Medical Devices in 2019 (Unit: %)

Source: Collated by Forward (Qianzhan) Intelligence

Qualifications of Medical Device Manufacturer in China

Pursuant to the laws and regulations in China, manufacturers must obtain qualifications in order to manufacture medical devices in China. Data released by China National Medical Products Administration shows that as of the end of 2019, there are 18,000 medical device manufacturers in China, among which 8,232 manufacturers are qualified to manufacture Class I medical devices, with 10,033 for Class II medical devices, and 1,977 for Class III medical devices. Below chart is China’s medical device manufacturer breakdown in 2019.

(Note: Pursuant to PRC National Medical Device Management regulations, Class I medical devices are those devices with low level of risks and whose safety and effectiveness can be ensured through routine administration; Class II medical devices are those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness; Class III medical devices are those devices with relatively high risks that must be strictly control)

Chart 4：Qualification of China’s Medical Device Manufacturers in 2019 (Unit: number of companies)

Development of Medical Device Industry in Touqiao Town, Yangzhou City, Jiangsu Province

Touqiao Town, one of the four disposable medical device centers, located at the southeastern part of the Guangling district in Yangzhou, Jiangsu Province, PRC, has approximately 357 medical device manufactures covering Class I, II, and III medical devices, with distribution network extended to more than 100 countries and regions, including the United States, Europe, Africa, India and Brazil, etc.

As one of the first special towns in Jiangsu Province, Touqiao Town was titled “The Town of Disposable Medical Devices in China” in 2017. The output value in Touqiao Town reached approximately $0.50 billion in 2017, $0.66 billion in 2018 and $0.81 billion in 2019, with an average annual increase of approximately 28%.

As a top player in the region, the Company’s revenues accounted for approximately 10% of the total revenues generated from all medical device manufactures in Touqiao Town.

Chart 5: Disposable Medical Device Industry Size in Touqiao Town, Yangzhou, Jiangsu Province from 2017-2019
(Unit: RMB100 million)

Source: Collated by Forward (Qianzhan) Intelligence

BUSINESS

Overview

Meihua International is a Cayman Islands exempted company incorporated on November 10, 2020. Kang Fu International is our wholly-owned subsidiary formed in Hong Kong on October 13, 2015. We operate our business through our operating subsidiaries in China, namely 1) Yangzhou Huada, a wholly foreign owned subsidiary of Kang Fu International Medical, formed on December 24, 2001, located in Yangzhou, Jiangsu Province, PRC; 2) Jiangsu Yada, a wholly owned subsidiary of Yangzhou Huada, formed on December 5, 1991, located in Yangzhou, Jiangsu Province, PRC; 3) Jiangsu Huadong, a wholly owned subsidiary of Jiangsu Yada, formed on November 18, 2000, located in Yangzhou, Jiangsu Province, PRC; and 4) Guanghui: a wholly owned subsidiary of Jiangsu Huadong formed December 22, 2020.

Through our operating subsidiaries in PRC, Yangzhou Huada, Jiangsu Yada, and Jiangsu Huadong, we are mainly specialized in the research, development, manufacturing and sales of Class I, Class II and Class III disposable medical devices both domestically and internationally.

Pursuant to the Regulations on the Supervision and Administration of Medical Devices promulgated on January 4, 2000, which is effective on June 1, 2014 and amended by the State Council on May 4, 2017, medical devices are classified into the following three categories based on the degree of risk.

Class	Standard (per PRC National Medical Device Management regulations)
I	Class I medical devices shall refer to those devices with low level of risks and whose safety and effectiveness can be ensured through routine administration.
II	Class II medical devices shall refer to those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness.
III	Class III medical devices shall refer to those devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness.

We provide our customers with One-stop solution for a variety of safety and quality disposable medical devices. The safety and quality of disposable medical devices are always our core values. We attribute our success to our sustainable and organic growth driven by our capacity expansion based on market demand, our deep understanding of our target end markets and our sound relationships with our customers, distributors, independent sales agents, and suppliers.

Our Revenue Model

We generate revenues through: 1) manufacturing and sales of Class I, II, III disposable medical devices under our own brands, 2) resales of Class I, II, III disposable medical devices sourced by us from other manufacturers. For the twelve months ended December 31, 2020 and 2019, we recognized approximately $89,061,010 and $79,626,071 respectively, in revenues, of which our own brand sales accounted for 49.94% and 48.39% respectively, and the resales of sourced disposable medical devices from other manufactures accounted for 50.06% and 51.61%, respectively. For the six months ended June 30, 2021 and 2020, we recognized approximately $48,360,993 and $43,389,567 respectively, in revenues, of which our own brand sales accounted for 41.09% and 55.54% respectively, and the resales of sourced disposable medical devices from other manufactures accounted for 58.91% and 44.46% respectively.

Our disposable medical devices reach end users both domestically and internationally. For the twelve months ended December 31, 2020 and 2019, our total sales to domestic direct end users customers and domestic distributor customers accounted for 81.90% and 78.98% of our revenues, respectively. For the twelve months ended December 31, 2020 and 2019, our sales to overseas distributing customers accounted for 18.10% and 21.02%, respectively, of our revenues. For the six months ended June 30, 2021 and 2020, our total sales to domestic direct end-user customers and domestic distributor customers accounted for 83.74% and 79.40% of our revenues, respectively. For the six months ended June 30, 2021 and 2020, our sales to overseas distributing customers accounted for 16.26% and 20.60%, respectively, of our revenues.

We sell disposable medical devices through our direct sales force and distributors. For the twelve months ended December 31, 2020 and 2019, our sales through direct sale channels accounted for 10.59% and 11.85%, respectively, of our revenues, and our sales through distributors accounted for 89.41% and 88.15%, respectively, of our revenues, of which domestic distributors accounted for 71.31% and 67.13%, respectively, and exporting distributors accounted for 18.10% and 21.02%, respectively, of our revenues. For the six months ended June 30, 2021 and 2020, our sales through direct sale channels accounted for 10.94% and 9.94%

Our Products

In the Chinese market, our products cover all regions of PRC. Internationally, our products are exported to more than 30 countries, including Europe, North America, South America, Asia, Africa, and Oceania.

Our current product portfolio (consisting of both self-manufactured and out-sourced products) includes: 1) Class I disposable medical devices, such as, disposable medical X-ray films, medical dry films, dry laser imagers, gauze bandages, examination gloves, pharmaceutical packaging materials and containers, low-density polyethylene (LDPE) bottles for eye drops, high-density polyethylene (HDPE) bottles for tablets, etc.; 2) Class II disposable medical devices, such as, disposable full anesthesia kits, medical brush, woman’s examination kits, urethral catheterization kits, gynecological examination kits, endotracheal intubation, medical masks, anal bags, and suction connecting tube, etc.; and 3) Class III disposable medical devices, such as disposable infusion pumps, anesthesia puncture kits, electronic pumps, etc.

As of the date of this prospectus, we have a total of approximately 920 products in our product portfolio, including approximately 800 products for domestic sales and 120 products for overseas sales.

Our top 20 products for twelve months ended December 31, 2020 and 2019 were as follows:

Class Category	Product Name	Image	Own brand / source from other	Use	% of Sales in 2019	% of Sales in 2020
Class II	Disposable ID bracelet		Own Brand	Identify patients	15.06%	13.07%

Class II	Disposable medical brush		Own Brand	Clean the test tube or plastic pipe	8.62%	7.16%

Class II	Masks		Own Brand	Protection	0.3%	10.78%

Class II	Disposable woman’s examination kits		Own Brand	Gynecological examination	6.95%	5.55%

Class II	Medical sterile dressing surgical kits	Own brand	Use before operation	4.56%	3.81%

Class II	Medical Brush	source from other	Hand wash before Operation	4.11%	4.10%

Class II	Medical kit	source from other	For operation	3.80%	3.86%

Class II	Disposable Gynecological sampler	Own brand	Getting samples during gynecological examination	3.23%	2.31%

Class II	Medical catheter	source from other	Use for catheterization	2.97%	3.46%

Class II	Uterine tissue suction tube	Own brand	Uterine tissue sampling	2.91%	3.44%

Class I	Low-density polyethylene (LDPE) bottles for eye drops	Own brand	Eyedrop bottle	2.50%	2.78%

Class I	High-density polyethylene (HDPE) bottles for tablets	Own brand	Tablet bottles	2.32%	2.48%

Class II	Disposable women’s examination kits	source from other	Gynecological examination	2.16%	2.17%

Class II	Disposable medical brush (type B1)	Own brand	Hand wash before operation	1.62%	1.24%

Class II	Disposable anal bag	Own brand	For the rectal colon or ileum anal stoma postoperative patients and patients with urinary incontinence to collect feces and other feces care	1.62%	1.20%

Class II	Medical dressing	Own brand	For surgical wound or indwelling arteriovenous catheter application	0.85%	0.53%

Class I	Inspection gloves	Own brand	For inspection	0.26%	0.67%

Class II	Disposable humidified nasal oxygen tube	Own brand	Connect with oxygen supply device and used to moisten the patient and inject oxygen	0.80%	0.61%

Class III	Electronic pump	Own brand	For postoperative intravenous epidural administration	0.69%	0.33%

Class II	Disposable suction connecting tube	Own brand	Attract residual fluid during operations	0.68%	0.5%

Class I	Inspection Gloves	Own brand	For inspection	0.26%	0.67%

As a medical device manufacturing and sales company, we are subject to extensive government regulation and supervision in China. See “PRC Regulation”. Pursuant to PRC laws, we must obtain production license for Class II and III disposable medical devices, operation license for Class III disposable medical devices, and filing or registration certificates for certain Class I, II or Class III disposable medical devices. As of the date of this prospectus, we are current on all licenses and certificates and have obtained Class I, II and III disposable medical device qualifications in China. Meanwhile, we have established a sound quality assurance system. We have received international “CE” certification and ISO 13485 system certification. We have also registered with the FDA (registration number: 3006554788), for over 20 products as of the date hereof, including but not limited to, ID bracelet, surgical tapes, and elastic, adhesive bandages, which are all FDA Class I products.

Our operating subsidiaries in PRC focus on the manufacturing and sales of the disposable medical devices as follows:

Yangzhou Huada

Yangzhou Huada mainly manufactures and sells Class I disposable medical devices, such as disposable pharmaceutical packaging materials and containers using LDPE for eye drops and high-density polyethylene (“HDPE”) bottles for tablets, as well as disposable plastic baby bottles, NB/PSN rubber covers and 8.2mL folded spoons for tools and containers, etc.

Additionally, Yangzhou Huada is also engaged in the resales of Class I and II disposable medical devices sourced from other manufacturers when we provide One-stop shopping experience to our customers.

As of the date of this prospectus, Yangzhou Huada has no manufacturing activities for Class II and III disposable medical devices and its sales are limited to our domestic customers.

Jiangsu Yada

Jiangsu Yada mainly manufactures and sells both domestically and internationally 1) Class I disposable medical devices, such as medical dry imaging films; and 2) Class II disposable medical devices, such as disposable woman’s examination kits, suction connecting tubes, and Class II 6866 medical polymer materials and products (including but not limited to transfusion equipment and pipelines, endotracheal intubation for respiratory anesthesia or ventilation), etc.

In addition to above, Jiangsu Yada is also engaged in the domestic and international resales of 1) Class I and Class II disposable medical devices sourced from other manufacturers when we provide One-stop shopping experience to our customers.

As of the date of this prospectus, Jiangsu Yada has no manufacturing and sales activities for Class III disposable medical devices.

Jiangsu Huadong

Jiangsu Huadong mainly manufactures and sales both domestically and internationally 1) Class I medical devices, such as medical x-ray films, multi-functional self-extracting X-ray film machines, dry films for medical use, gauze bandages, examination gloves, etc.; 2) Class II medical devices, such as disposable full anesthesia kits, urethral catheterization kits, gynecological examination kits, endotracheal intubation, medical masks, and various tubes, etc.; and 3) Class III medical devices, such as disposable infusion pumps, anesthesia puncture kits, electronic pumps, etc.

In addition to above, Jiangsu Huadong is also engaged in the domestic and international resales of Class I, II and III medical devices sourced from other manufacturers when we provide One-stop shopping experience to our customers.

COVID-19 Pandemic Products

With the impact of the coronavirus disease 2019 (COVID-19) outbreak in the first half of 2020, demand in products related to virus prevention and control have surged worldwide. Although these products are not our main stream products previously, we witnessed order surges and demand outstripped supply for several months since February 2020. In 2019, orders for masks and gloves were valued at $0.2million and $1.4million, respectively. For twelve months’ period ended December 31, 2020, orders for masks and gloves were valued at $10.1 million and $2.4 million, respectively.

As of the date of this prospectus, although the current market demand for certain virus prevention products is not as strong as that in 2020 in China due to its recovery from the COVID-19 to some extent, awareness of protection against COVID-19 and other similarly situated droplet transmission diseases is to some extent rooted among people in China, resulting in continuing high demand among people compared to previous years. Internationally, except for China, other countries are still in high demand of certain virus prevention products for the prevention and control of COVID-19. According to a COVID-19 Vaccines update released by World Health Organization in December, 2020, there are three COVID-19 vaccines for which certain national regulatory authorities have authorized the use. None have yet received WHO EUL/PQ authorization. The impact of COVID-19 vaccines on the pandemic will depend on several factors, such as the effectiveness of the vaccines; how quickly they are approved, manufactured, and delivered; and how many people get vaccinated. Most scientists anticipate that, like most other vaccines, COVID-19 vaccines will not be 100% effective. (Source: https://www.who.int/news-room/q-a-detail/coronavirus-disease-(covid-19)-vaccines?adgroupsurvey={adgroupsurvey}&gclid=CjwKCAiA_eb-BRB2EiwAGBnXXrbZVR1ojK9i13YVEq7Hg5YBAULf8ii7IRf8kxKBu3fQQVpzJ8iD9hoCtHUQAvD_BwE). As a result, we believe certain virus prevention products will still be in high demand due to the uncertainty surrounding the future severity of COVID-19 and the awareness of the general public towards the virus prevention. To anticipate and adapt to this new normal phase, the Company is building a 2,550 square meter of new factory for expanding the production scale of exporting products, located in Jiangsu Yada’s factory plant. The Company received government approval on December 22, 2020 and has started construction. The Company excepts to complete construction during the current year, with an estimated cost of $1.1 million. The source of funds for the new factory will come mainly from bank loans. The Company has placed an order for 12 production lines, which will be installed in the new factory when construction is complete. The new production lines have an estimated cost of $3.71 million and will be used to produce medical and civil non-woven products for outbreak prevention, including masks, protective clothing and testing papers. The annual production capacity of the new production lines includes approximately 45 million masks, 2.7 million insulation suits, 1.5 million protection suits, 90 million testing papers, 0.6 million Minimally invasive high-value consumables. Starting in February 2020, we began to gradually add to the production line for masks and increase the production of masks. As of the date of this prospectus, we have added 8 mask production lines. Sales of masks for 2020 were approximately $10.1 million, an abrupt increase of 910% from approximately $0.2 million for the same period in 2019.

As the epidemic gradually flattens out, the needs for masks may decrease. We have not generated material cost consumption on the production of masks and masks are not our main sales product. Accordingly, the decrease of demand for masks, if any, will not have a material adverse effect on our revenue.

With additional capacity and a broad spectrum of product offerings, we are capable of providing tailored “One-stop” services to our customers, ranging from wound care, surgical auxiliary supplies to disease prevention.

Our One-stop Service

Our operating subsidiaries are located in Touqiao Town, Yangzhou City, Jiangsu Province, PRC (“Touqiao Town”), one of the four medical device centers in PRC. Touqiao Town is conferred on “Hometown of Medical Device & Consumables in China” by China Medical Device Industry Association and granted by the Jiangsu local government as one of the 25 nationally certified “Chinese Towns with Special Features” on medical devices. Hundreds of disposable medical device manufacturers have their facilities or offices in Touqiao Town and provide a variety of product offerings to more than 100 countries and areas, including United States, Europe, Africa, India, Brazil, etc. Lots of medical device professionals, including R&D and technology professionals and thousands of independent sales agents are also based in Touqiao Town, providing sufficient labor to local medical device companies.

Due to our unique geographical advantage, we are capable of providing One-stop service to our customers. By placing one single order with us, our customers will receive all products on their order even if there are more than 100 to 1000 different kinds of products on such order and some products are not in our product portfolio. Upon receipt of such order, we are able to quickly fulfill the order by including our own brand products and qualified products sourced from other manufacturers in Touqiao Town.

Our One-stop service can not only bring benefits and conveniences to our customers, but also reduce our procurement costs, such as transportation fee and travel fee, and mitigate the impact of raw material price fluctuations in the market, thus increasing our profit margins.

Our Customers

We have three types of customers, i) direct end user customers, which includes hospitals, pharmacies, and medical institutions, ii) domestic distributor customers, which distribute our products to end-user customers in China, and iii) export distributor customers, which distribute our products to end users customers in North America, Asia, South America, Africa and Oceania. As of December 31, 2020, the company had a total of 2,869 customers, of which 473 are direct end user customers, 2,095 are domestic distributors customers, and 301 are export distributors customers. As of June 30, 2021, the Company had a total of 3,091 customers, of which 485 are direct end user customers, 2,290 are domestic distributors customers, and 316 are export distributors customers. Our direct end user customers, as well as substantially all of our domestic distributor customers and our export distributor customers, are based in China.

We do not have long-term written sales agreements with our customers. Each customer sale is typically governed by a brief purchase-order based sales agreement. The key terms of the sales agreements (including those agreements with our top customers) include:

●	The product’s name, type, quantity and price.

●	Quality standard - medical device qualifications, including business license, medical device production and operation licenses, medical device registration certificates, inspection report, etc. Lack of one of the qualifications will result in termination of the agreements.

●	Delivery method and payment terms. Payments are typically due within 90 days after delivery.

●	Breach of contract terms, including refund and return of products. Purchasers are entitled to refunds and may return the product if the wrong product is delivered or the product does not meet agreed quality standards.

●	Shipping costs are typically borne by the seller.

●	Dispute solutions, including bringing a lawsuit at the local People’s court if negotiations are unsuccessful.

For the twelve months ended December 31, 2020 and 2019, the revenues generated from our direct end user customers and domestic distributor customers amounted to approximately $77,179,904.32 and $62,904,596.09, respectively, constituting approximately 81.90% and 78.98%, respectively, of our total revenues, with export distributor customers accounting for approximately $11,881,105.68, and $16,721,474.91, respectively, constituting approximately 18.10% and 21.02%, respectively, of our total revenues. For the six months ended June 30, 2021 and 2020, the revenue generated form our direct end user customers and domestic distributor customer amounted to approximately $40,491,744 and $34,445,862, respectively, contributing approximately 83.74% and 79.40%, respectively, of our total revenues, with export distributor customers accounting for approximately $7,869,249 and $8,943,706 respectively, constituting approximately 16.26% and 20.60%, respectively, of our total revenues,

As we provide our products to export distributor customers based upon their regional coverage, we do not have country-specific information on end-users overseas. Substantially all end users who acquire our products through domestic distributors are based in China. End users who acquire our products through licensed export distributors have 2 types – foreign distributors from other countries and end users from other countries. Top two customers for the years ended December 31, 2019 and 2020 are the same for both years. They are Customer A (a domestic distributor customer) and Customer B (an export distributor customer). For the year ended December 31, 2019, our total sales to these top 2 customers accounted for 12.77% and 14.26% of our revenues, respectively. For the year ended December 31, 2020, our total sales to these top 2 customers accounted for 17.68% and 12.71% of our revenues, respectively.

Top two customers for the six months ended June 30, 2021 and 2020 are the same for both periods. They are Customer A (a domestic distributor customer) and Customer B (an export distributor customer). For the six months ended June 30, 2021, our total sales to these top 2 customers accounted 19.51% and 12.45% of our revenues, respectively. For the six months ended June 30, 2020, our total sales to these top 2 customers accounted for 17.66% and 13.18% of our revenues, respectively.

Our Suppliers

We source our suppliers through multiple channels: (i) through referrals from local medical device industry associations, (ii) through industry exhibitions/expos, (iii) through our distributors, and (iv) through open bids.

Our suppliers are divided into two categories: 1) those providing raw materials for the manufacturing of our products, and 2) those providing products for our resales.

Our raw and auxiliary materials include rubber, chemical polyethylene (PE), polyethylene, polypropylene, nylon and non-woven fabrics, all of which are purchased from certified and qualified suppliers in China. Our raw materials supply has been very stable for many years and are easily sourced due to our unique geographical location.

We distribute products sourced from certain suppliers when it comes to our One-stop service. We from time to time receive orders from our customers with a variety of products not in our product portfolio. Through our suppliers, we are capable of accommodating our customers’ need and providing One-stop service to our customers.

We do not have long-term written purchase agreements with our suppliers. We do not consider any of our suppliers to be material to our business. As of the date of this prospectus, we have a total number of approximately 61 suppliers. We can utilize any supplier we determine at our sole discretion. Although we can utilize any supplier we determine, we believe that we established healthy and stable relationships with our significant suppliers through years of cooperation. These significant suppliers, in the aggregate, accounted for over 25% of our raw material purchases for the year ended December 31, 2020 and 2019. For the twelve months ended December 31, 2020, our three significant suppliers are Yangzhou Xiaguang Medical Instrument Co., Ltd., Yangzhou Jiangzhou Medical Instrument Co., Ltd. Ltd. and Yangzhou Tianyi Medical Instrument Co., Ltd. representing 9.25%, 8.13% and 8.09% of our total purchase respectively. For the year ended December 31, 2019, our three significant suppliers are Yangzhou century Shunda Technology Co., Ltd., Yangzhou Xiaguang Medical Instrument Co., Ltd. and Yangzhou Tianyi Medical Instrument Co., Ltd. representing 9.43%, 8.92% and 7.26% of our total purchase respectively. For the six months ended June 30, 2021, our three significant suppliers are Yangzhou Tianyi Medical Instrument Co., Ltd., Yangzhou Xiaguang Medical Instrument Co., Ltd. and Yangzhou Jiangzhou Medical Instrument Co., Ltd. Ltd. representing 9.80%, 8.42% and 8.00% of our total purchase respectively. For the six months ended June 30, 2020, our three significant suppliers are Changshu Lixin Nonwoven Weaving Co., Ltd., Yangzhou Century Shunda Technology Co., Ltd. and Yangzhou Xiaguang Medical Instrument Co., Ltd. representing 9.12%, 8.37% and 8.37% of our total purchase respectively. There are no minimum purchase requirements with any of our suppliers, including these significant ones. Each supplier order is typically governed by a brief purchase-order based purchase agreement. The key terms of the supplier purchase agreements (including those agreements with our significant suppliers) include:

●	The product’s name, type, quantity and price.

●	The supply cooperation relationship of the parties. Some suppliers supply finished products for re-sale, and others supply raw materials for manufacturing.

●	Quality terms which are typically expressed with reference to national or industry standards.

●	Delivery method and payment terms; typically, payment is due 90 days after delivery. Shipping costs are the responsibility of the supplier

●	Breach of contract terms, including refund and return of products, compensatory damages. If the supplier cannot deliver the product within the time agreed, or if the products do not meet the stated quality standard, the supplier must compensate us for losses caused, including treble damages if the products are defective or counterfeit. In the event we cannot pay timely, liquidated damages are due to the supplier.

●	For some significant supplier agreements, the breaching party shall pay 10% of the contract amount as liquidated damages if they unilaterally terminate the agreement, If the supplier fails to deliver the products within the time agreed, supplier shall pay 5% of the contract amount on a daily basis for each and every date they delay delivery.

Marketing and Sales

We market and sell our products through multiple channels: (1) through direct sales force, including our own employees and independent sales agents, and (ii) through distribution network, including our domestic and exporting distributors.

Direct Sales Force

Our Sales Team

As of the date of this prospectus, we have a direct sales team of 83 employees in our Company. Our sales team provides us with direct access to our customers and is capable of addressing our customers’ needs in a fast and efficient way. They also coordinate with our distributors and independent sales agents in marketing and sales of our products.

The compensation package for our sales team includes fixed base salaries and commissions of 0.5%-1% based on the revenues or collection they achieve. We provide our sales team with regular training and internally developed systems to assist them in quickly becoming proficient and productive sales personnel.

Independent Sales Agents

As of the date of this prospectus, we have a lot of independent sales agents for the marketing and sales of our products in the Chinese market, covering all regions of PRC. They market and sell our products in the regions where they locate.

We have no written sales agent agreements with our independent sales agents and we are connected with them via oral agreements. Upon successful sales of our products to customers secured by them, they settle their commission with our customers. We do not provide any commission, or make any payments to them.

Our direct sales force has secured a total of approximately 473 domestic customers, including hospitals and medical institutions. We will continue to work with existing, and identify and secure new, independent sales agents, to expand our customer base and enhance our brand recognition across China.

Distribution Network

As of the date of this prospectus, we have approximately 2095 domestic distributors and 301 exporting distributors. Distributors usually purchase products from us at a lower price and then resell our products to end customers both domestically and internationally at a comparatively higher price and earn the price difference.

Our domestic distributors cover 32 provincial-level administrative regions of PRC for the resales of our products in the Chinese market. They market and distribute our products in the regions where they locate and have secured approximately 5,400 domestic customers for us, including hospitals and medical institutions.

Our exporting distributors are limited to our overseas sales. Each of our exporting distributor usually sells medical devices to at least 3 overseas customers. We therefore estimate conservatively that the total number of established direct and indirect customer relationships established overseas through our exporting distributors in Europe, North America, South America, Asia, Africa, and Oceania to be about 900.

Distributors must have related qualifications in order to distribute our products. Upon our verification and approval by inspecting their qualification materials, such as business license, disposable medical device operation license, and medical device exporting license, etc., and verifying their sales channels, distribution capacity and business reputation, distributors are authorized to distribute our products to their domestic and overseas customers.

We do not have long-term written agreements with our distributors. Each distributor order is typically governed by a brief purchase-order based sales agreement. The key terms of the distributor purchase agreements include:

●	The product’s name, type, quantity and price.

●	Quality standard - medical device qualifications, including business license, medical device production and operation licenses, medical device registration certificates, inspection report, etc. Lack of one of the qualifications will result in termination of the agreements.

●	Delivery method and payment terms; payment is typically due within 90 days after delivery Shipping costs re typically borne by us.

●	Breach of contract terms, including refund and return of products. Distributors are entitled to refunds and may return the product if the wrong product is delivered or the product does not meet agreed quality standards.

●	Dispute solutions, including bringing a lawsuit at the local People’s court.

Our distributors have secured a total of approximately 6,300 customers for us both domestically and internationally. We will continue to work with existing distributors, and identify and secure new distributors, to expand our customer base and enhance our brand recognition both in PRC and abroad.

Our Research and Development (“R&D”)

We invest in R&D efforts that advance our technology with the goal to expand new products and improve upon our existing product offerings. Our R&D expenses totaled approximately $2.5 million and $3.2 million, for the years ended December 31, 2020 and 2019, respectively. And our R&D expenses totaled approximately $1.4 million and $1.28 million for the six months ended June 30, 2021 and 2020. R&D expenses mainly consist of applicable personnel, design, sample manufacturing and materials expenses. As of the date of this prospectus, we have a total of 30 employees in the R&D department. In the future, we expect R&D expenses to increase in absolute dollars as we continue to develop new products, enhance existing products and technologies and perform activities related to obtaining additional regulatory approval.

We adhere to a market-oriented R&D approach and actively cooperate with universities, hospitals, medical institutions, distributors and independent sales agents in sorting out our R&D orientation based on the real market demand. Our market-oriented R&D approach includes the following:

●	Hospitals to Factories. There is usually a technology department or scientific research department in every hospital in China. Hospitals conduct R&D on innovative products due to their needs, but they normally have no manufacturing capabilities and qualifications. As a disposable medical device manufacturer, to serve our customers better, we from time to time communicate with hospital personnel and keep ourselves informed of their latest demands, including but not limited to acquiring the patents on their IP list required for the manufacturing of certain products, and research, develop and manufacture such products that tailored to their needs.

●	Universities to Factories. A lot of universities and medical colleges have research centers, where they develop and patent certain R&D results. We from time to time communicate with their research personnel and keep ourselves informed of their latest R&D and patents, and if needed by our customers, purchase patents from them and research, develop and manufacture products with such patents.

●	Customers’ Feedbacks from Distributors and Independent Sales Agents. Distributors and independent sales agents from time to time receive feedbacks and proposals from end use customers and then pass on to us. Upon our internal evaluations on those feedbacks and proposals, we may either research, develop and improve our products accordingly, or entrust university or college research centers for R&D. Once we receive their R&D results, we may improve our products in accordance with their R&D results, including acquiring patents from those centers for manufacturing of our products.

By continuously upgrading and improving products and technologies that tailed to our customers’ requirements, we have further strengthened our customer’s loyalty.

As of the date of the prospectus, we have 15 registered patents. Faced with the ever-changing market demands, we continue to abandon and phase out unsuitable patents and technologies, and simultaneously invest in acquiring new patents and technologies that tailored to our customer’s fast changing requirements.

We believe our ability to rapidly develop innovative products is attributable to the dynamic product innovation process that we have implemented, the versatility and leveragability of our core technology and the management philosophy behind that process. We have recruited and retained professionals with significant experience in the development and improvement of medical devices. We have a pipeline of products in various stages of development that are expected to provide additional commercial opportunities. Our research and development efforts are based at our operating subsidiaries in PRC.

Competition

The medical device industry is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. We compete or plan to compete with manufacturers of disposable medical devices. Some of these competitors are large, well-capitalized companies with significantly greater market share and resources than we have. As a consequence, they are able to spend more on product development, marketing, sales and other product initiatives than we can. We also compete with smaller medical device companies that have single products or a limited range of products. Some of our competitors have:

●	significantly greater name recognition;

●	broader or deeper relations with healthcare professionals, customers and third-party payers;

●	more established distribution networks;

●	additional lines of products and the ability to offer rebates or bundle products to offer greater discounts or other incentives to gain a competitive advantage;

●	greater experience in conducting research and development, manufacturing, clinical trials, marketing and obtaining regulatory clearance or approval for products; and

●	greater financial and human resources for product development, sales and marketing and patent prosecution.

The Company believes that it competes favorably with respect to these factors, although there can be no assurance that the Company will be able to continue to compete successfully in the future.

We believe the following companies may be our competitors:

●	Shandong Weigao Group Medical Polymer Co., Limited, is principally engaged in the research and development, production and sale of single-use medical devices. The Group has a wide range of products, which includes: i) consumables (infusion sets, syringes, medical needles, blood bags, pre-filled syringes, blood sampling products, and other consumables); ii) orthopedic materials and iii) blood purification consumables and equipment. Currently, its sales are mainly conducted in the PRC market, but it is actively exploring opportunities in international markets, with products having been exported to 30 countries and regions, including the United States, Germany, Romania, Australia and the United Kingdom. (Source: http://en.weigaogroup.com/gfccontentEn/Enterpr.aspx)

●	Jiangxi Hongda Medical Equipment Group Ltd. specialize in manufacturing sterile medical devices for single use. Their products cover 9 categories, such as infusion sets, blood transfusion equipment, injection equipment, puncture sets, examination and assistant supplies, anesthesia appliances, catheters, medical equipment, cardiovascular intervention, blood purification products, etc. It is a major supplier of sterile medical equipment for a lot of countries, such as the United States, Europe, Africa, the Middle East and the Southeast Asia. It is also one of biggest manufacturers to produce and process medical disposables, with nearly a quarter of the total market share in China alone. (Source: http://en.jxhd.cn/comcontent_detail.html)

●	Henan Tuoren Medical Device Co., Ltd., founded in 2004, is a healthcare solutions provider, focusing on medical consumables and extending to electronic medical devices, surgery devices and biomedical materials. It is dedicated to designing, developing and distributing medical devices to its customers, covering 220 kinds of products with over 1880 specifications mainly in the field of anesthesia, pain management, nursing, diagnostics, surgery, hemodialysis and intervention. Its products have been sold to more than 70 countries and regions around the world, with international subsidiaries established in the United States and India. (Source: http://www.tuoren.com/en/index.php?s=/about/history.html)

●	Allmed Medical Products Co., Ltd., founded in 1992, is the largest OEM (original equipment manufacturer) manufacturer and exporter of wound care products in China, providing a worldwide range of traditional wound care products, including gauze swabs, non-woven swabs, lap sponges, fluffy bandages, abdominal pads, non-stick pads, adhesive bandages, elastic bandages, medical kits and disposable drapes, etc. Compared with our products, their products are very limited. (Source: http://www.allmed-china.com/index.php?m=content&c=index&a=lists&catid=11)

●	Jiangxi Sanxin Medtec Co., Ltd, founded in 1997, is a listed company in China, focusing on researching and developing, manufacturing and marketing of medical devices. It is the first listed company in the field of syringe and infusion. Their main products are “catheter tubing series”, “blood purification series”, “syringe series” and “infusion & transfusion series”, totally four series products with over 30 types of more than 1000 specifications. Its products are sold both domestically and internationally, covering more than 30 provinces in China and more than 60 countries and regions nationwide. (Source: http://www.sanxin-med.com/category/Category/index/cid/295)

●	Jiangxi 3L Products Group Co., Ltd, founded in 1990, combines the scientific research, production and marketing of single use medicinal macromolecular products and equipment, medical purification equipment sales, and maintenance and installation work into one. It established trade abroad with more than 20 countries and regions. It also has branch offices in Hong Kong, South Africa, Russia, etc. In the past few years, their surgical towels comprised of more than 90% of the domestic market share in China, and their combined sales have taken over half of the nationwide total product needs in the domestic market in China. (Source: http://www2.3l.com.cn/web/2.htm)

Our main competitors from other provinces and cities are Shandong Weigao Group, Jiangxi Hongda Group, Henan Tuoren Group, and Hubei Allmed Co., Ltd. These companies are our competitors as well as our partners. For example, Weigao Group in Shandong Province distributes disposable infusion pumps, medical kits, and other products produced by our Huodong subsidiary, while our Huadong subsidiary distributes the detained needle products of Weigao Group in our Yangzhou area; Tuoren Group distributes nitrile glove products of our Huadong subsidiary in Henan Province, while our Huadong subsidiary distributes Tuoren’s medical guidewires and catheters in our Jiangsu Province. Another example is Hubei Allmed Co., Ltd., 80% of whose products are exported with 20% are domestically distributed (in comparison to our 80% domestic sales and 20% indirect exporting sales). The disposable stainless steel medical brushes it exports are exclusively supplied by our Yada subsidiary, so we regard company not only our domestic client, but also our competitor in the international market. Because of the huge market in China and in the world, there are tens of thousands of varieties of medical consumables. Not a single company in the world can dominate the entire market. While competing in the market, we more often cooperate with each other. Under the guidance of industry associations and local governments, we have formed an industry alliance to continuously exchange ideas with each other, discuss market development needs, and to build a common development platform. It should be noted that in the face of the sudden outbreak of the epidemic last year and this year, we shared information, supported each other with epidemic prevention materials, raw materials, and auxiliary materials, as well as production equipment, thus achieving win-win cooperation with fruitful outcomes.

A demand for One-stop service for medical consumables is an inevitable development in the medical consumables industry. There are several reasons why our company has achieved steady development for more than 40 years. One of the most important reasons is our One-stop service system, through which we can supply all disposable medical devices required by the client, combining products manufactured by us with products outsourced from others but passed through our quality control scrutiny. Through market research, we have learned that our competitors are also developing a One-stop service system and are in one of the following levels of progress: (1) first, some companies have established a One-stop service system; (2) second, some companies have established a One-stop service system, but their system is underperforming and needs improvement; and (3) third, some companies are still undergoing development of a One-stop service system.

There are currently 357 manufacturers and distributors of medical consumables where the company is located in Touqiao Town, which is known as the “Hometown of Medical Consumables in China.” As a top player in the region, the Company’s revenues accounted for approximately 10% of the total revenues generated from all medical device manufactures in Touqiao Town. Our total sales in 2020 were more than RMB600 million (approximately ($89 million), with more than 10,000 product types. By comparison, our research indicates that the annual sales of the second- and third-ranking companies in Touqiao Town are just over RMB100 million, while the annual sales of the fourth- and fifth-ranking companies are in the range of RMB 80 million to RMB90 million, with a lesser variety of product types. Since our production scale and number of product types far surpass those of other companies in Touqiao Town, we consider other local companies to be our partners more than our competitors. We supply each other’s needs in terms of production, procurement, and distribution. At the same time, these local enterprises in Touqiao Town are not able to provide customers with the same One-stop service that we provide due to their limited scale and product types. The total output value of the top 20 companies in Touqiao Town, including our company, was about RMB2.3 billion in 2020. Our company’s output value in 2020 was RMB610 million, accounting for about 26.5% of the total output value, while the other four next-largest companies in Touqiao Town had a total output value of about RMB400 million in 2020, accounting for 17.4% of the total output value.

Competitive Strengths

We are dedicated to serving our customers. We believe that the following strengths contribute to our success and are the differentiating factors that set us apart from our peers:

●	Cost-effective methods to address customers’ significant needs with a variety of products. As of the date of this prospectus, we have a total of approximately 920 products in our product portfolio covering all Class I, II, and III disposable medical devices, including approximately 800 products for domestic sales and 120 products for overseas sales. Through sales of different products to our customers via our One-stop service, we are able to cost-effectively address our client’s needs.

●	Massive distribution network of clients, distributors, and suppliers. Through both direct sales and our massive distribution network, our products are sold to hospitals, pharmacies and medical institutions both domestically and internationally. As of the date of this prospectus, we have approximately 83 employees in our sales department and 5,000 independent sales agents, 2095 distributors for domestic sales and 301 exporting distributors for overseas sales. We not only have accumulated a substantial domestic customer base and forged strong relationships with these customers, but also established good long-term cooperative relationships with well-known foreign medical equipment brand companies, which extends our reach world-wide. We believe that these customers will continue to be a source of business as well as a good referral source to new customers.

●	Geographical advantages allow us to provide One-stop service to our customers at reduced cost. Hospitals and other medical institutions normally have lists of over a hundred or even a thousand of different kinds of disposable medical devices which they must procure on a regular basis. Our PRC operating subsidiaries and primary operations are located in Touqiao Town, Yangzhou City, Jiangsu Province, one of the four medical device centers in PRC. Dubbed the “Hometown of Medical Devices & Consumables in China,” Touqiao Town hosts hundreds of disposable medical device manufacturers manufacturing all different kinds of products. In addition to our own products, we are qualified to distribute products sourced from other manufacturers. As a result, our clients are able to receive all required products by placing just a single order with us. When we receive an order from our hospital clients or distributors, we are able to quickly fulfill the order by including our own branded products and qualified products sourced from other manufacturers in Touqiao Town. There are also large numbers of medical device professionals, including research and development, or “R&D”, and technology professionals, and thousands of independent sales agents based near our primary operations. We are therefore able to procure high quality raw materials and products of other brands at a comparatively low price within a short period of time and to obtain sufficient labor and support to our One-stop service and manufacturing.

●	Economies of scale and automation provide significant cost advantages. The scale of our production is regional-leading within Yangtze River Delta region of China. The disposable medical devices we manufacture and sell are mainly low value-added products, which, however, are largely consumed and in huge demand every day in hospitals, medical institutions, and other health related industry entities. Through scaled production, we are able to increase our profits margin. In the procurement process, the production scale reduces our procurement costs and mitigate the impact of raw material price fluctuations. In the manufacturing process, we retrofitted equipment and introduced automation to improve production efficiency. At present, we have 12 purification plants covering a total area of approximately 110,352 square feet (10,252 square meters).

●	Leading competitive position maintained by high quality standard systems. Quality and safety are always our core value. Applying information acquired during our long-term business transactions with major medical institutions across China, we have developed a sophisticated quality management system, as well as a strict and effective internal control standard system. All of our products, either self-manufactured or sourced, fall within our quality control system subject to our quality inspection before delivery (See “Quality Control” in Business).

●	Market-driven research and development allow for continual improvement and long-term client loyalty. As of the date of this prospectus, we have a R&D team of 78 people, accounting for 12.4% of our total employees. For the twelve months ended December 31, 2020 and 2019, we have invested a total of approximately $2,492,059 and $3,214,326 in the products and technologies R&D. For the six months ended June 30, 2021 and 2020, we have invested a total of approximately $1,415,810 and $1,281,359 in the products and technologies. We adhere to a market-oriented R&D approach and actively cooperate with universities, hospitals, medical institutions, distributors and independent sales agents in sorting out our R&D orientation based on the real market demand. We continuously upgrade and improve our products and technologies to better suit our customers.

●

Visionary and experienced management team

Building a trusted brand and always doing the right thing for people has been at the heart of our founding management team since day one. Our company culture, strategic vision and operational execution are driven by our visionary founder, Yongjun Liu. Mr. Liu is a successful entrepreneur who has been engaged in the medical device industry for over 40 years, and has accumulated extensive experiences and led his businesses to make remarkable achievements. He has been awarded as Excellent Entrepreneur, Honest Entrepreneur Representative and Medical Device Industry Representative for many times. At the same time, he is keen on public welfare undertakings. He has also sponsored a lot of splendid undertakings such as road reconstruction in towns and villages, donations to the Red Cross Society, reconstruction of nursing homes, poverty alleviation and aid for students. Our company culture mirrors our founders’ mission to empower and serve those who serve others.

Quality Control

All of our products, either self-manufactured or sourced, fall within our quality control system subject to our quality inspection before delivery. For sourced products, they must first be shipped to us for quality inspection, upon passing inspection, be packaged, labeled and shipped to our customers.

Medical device and equipment are medical products directly applied to the human body, which is closely related to the life and health of users. Quality and safety are always our core value. Reliable, safe and stable product quality is an important driving factor for maintaining market competitiveness. Through long-term business dealings with major hospitals and medical institutions across China, we believe that we have developed a sophisticated quality control management system as well as a strict and effective internal control system in accordance with the requirements of Chinese laws and regulations.

We prioritize product quality management and are committed to strengthening the professional ethics and cultivating quality consciousness of our employees, forming a strict quality management system, which we believe is in line with international standards.

Our rigorous quality control management programs have earned us a number of quality-related manufacturing designations. Our manufacturing facilities are ISO 13485 compliant with ISO 13485:2016 edition certification achieved in 2020. In 2018, we achieved compliance with European Union’s CE certification, allowing certain of our products (such as Disposable Amniotic Membrane Perforators, Disposable Medical Suction Connecting Tubes and Disposable Gynecologic Samplers) to be CE marked. In April 2020, we renewed registration of certain products with United States Food and Drug Administration (“FDA”), including ID bracelet, surgical tapes, elastic, adhesive bandages, etc., allowing our products to enter U.S market. We have more than 60 categories of products passed the quality system inspections administered by the China Food and Drug Administration and local authorities in Yangzhou City.

We have annual quality targets, which are distributed to our employees and all departments annually. We conducted monthly follow-ups and quarterly evaluations on execution of the plans held to ensure that the annual quality targets are met.

However, despite our quality control management system, we cannot eliminate the risks of errors, defects or failures. We may fail to detect or cure defects as a result of a number of factors, many of which are outside our control, including:

●	technical or mechanical malfunctions in the production process;

●	human error or malfeasance by our quality control personnel;

●	tampering by third parties; and

●	defective raw materials or equipment.

Failure to detect quality defects in our products could result in patient injury, customer dissatisfaction, or other problems that could seriously harm our reputation and business, expose us to liability, and adversely affect our revenue and profitability.

In 2018, our PRC subsidiaries Jiangsu Yada and Jiangsu Huadong got fined of immaterial amount for noncompliance with the local laws and regulations. Upon receipt of the fine notices, we promptly reacted to the comments from the related local government, rectified the noncompliance situation, recalled all noncompliance products and paid the fines in full. As a result, we took some measures to avoid future noncompliance.

Specific rectification measures and the impacts on our products and business are as follows:

No.	Penalty decision	Misconduct for penalized	Regulatory measures after rectification	Effect on products/business
1	(Yangzhou) Shi Yao Jian Xie Fa [2017] No. 48 / (Yangzhou) Shi Yao Jian Xie Fa [2018] No. 23	Medical surgical film does not label the texture of the transparent plastic film/ providing fake registration product criterion to the Food and Drug regulatory authority that supervises and inspects products	Canceling registration certificates and stopping producing such related products	The Company has canceled the relevant registration certificates and no longer produced such products. Because the output of these products is minor, which occupies an extremely low proportion of the Company’s total products, terminating the production of this product will not exert any adverse effect on the Company’s business.

2	(Yangzhou) Shi Yao Jian Xie Fa [2017] No. 46	Production of inspection gloves that fail to meet the compulsory standards [model specification: 7.5] (Production date of glossy powder: 20170108) (The reason for the insufficient tension is that the rubber supplier has not followed the specifications standards during production)	Enhancing the random inspection of the supplier’s production specification standards when accepting outsourced materials, as well as promoting the proportion of random inspections	Such administrative penalty has not adversely affected products and the Company’s business.

3	(Yangzhou) Shi Yao Jian Xie Fa [2018] No. 16	“ultraviolet absorbance” test of disposable infusion pumps has failed (The main reason that caused the product’s UV absorbance to exceed the standard is the secondary vulcanization time and vulcanization temperature of the liquid storage bag has not met the specified requirements. The liquid storage bag is an outsourcing material, and the original supplier does not strictly follow its production process specifications during production, which shortens the secondary vulcanization time and vulcanization temperature, causing UV absorbance to exceed the standard.)	1. Switch to another supplier of the liquid storage bag;

2. Improve the internal control standard requirements for the incoming inspection of liquid storage bags (the ultraviolet absorbance index of the incoming inspection liquid storage bag is ≤ 0.2)
Such administrative penalty has not adversely affected products and the Company’s business.

For the fiscal year of 2020 and as of the date of this prospectus, we are not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of quality issues, nor has the Company been punished or can foresee any punishment to be made by any related government authorities of the PRC.

Class I, II, and III Medical Device Approval Process in China

“Class I” medical devices in China refers to sanitary and civilian products with extremely low risk, which do not need to be disinfected. To record this type of product in the official catalogue, a recordation application must be submitted on the website of the National Medical Products Administration. The application must clarify relevant information about product standard, the scope of use, production technologies, and instructions for the use of material. The device may then be produced and distributed after obtaining the online approval of the National Medical Products Administration. The application and approval process for Class I devices is as follows:

Schedule 1      Flow Chart of the Application Procedures for Recordation of the Medical Devices of Class I

(statutory time limit: on-the-spot conclusion)

The recordation entities make online application.
Within the authority of the Administration
Beyond the authority of the Administration
(the Medical Products Administration)
Recordation materials are incomplete or the formality is not in compliance with requirements of laws and regulations.
Notify the recordation entities of the dismissal and its reasons in the case of the decision to dismiss
Personnel of the Department of Medical Device Regulation that accepts the online application conducts formality review of the online recordation materials submitted by the recordation entities and make decisions.
Notify the recordation entities of all details that require supplements and correction at once.
After approval of the application with complete recordation materials that are in conformity with the formality requirements, the recordation entities shall submit paper materials.
The undertaker of the Department of Medical Device Regulation conducts formality review of the paper materials. For those paper materials satisfying the requirements, the undertaker shall produce recordation certificates and recordation information sheet on the spot and then notify the the recordation entities to fetch them.
In compliance with the requirements
The Department of Medical Device Regulation files the paper recordation materials and copies of recordation certificates and recordation information sheets for record; the recordation information is required to be updated on the website of the Administration in a timely manner and be submitted to the administration in the autonomous region regularly.

[Chart derived from regulations on the supervision and administration of medical devices (Order No. 650 of the State Council of the PRC) and the Measures for the supervision and administration of the operation of medical devices (Order No. 8 of the State Food and Drug Administration)].

“Class II” and “Class III” medical devices in China refer to medical-grade products with higher risk. The application procedures for recordation of these two types of products in China are as follows: First, the products are submitted for inspection with various materials. After the submitted materials are reviewed by the experts to their satisfaction, the National Medical Products Administration will organize a team of experts to visit the factory for on-site inspection and acceptance. After passing the on-site acceptance, the products with higher risk are required to be clinically tested. Only after the clinical report and other application documents are submitted to the National Medical Products Administration, which approves these materials and issues the product registration certificate, shall the enterprise be allowed to produce and distribute the product. The application and approval process for Class II and III devices is as follows:

Applicant
Log in the Licensing and Recordation Information System of the Production and Operation of Medical Devices (website: http://59.64.82.150/) and submit the online application thereon, then forthwith hand over paper materials to the Application Processing Center
The Application Processing Center conducts formality review
Notice for dismissal of the application shall be issued in the case of its decision to dismiss
Notice for acceptance of the application shall be issued in the case of its decision to accept. Verification of the completeness of the recordation materials of the medical devices of Class II operation shall be conducted and for those in compliance with the laws and regulations recordation shall be made and the corresponding certificates shall be produced
The handler (the supervision department) conducts the preliminary review of the materials
Approve and fill in the Review and Approval Form
No approval
The reviewer (the supervision department) reviews the materials and decides whether to proceed to on-site inspection.
Approve and sign the Material Review Opinions
The stage for the material examination, on-site inspection and acceptance as well as review and approval for the application
The handler (the supervision department) conduct on-site inspection and acceptance
Rectification is required(the duration of rectification is excluded from the review period).
No approval
Fill in the On-site Review Report after the passing of the acceptance
The reviewer (the supervision department) conducts the review
The ultimate reviewer (the supervision department) conducts the review
The certificate producer (the Application Processing Center) makes certificates
The Application Processing Center issues the licenses and files the materials for record

[Chart derived from regulations on the supervision and administration of medical devices (Order No. 650 of the State Council of the PRC) and the Measures for the supervision and administration of the operation of medical devices (Order No. 8 of the State Food and Drug Administration)].

The chart below summarizes the classification, approval dates, and current approval terms of our top 20 products:

No.	Product Name	Remarks	Date of approval	Term of validity	Class
1	Disposable ID bracelet	By Yada, CE certified	2020-12-17	2023-12-16	Class II
2	Disposable medical brush				Class II
3	Masks	By Huadong	2021-2-26	2026-2-25	Class II
4	Disposable woman’s examination kits	By Huadong	2021-2-25	2026-2-24	Class II
5	Medical Brush	Source from other (No registration certificate is required)			Class II
6	Medical kit	Source from other (No registration certificate is required)			Class II
7	Medical sterile dressing surgical kits	By Yada, CE certified	2020-12-17	2023-12-16	Class II
8	Medical catheter	Source from other (No registration certificate is required)			Class II
9	Uterine tissue suction tube	By Yada, CE certified	2020-12-17	2023-12-16	Class II
10	Low-density polyethylene (LDPE) bottles for eye drops	By Huada, Long term			Class I
11	High-density polyethylene (HDPE) bottles for tablets	By Huada, Long term			Class I
12	Disposable women’s examination kits	Source from other (No registration certificate is required)			Class II
13	Disposable Gynecological sampler	By Yada, CE certified	2020-12-17	2023-12-16	Class II
14	Disposable medical brush (type B1)	By Yada, CE certified	2020-12-17	2023-12-16	Class II
15	Disposable anal bag	By Yada, CE certified	2020-12-17	2023-12-16	Class II
16	Inspection gloves	By Yada	2016-2-29	Long term	Class I
17	Disposable humidified nasal oxygen tube	By Huadong	2021-1-27	2026-1-26	Class II
18	Disposable suction connecting tube	By Huadong	2021-3-9	2026-3-8	Class II
19	Medical dressing	By Huadong	2018-4-18	2023-4-17	Class II
20	Electronic pump	By Huadong	2021-3-9	2026-3-8	Class III

Competitive Challenges

●	Our production capacity for certain pandemic prevention products is limited. Our existing production capacity for certain products, consisting primarily of some pandemic prevention-related products, is unable to meet the current market demand due to limitations on our funding, production equipment, and facilities. As a result, our ability to expand our market share in this area is limited.

●	To date, limited access to capital has slowed our ability to gain additional market share. Our various product lines have developed rapidly and are competitive in the market. However, expansion of our production capacity, deepening of our marketing network, and improvement of our research and development efforts require sufficient capital investment. To date, lack of access to sufficient capital has limited some projects with development potential and has tempered our further expansion of market share. The Company needs more capital to expand its operations.

●	We sell primarily low value-added products, which limits our sales margins. The Company currently primarily manufactures and sells Class I and Class II medical products, with a lesser proportion of Class III products. The medical device industry is highly competitive, especially in respect of low value-added medical devices, which has low entry requirements subject to rapid change and significantly affected by new product introductions and other activities of industry participants. We face potential competition from major medical device companies worldwide, many of which have longer, more established operating histories, and significantly greater financial, technical, marketing, sales, distribution, and other resources. As a result, we may find it difficult to compete with companies commercializing high-end products and enjoying a higher profit margins per-product.

Manufacturing

Our production is comprised of both in-house manufacturing and outsourcing to third parties. Except for purchases according to the requirement of bid clients, all third party manufactures shall ship products to us for our inspection first, and upon passing our inspection, we will label and assemble, and then ship them to clients per orders.

In-house Manufacturing

Our in-house production is all located at our facilities in Yangzhou, Jiangsu Province, PRC. We produce products and stock inventory of raw materials, components and finished goods at our facilities pursuant to the market demand, orders we receive or plan to receive, our production plan and capacity, procurement information from our direct sales force and our distributors. Our in-house per-order production model is as follows:

Due to the nature of the products, all products must be produced in the dust-free purification workshops and must be sterilized. This production process is subject to continuous review and monitoring by the quality control team to ensure that finished products are of the highest quality and meet customer requirements and ISO 13485 medical device quality management systems standard.

In order to the maintain product safety and a high standard of product quality, we implement a strict set of quality control policies and inspection protocols. These policies and protocols are enforced by our quality control team, senior management and officers along every step of the production to post-production process.

Outsourcing

Our outsourcing products, which to some extent expand our production capacity, are produced by third party manufacturers by either 1) using qualified raw material suppliers designated by us and completing the production in accordance with our standards, or 2) using their own selection of raw materials and production standards in line with our quality control requirements.

Given our unique geographical location, we are able to procure qualified raw materials, and locate qualified third party manufacturers and suppliers locally at a cost-effective way such as lower price and save of transportation costs in a shorten period, thus realizing scale production, reducing our production costs and increasing profit margin. By outsourcing some semi-finished product processing to the local consigned manufacturers in Touqiao Town, we not only expand our production capacity and improve our production efficiency, but also reduce production costs while meeting clients’ demands for products of various specifications.

Environmental

Due to the nature of the Company’s products, the Company’s PRC subsidiaries do not generate industrial wastewater and wastes, the wastewater they generate is sanitary wastewater which can be disposed directly into municipal pipelines. The generated corner wastes shall be cleaned and collected by the cleaning personnel on time, and then transported to the municipal garbage disposal site for treatment by the local sanitation department. Solid wastes generated during operation shall be collected and sent to relevant manufacturers for recycling. If new products are developed in the future and environmental measures are needed according to law, the Company will take corresponding environmental protection measures according to relevant laws and regulations. The waste discharge fees for fiscal years of 2020 and 2019 were $5,009.10 and $4,529.1, respectively, which had been fully paid.

The Company and its subsidiaries passed the environmental inspection and evaluation by the Environmental Protection Bureau of Yangzhou Guangling District in 2020, which determined that no waste, hazardous substances or wastewater were produced during manufacturing.

As of the date of this prospectus, our waste discharge are in compliance with the local laws and regulations and we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor have we been punished or can foresee any punishment to be made by any government authorities of the PRC.

Employees

As of the date of this prospectus, we have a total of 629 full time employees, as follows:

Function/Department	Yangzhou Huada	Jiangsu Huadong	Jiangsu Yada
Management	10	33	40
Sales and Marketing	9	37	36
Research and Development	0	41	37
Production	52	112	222
Subtotal Total	71	223	335
Total		629

Our success depends on our ability to attract, motivate, train and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team.

As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe we maintain a good working relationship with our employees, and we have not experienced any material labor disputes. None of our employees is represented by a labor union.

Properties

Our PRC headquarters, manufacturing facilities and office spaces are located in Yangzhou, Jiangsu Province, PRC.

Land Use Rights We Obtained

We obtained the following land use rights for the construction of our headquarters, manufacturing facilities and office spaces, which cover an aggregate lot area of approximately 383,172 square feet (equivalent to 35,597.84 square meters), with the breakdown in below table:

Land User	Land Use Type	Description/Use	Location	Lot Area (Square Meters)
Yangzhou Huada	Allocation	Industrial land	Tongda Road, Touqiao Town, Hanjiang District, Yangzhou	6,700.24
Jiangsu Yada	Assignment	Industrial land	Xinqiao Village, Touqiao Town, Guangling District, Yangzhou	15,991.00
Jiangsu Huadong	Allocation	Industrial land	No.88 Tongda Road, Touqiao Town, Guangling District, Yangzhou	11,717.44
Jiangsu Yada	Allocation	Industrial land	Tongda Road, Touqiao Town, Hanjiang District, Yangzhou	1,189.16
Total				35,597.84

Properties We Own

We own the premises of our headquarters, manufacturing facilities and office spaces, which cover an aggregate building area of approximately 246,538 square feet (equivalent to 22,904.12 square meters), with the breakdown in below table:

Description/Use	Owner	Location	Area (Square Meters)
Manufacturing facility	Jiangsu Yada	No.58 Yada Road, Touqiao Town	Land Lot Area 15,991.00/ Building Area 3,545.09 (Floors 1-4)
Manufacturing facility	Jiangsu Yada	No.58 Yada Road, Touqiao Town	Land Lot Area 15,991.00/ Building Area 394.62 (Floor 1)
Manufacturing facility	Jiangsu Yada	No.58 Yada Road, Touqiao Town	Land Lot Area 15,991.00/ Building Area 2,412.30
Manufacturing facility	Jiangsu Yada	No.58 Yada Road, Touqiao Town	Land Lot Area 15,991.00/ Building Area 428.79 (Floor 1)
Manufacturing facility	Yangzhou Huada	No.1 East Tongda Road, Touqiao Town	Land Lot Area 6,700.24/ Building Area 2,109.77 (Floors 1-2)
Office space & manufacturing facility	Yangzhou Huada	No.2,3,4 East Tongda Road, Touqiao Town	Land Lot Area 6,700.24 464.2 (Floor 1)；1,224.45 (Floors 1-2)；1,005.73 (Floor 1)
Manufacturing facility	Jiangsu Yada	No.1 Zhu Group, Xuzhuang, Datong Village, Touqiao Town	3,023.2
Manufacturing facility	Jiangsu Huadong	No.88 Tongda Road, Touqiao Town	Land Lot Area 11717.44/ Building Area 3,709.93 (Floors 1-2)
Manufacturing facility	Jiangsu Huadong	No.88 Tongda Road, Touqiao Town	Land Lot Area 11717.44/ Building Area 4,586.04 (Floors 1-2)
Total			22,904.12

Properties We Lease

In addition to the above mentioned properties we own, we currently lease several properties in Yangzhou for an aggregate area of approximately 85,241 square feet (equivalent to 7,919 square meters) from our PRC subsidiaries for processing shops and office spaces. By making three (3) months advance renewal request, all leases are subject to renewal upon approval of the lessors. The leases have been renewed through 2021.

The breakdown of the leased properties is as follows:

Lessor/Rental Cost per month	Lessee	Location	Area (Square Meter)	Annual Rent	Term	Use
Jiangsu Huadong	Yangzhou Huada	No.88 Tongda Road, Guangling District, Yangzhou	670	$5,718(RMB40,200.00)	January 1, 2021 to December 31, 2021	Processing Workshop
Jiangsu Yada	Yangzhou Huada	No.88 Tongda Road, Guangling District, Yangzhou	20	$171 (RMB1,200.00)	January 1, 2021 to December 31, 2021	Office
Jiangsu Huadong	Jiangsu Yada	No.88 Tongda Road, Guangling District, Yangzhou	1100	$9,388 (RMB66,000.00)	December January 1, 2021 to December 31, 2021	Processing Workshop
Yangzhou Huada	Jiangsu Huadong	No.88 Tongda Road, Guangling District, Yangzhou	4804.15	$41,003 (RMB288,249.00)	January 1, 2020 to December 31, 2021	Processing Workshop
Jiangsu Yada	Jiangsu Huadong	No.88 Tongda Road, Guangling District, Yangzhou	1325.00	$11,309 (RMB79,500.00)	January 1, 2020 to December 31, 2021	Office

*	Zhu Yi is not a related party to the Company.

Intellectual Property

Our business is dependent on a combination of trademarks, patents, copy rights, domain names, trade names, trade secrets and other proprietary rights in order to protect our intellectual property rights. As of the date of this prospectus, we have two (2) registered trademark, fifteen (15) registered patents and two (2) copyrights in the PRC.

Trademarks

Set forth below is a detailed description of our registered trademarks:

Country	Trademark	Trademark Registration No.	Trademark Name	Trademark Registration Date	Trademark Classes	Trademark Owner	Trademark Term	Trademark Status
China		19576090	Hu Jun	08/28/2017	30	Jiangsu Yada	08/28/2017 to 08/27/2027	Registered
China		1415306	Yada	06/28/2000	10	Jiangsu Yada	06/28/2020 to 6/27/2030	Registered
China		1421255	Yada	07/14/2000	6	Jiangsu Yada	07/14/2020 to 07/13/2030	Registered

Patents

China’s patent law stipulates that there are three types of patent protection: invention patent, utility model patent and design patent.

●	A patent for invention refers to a new technical solution for a product, a method or an improvement thereof.

●	Utility model patent refers to a new technical solution suitable for practical use, which is proposed for the shape, structure or combination of the product.

●	Design patent refers to the new design of product shape, pattern, color or their combination, which is aesthetic and suitable for industrial application.

Set forth below is a detailed description of our registered patents:

Country	Patent No.	Patent Name	Patent Publication Date	Patent Type	Patent Validity Period	Patent Status
China	ZL201310537304.7	Wound marginal cell crawling promoting type temperature control swell-shrink type drainage tube	09/09/2015	Invention	20 years from the application date (11/03/2013)	Renewed and effective
China	ZL201420092814.8	Nano-crystalline cellulose dressing for treating extensive burns	2/25/2015	Utility model	10 years from the application date (3/3/2014)	Registered and effective
China	ZL201821229644.8	Bone mineral density instrument with good anti-falling performance	7/5/2019	Utility model	10 years from the application date (8/1/2018)	Registered and effective
China	ZL2019 2235101 2.X	Novel device for gynecological diagnosis and treatment	10/16/2020	Utility model	10 years from the application date (12/24/2019)	Registered and effective
China	ZL202020054930.6	Special atomizer of neonates	10/27/2020	Utility model	10 years from the application date (1/13/2020)	Registered and effective
China	ZL202020002206.9	Joint fixation frame for orthopedic surgery	10/23/2020	Utility model	10 years from the application date (01/01/2020)	Registered and effective
China	ZL202020017703.6	Wound debridement device for emergency care	10/16/2020	Utility model	10 years from the application date (01/06/2020)	Registered and effective
China	ZL2013105 373 27.8	Interrupted thread clearance hole wall type injection needle	11/4/2015	Invention	20 years from the application date (11/3/2013)	Registered and effective
China	ZL201922473496.5	Sputum suction tube preventing respiratory mucosa from being damaged	10/20/2020	Utility model	10 years from the application date (12/31/2019)	Registered and effective
China	ZL202020129072.7	High-flow oxygen supply mask drainage and medicine delivery mechanism in the department of respiratory medicine	10/20/2020	Utility model	10 years from the application date (01/20/2020)	Registered and effective
China	202020022326.5.	High-strength sealed plastic joint for a medical drainage bag	10/20/2020	Utility model	10 years from the application date (01/07/2020)	Registered and effective
China	ZL201922332612.1	Uterine cavity sampler for gynecological reproductive clinics	10/23/2020	Utility model	10 years from the application date (12/23/2019)	Registered and effective
China	ZL201922412254.5	Disposable intubate package	10/30/2020	Utility model	10 years from the application date (12/28/2019)	Registered and effective
China	ZL201921757111.1	Painless anesthetic needle	11/3/2020	Utility model	10 years from the application date (10/19/2019)	Registered and effective
China	ZL201910037322.6	Neurological rehabilitation adjuvant therapy stimulation device	10/23/2020	Invention	20 years from the application date (01/15/2019)	Registered and effective

Our currently registered patents do not relate to our top 20 products, which are mature products. Instead, our registered patents represent the phased achievements of our R & D department, which will serve as the basis for future research and the planned development of new products.

Currently, we have 15 registered and effective patents, and we have not signed any royalty or licensing agreements with any third parties with respect to these patents. Currently, however, we are working under a collaboration agreement to develop and register a patented product for production and sale. The patent relates to a tracheal tube kit capable of pulverization and dosing by a tube wall fan spraying concurrently, and it is a utility model patent issued in China with a validity period of ten years from May 29, 2019. A utility model patent is issued for a new technical scheme suitable for practical use based on the shape, structure or combination of the products used. Moreover, to be suitable for a utility model patent, an invention must possess novelty, creativity and practicability. We are authorized by the patent owner to develop a new use for his patent and to file a medical device registration certificate for the developed product. Under our agreement with the patent owner, once the product is in production and sales, we will distribute 25% of the profit after tax to him. Under the agreement, the patent owner has the right to request an accounting of profits at his own expense. If the patent owner wishes to transfer the patent in the future, he can only transfer it to us. Currently, for this collaboration agreement, we have completed the development of the new use of the patented product and we are in the process of applying for medical device registration certificate. Because the new product has not been put into production and has not generated any sales yet, we have not distributed any profit to the patent owner and no other fees have been paid or received under the agreement. The collaboration agreement and the profit-sharing arrangement are for a perpetual term. The collaboration agreement may be terminated, however, in the event that we are unable to provide an accurate accounting of profits for the product to the patent owner. In that case, all rights to the patent may be returned to the patent owner and we will be liable for damages in the amount of an additional 10% of net profits received from the product. The collaboration agreement is filed herewith as Exhibit 10.9.

Copyrights

Set forth below is a detailed description of our registered copyrights:

Country	Copyright No.	Copyright Name	Copyright Publication Date	Copyright Type	Copyright Application Date	Copyright Status
China	2019SR0829585	Self-service printing terminal control system software of image diagnostic film(V1.0)	8/9/2019	software copyright	6/13/2019	Registered and effective
China	2019SR0813645	Intelligent Medical film image printing output system software(V1.0)	8/6/2019	software copyright	6/20/2019	Registered and effective

Insurance

We maintain Group Life Insurance for some of our high-risk employees, such as electricians, plumbers and tooling operators. We also provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees. We do not carry any key-man life insurance, product liability and professional liability insurance. Even if we purchase these kinds of insurance, the insurance may not fully protect us from the financial impact of defending against product liability or professional liability claims. We have not purchased any property insurance or business interruption insurance. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical. We consider our insurance coverage to be sufficient for our business operations in China.

Legal Proceedings

With the exception of one lawsuit currently in progress, whose case number is (2020) Zhe 01 Zhi Min Chu Case No. 681, we are currently not a party to any material legal or administrative proceedings. The summary of the case is as follows: Beijing Renhende Medical Technology Co., Ltd. (the Name of Invention Patent: Correction of deformed ears; Patent Number: 200880108740.X) sued Taizhou Laisai Medical Device Co., Ltd., Hangzhou Huibai Medical Device Co., Ltd., Jiangsu Huadong Medical Device Industrial Co., Ltd., and other defendants for patent infringement dispute. Jiangsu Huadong, is the third defendant in this case. The case initiated on April 15, 2021. When Jiangsu Huadong purchased and sold the allegedly infringing products, it was unaware that these products might involve patent infringement. After receiving the plaintiff’s lawyer’s letter on August 21, 2019, Jiangsu Huadong immediately stopped purchasing and selling the accused infringing products, and at the same time launched an infringement investigation. After finding that there may be infringement, Jiangsu Huadong decided to permanently stop purchasing and selling the accused infringing products. Because Jiangsu Huadong immediately stopped purchasing and selling the infringing products upon receipt of the notice, it is unlikely that Jiangsu Huadong will be found guilty of infringement.

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

PRC REGULATION

We operate our business in the PRC under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the State Administration of Foreign Exchange, or SAFE, the Ministry of Commerce, or MOFCOM, the National Development and Reform Commission, or NDRC, the State Administration for Market Regulation, or SAMR, formerly known as the State Administration for Industry and Commerce, or SAIC, the Ministry of Civil Affairs, or MCA, and their respective authorized local counterparts.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in the PRC.

Regulation Relating to Foreign Investment

All limited liability companies incorporated and operating in the PRC are governed by the Company Law of the People’s Republic of China, or the Company Law, which was amended and promulgated by the Standing Committee of the National People’s Congress on October 26, 2018. In the latest amendment, paid-in capital registration, minimum requirements of registered capital and timing requirements of capital contributions were abolished. Foreign invested projects must also comply with the Company Law, with exceptions as specified in foreign investment laws.

With respect to the establishment and operation of wholly foreign-owned projects, or WFOE, the MOFCOM and NDRC, promulgated the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2020 Version) (the “2020 Negative List”) on June 23, 2020, which became effective on the same day. The 2020 Negative List has replaced the Special Administrative Measures for the Access of Foreign Investment (2019 Version) (the “2019 Negative List”) and serves as the main basis for management and guidance for the MOFCOM to manage and supervise foreign investments. Those industries not set out in the 2020 Negative List shall be classified as industries permitted for foreign investment. None of our business is on the 2020 Negative List. Therefore, the Company is able to conduct its business through its wholly owned PRC Subsidiaries without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

The Foreign Investment Law of the People’s Republic of China (the “Foreign Investment Law”) was adopted by the second meeting of the 13th National People’s Congress on March 15, 2019, which became on January 1, 2020. On December 26,2019, the State Council promulgated Regulation for Implementing the Foreign Investment Law of the People’s Republic of China (the “Regulation”), which became effective on January 1, 2020.

The Foreign Investment Law and the Regulation apply the administrative system of pre-establishment national treatment plus negative list to foreign investment and clarify the state shall develop a catalogue of industries for encouraging foreign investment to specify the industries, fields, and regions where foreign investors are encouraged and directed to invest, which refers to the Catalogue of Industries for Guiding Foreign Investment Industries (amended in 2020) (the “Catalogue”). Specifically, the special administrative measures to be implemented are the restricted and prohibited industry categories as well as encouraged industry categories having shareholding and executive management requirements prescribed in the Catalogue (the Special Administrative Measures for the Access of Foreign Investment specified in the Catalogue was replaced by the 2020 Negative List, and the Catalogue of Industries for Encouraged Foreign Investment specified in the Catalogue was replaced by the Catalogue of Industries for Encouraged Foreign Investment (2020 Version).

Regulation Relating to Wholly Foreign-owned Enterprises

The abovementioned Company Law of the People’s Republic of China provides that companies established in the PRC may take the form of company of limited liability or company limited by shares. Each company has the status of a legal person and owns its assets itself. Assets of a company may be used in full for the company’s liability. The Company Law applies to foreign-invested companies unless relevant laws provide otherwise.

The Foreign Investment Law replaced Law of the People’s Republic of China on Wholly Foreign-owned Enterprises. It stipulates that the PRC implements a system of pre-establishment national treatment plus negative list for the administration of foreign investment. Foreign investors are not allowed to invest in fields or sectors prohibited in the market access negative list for foreign investment. Foreign investors that intend to invest in the fields subject to access restrictions stipulated in market access negative list for foreign investment shall satisfy the conditions stipulated in such negative list. The PRC policies supporting enterprise development are equally applicable to foreign-invested enterprises. The PRC does not impose expropriation on foreign investment. Under special circumstances, if it requires imposing expropriation on foreign investment due to the need of public interest, expropriation shall be imposed according to legal procedures, and the foreign-invested enterprises concerned shall receive fair and reasonable compensation. Foreign-invested enterprises can raise funds through public issuance of stocks, corporate bonds and other securities in accordance with the law. Overall, The Foreign Investment Law establishes the clear principle of applying national treatment to FIEs except those engaged in industries on the 2020 Negative List. Since our current and planned business is not on the 2020 Negative List, to the best of our knowledge, it will not create any material adverse effect to our Company’s business.

Regulations Relating to Intellectual Property

Copyright

China has adopted comprehensive legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the WTO in December 2001.

In September 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, effective in June 1991 and amended in 2001 and 2010 respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Centre of China.

In order to further implement the Computer Software Protection Regulations, promulgated by the State Council in December 2001 and amended in 2011 and 2013 respectively, the National Copyright Administration issued Computer Software Copyright Registration Procedures in February 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China, promulgated by the SCNPC in August 1982, and amended in 1993, 2001, 2013 and 2019 respectively, the Trademark Office of China National Intellectual Property Administration is responsible for the registration and administration of trademarks and is also responsible for resolving trademark disputes in China. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. In April 2014, the State Council issued the revised Implementation of the Trademark Law, which specified the requirements of applying for trademark registration and review.

Patent

According to the Patent Law of the People’s Republic of China promulgated by the SCNPC in 1984 and amended in 1992, 2000, 2008 and 2020, respectively, a patentable invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date.

Domain Names

In May 2012, the China Internet Network Information Center issued the Implementing Rules for Domain Name Registration setting forth the detailed rules for registration of domain names. In August 2017, the MIIT promulgated the Administrative Measures on Internet Domain Names, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the top-level domain name “.cn”.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, all as amended from time to time, and their respective implementing rules; the Administrative Provisions on Foreign Exchange in Domestic Direct Investment by Foreign Investors; and the Notice of the State Administration on Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment. Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE. Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purpose, which is subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange. Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE.

Regulations Relating to Foreign Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended in August 2008, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside the PRC, unless SAFE’s prior approval is obtained and prior registration with SAFE is made. In May 2013 SAFE promulgated the Circular of the SAFE on Printing and Distributing the Administrative Provision on Foreign Exchange in Domestic Direct Investment by Foreign Investors and Relevant Supporting Documents which provides for and simplifies the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange.

Pursuant to the Circular on Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents through Overseas Special Purpose Vehicles or the SAFE Circular 37, promulgated by SAFE and which became effective on July 4, 2014, (a) a PRC resident shall register with the local SAFE branch before he or she contributes assets or equity interests in an overseas special purpose vehicle, or Overseas Special Purpose Vehicles (SPV), that is directly established or controlled by the PRC Resident for the purpose of conducting investment or financing; and (b) following the initial registration, the PRC Resident is also required to register with the local SAFE branch for any major change, in respect of the Overseas SPV, including, among other things, a change of the Overseas SPV’s PRC Resident shareholder(s), name of the Overseas SPV, term of operation, or any increase or reduction of the Overseas SPV’s registered capital, share transfer or swap, and merger or division. Pursuant to SAFE Circular 37, failure to comply with these registration procedures may result in penalties.

Pursuant to the Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies, or the SAFE Notice 13, which was promulgated on February 13, 2015 and with effect from June 1, 2015, the foreign exchange registration under domestic direct investment and the foreign exchange registration under overseas direct investment is directly reviewed and handled by banks in accordance with the SAFE Notice 13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks.

Regulations Relating to Dividend Distributions

According to the PRC Company Law and Foreign Investment Law, each of our PRC subsidiaries, as a foreign invested enterprise, or FIE, are required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, such as tax rate of 5% in the case of Hong Kong companies that holds at least 25% of the equity interests in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied.

Regulations Relating to Overseas Listings

In August 2006, six PRC regulatory authorities, including the China Securities Regulatory Commission, or the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an Overseas SPV formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such Overseas SPV’s securities on an overseas stock exchange.

Our PRC legal counsel, Dentons Shanghai, has advised us that, based on its understanding of the current PRC laws and regulations, our corporate structure and arrangements are not subject to the M&A Rules. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

Regulations Relating to Employment

The Labor Law of the People’s Republic of China, or the Labor Law, which became effective in January 1995 and was amended in 2018, and the Employment Contract Law of the People’s Republic of China, or the Employment Contract Law, effective in January 2008 and amended in 2012, require employers to provide written contracts to their employees, restrict the use of temporary workers and aim to give employees long-term job security. Employers must pay their employees’ wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with state labor rules and standards and provide employees with appropriate training on workplace safety. In September 2008, the State Council promulgated the Implementing Regulations for the PRC Employment Contract Law which became effective immediately and interprets and supplements the provisions of the Employment Contract Law.

Under the Labor Contract Law, an employer shall limit the number of dispatched workers so that they do not exceed a certain percentage of its total number of workers. In January 2014, the MOHRSS issued the Interim Provisions on Labor Dispatching, which became effective in March 2014, pursuant to which it provides that the number of dispatched workers used by an employer shall not exceed 10% of the total number of its employees.

The PRC governmental authorities have passed a variety of laws and regulations regarding social insurance and housing funds from time to time, including, among others, the Social Insurance Law of the People’s Republic of China, the Regulation of Insurance for Labor Injury, the Regulations of Insurance for Unemployment, the Provisional Insurance Measures for Maternal Employees, the Interim Administrative Provisions on Registration of Social Insurance and the Administrative Regulations on the Housing Provident Fund. Pursuant to these laws and regulations, enterprises in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, occupational injury insurance and medical insurance, as well as housing fund and other welfare plans. Failure to comply with such laws and regulations may result in various fines and legal sanctions and supplemental contributions to the local social insurance and housing fund regulatory authorities.

Regulations Relating to Environmental Protection

Environmental Protection Law

The Environmental Protection Law of the PRC, or the Environmental Protection Law, was promulgated and effective on December 26, 1989, and most recently amended on April 24, 2014. This Environmental Protection Law has been formulated for the purpose of protecting and improving both the living environment and the ecological environment, preventing and controlling pollution, other public hazards and safeguarding people’s health.

According to the provisions of the Environmental Protection Law, in addition to other relevant laws and regulations of the PRC, the Ministry of Environmental Protection and its local counterparts take charge of administering and supervising said environmental protection matters. Pursuant to the Environmental Protection Law, the environmental impact statement on any construction project must assess the pollution that the project is likely to produce and its impact on the environment, and stipulate preventive and curative measures; the statement shall be submitted to the competent administrative department of environmental protection for approval. Installations for the prevention and control of pollution in construction projects must be designed, built and commissioned together with the principal part of the project.

Permission to commence production at or utilize any construction project shall not be granted until its installations for the prevention and control of pollution have been examined and confirmed to meet applicable standards by the appropriate administrative department of environmental protection that examined and approved the environmental impact statement. Installations for the prevention and control of pollution shall not be dismantled or left idle without authorization. Where it is absolutely necessary to dismantle any such installation or leave it idle, prior approval shall be obtained from the competent local administrative department of environmental protection.

The Environmental Protection Law makes it clear that the legal liabilities of any violation of said law include warning, fine, rectification within a time limit, compulsory cease operation, compulsory reinstallation of dismantled installations of the prevention and control of pollution or compulsory reinstallation of those left idle, compulsory shutout or closedown, or even criminal punishment.

As of the date of this prospectus, we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor have we been punished or can foresee any punishment to be made by any government authorities of the PRC.

Order on Ecosystem by The Ministry of Ecology and Environment 2019 Classification-based Management on Fixed Pollutant Source

Pursuant to the Order on Ecosystem by The Ministry of Ecology and Environment, which was issued on July 28, 2017 and most recently amended on December 20, 2019, The Ministry of Ecology and Environment implements a classification-based management on the environmental impact assessment, or EIA, of pollutants according to pollutant amount and the impact of the pollutants on the environment as below:

●	For those pollutant discharge units with large amount of pollutants and significant environmental impacts, the key management on a pollutant discharge permit is required;

●	For those pollutant discharge units with small amount of pollutants and small environmental impacts, the simplified management on a pollutant discharge permit is required; and

●	For those pollutant discharge units with very small amount of pollutants and very small environmental impacts, the pollutant discharge registration form is required.

The medical device manufacturing is classified as to fill in a Registration Form. Upon submission of all required documentation, we are registered under the new system by filling in Pollution Source Registration Form.

Regulations Relating to Customer Rights Protection

The PRC Customer Rights and Interests Protection Law, or Customer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the customers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide customers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Customer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of customers.

Regulations Relating to Tax in the PRC

Income Tax

The PRC Enterprise Income Tax Law was promulgated in March 2007 and was most recently amended in December 2018. The PRC Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the PRC Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC Enterprise Income Tax Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In April 2009, the Ministry of Finance, or MOF, and SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or the Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or the Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 2008. In March 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or the SAT Circular 24, effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or the SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Circular 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Circular 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Circular 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. In October 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, amended in June 2018. The SAT Circular 37 superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in installments, the installments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value-Added Tax

The PRC Provisional Regulations on Value-Added Tax were promulgated by the State Council on December 13, 1993, which became effective on January 1, 1994 and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC territory are VAT taxpayers. On March 21, 2019, the Ministry of Finance, the SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepen the Reform of Value-Added Tax. Sales revenue represents the invoiced value of goods, net of VAT. The VAT is based on gross sales price, starting from April 1, 2019, VAT rate was lowered to 13%.

LAWS AND REGULATIONS RELATING TO MEDICAL DEVICES

Regulation and Classification of Medical Devices

Pursuant to the Regulations on the Supervision and Administration of Medical Devices promulgated on January 4, 2000, effective on June 1, 2014, amended by the State Council on May 4, 2017 and now effective, and then amended on February 9, 2021 but not yet effective until June 1, 2021 (“Regulation on Supervision and Administration of Medical Devices”), the Food and Drug Administration of the State Council shall be responsible for the national administration and supervision of medical devices of the PRC and its local counterparts take charge of the local administration and supervision of medical devices of the PRC.

Under this regulation, medical devices have been classified into three categories based on the degree of risk. Class I medical devices shall refer to those devices with low level of risks and whose safety and effectiveness can be ensured through routine administration. Class II medical devices shall refer to those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness. Class III medical devices shall refer to those devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness.

The products we currently manufacture and sell include Class I, II and III disposable medical devices.

Registration and Filings of Medical Devices

Pursuant to the Regulations on the Supervision and Administration of Medical Devices and the Administrative Measures for the Registration of Medical Devices promulgated by CFDA on July 30, 2014 and came into effect on October 1, 2014 (“the Supervision and Administration of Medical Devices” was amended and came into effect on May 4, 2017. Then it was amended on February 9,2021 and came into effect on June 1, 2021), Class I medical devices are subject to filing administration, and Class II and Class III medical devices are subject to pre-approval registration administration. A registration certificate for Class II and Class III medical devices are issued upon approval, which is valid for five years and may be renewed six months prior to its expiration date.

Clinical trials are not required for the filing of the Class I medical devices, but necessary for the registration of Class II and Class III medical device with certain exceptions.

As of the date of this prospectus, we are current on the registration and filing of medical devices.

Production License for Medical Devices

Pursuant to the Regulation on the Supervision and Administration of Medical Devices promulgated on July 30, 2014 and came into effect on October 1, 2014, as amended in 2017 and came into effect on May 4, 2017 (amended on February 9, 2021, came into effect on June 1, 2021), and the Administrative Measures on the Production Supervision of Medical Devices promulgated on July 30, 2014 and came into effect on October 1, 2014, as amended in 2017 and came into effect on November 11, 2017, manufacturers engaged in the manufacturing of Class I medical devices are subject to production filing administration and receive production filing certificates upon satisfaction of filing requirements; while those engaged in the manufacturing of Class II and Class III medical devices are subject to pre-approval licensing administration and receive medical device production licenses upon receipt of approval for licensing. A medical device production license is valid for five years and may be renewed six months prior to its expiration date.

In addition, a manufacturer of medical devices shall satisfy the following conditions:

(1) possessing production sites, environmental conditions, production equipment and professional technicians that are suitable for such medical device produced;

(2) possessing organizations or professional examination staff and examination equipment that carry out quality examination for such medical device produced;

(3) formulating a management system which ensures the quality of such medical device;

(4) having capability of after-sale services that is suitable for such medical device produced; (5) satisfying the requirements as prescribed in production R&D and production technique documents.

As of the date of this prospectus, we are current on the production filing and licensing of the medical devices.

Production and Quality Management of Medical Devices

Pursuant to the Administrative Measures on the Supervision of the Production of Medical Devices promulgated on December 29, 2014 and came into effect on March 1, 2015, as amended in 2017 and came into effect on November 17, 2017, and the Standards on Production and Quality Management of Medical Devices promulgated by the CFDA on December 29, 2014 and came into effect on March 1, 2015, an enterprise engaged in the production of medical devices shall establish and effectively maintain a quality control system in accordance to the requirements of the Standards on Production and Quality Management of Medical Devices. The enterprise engaged in the production of medical devices shall regularly conduct comprehensive self-inspection on the operation of quality management system and submit this report to the local food and drug supervision and administration authorities before the end of every year. The enterprise shall also establish its procurement control procedure and assess its suppliers by establishing an examination system to ensure the purchased products are in compliance with the statutory requirements. The enterprise shall apply risk management to the whole process of design and development, production, sales and after-sale services.

Pursuant to The Notice of Four Guidelines including On-site Inspection Guidelines for the standards on Production and Quality Management of Medical Devices promulgated by the CFDA on September 25, 2015 and came into effect on September 25, 2015, during the course of on-site verification of the registration of medical devices and on-site inspection of production license t(including change production license), the inspection team shall, in accordance with the guidelines, issue recommended conclusions for on-site inspections, which shall be divided into “Passed,” “Failed” and “Reassessment after rectification.” During the supervision and inspection, if it is found that the requirements of the key items or ordinary items that may have direct impact on product quality are not satisfied, the enterprise shall suspend production and go through rectification. If it is found that the requirements of the ordinary items are not satisfied, and it does not directly affect product quality, the enterprise shall rectify in a prescribed time. The regulatory authorities will examine and verify the recommended conclusions and on-site inspection materials submitted by the inspection group, and issue the final inspection results.

The inspection team has conducted several on-site inspections on our standards of production and quality management of medical devices during the track record period, the recommended conclusions issued by the inspection team were “Passed” or “Rectification within the prescribed period. The matters with respect to “Rectification within the prescribed period” have been rectified within the prescribed period and submitted to the inspection team.

According to the on-site inspections on our standards of production and quality management conducted by competent authorities, we are in compliance with the requirements of the standards on production and quality management of medical devices.

Good Clinical Practice for Medical Devices

On March 1, 2016, the CFDA and the National Health and Family Planning Commission jointly promulgated the Good Clinical Practice for Medical Devices, which became effective as of June 1, 2016. The regulation includes full procedures of clinical trial of medical devices, including, among others, the protocol design, conduction, monitoring, verification, inspection, and data collection, recording, analysis and conclusion and reporting procedure of a clinical trial.

For conducting clinical trials of medical devices, an applicant shall organize to formulate scientific and reasonable clinical trial protocol based on the categories, risks and intended use of the medical devices for the clinical study. The applicant shall be responsible for organizing to develop and revise of the researcher’s manual, clinical trial protocol, informed consent form, case report form, relevant standard operating procedures and other relevant documents, and shall be responsible for organizing necessary trainings for the clinical trials. The applicant shall select the clinical trial institutions and its researchers from the qualified medical device clinical trial institutions according to the characteristics of the medical devices to be used in the clinical study.

As an applicant for clinical trials of medical devices, we are responsible for initiating, applying, organizing and monitoring such clinical trials, and shall be responsible for the authenticity and reliability of the clinical trials.

Operation License for Medical Device

Pursuant to the Regulations on the Supervision and Administration of Medical Devices and the Administrative Measures on the Operation Supervision of Medical Devices, promulgated on July 30, 2014 and came into effect on October 1, 2014 (amended on November 17, 2017, came into effect on November 17, 2017), filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the operation of Class II medical devices are subject to filing administration and will receive medical device operation filing certificate upon satisfaction of filing requirement, while operators engaged in the operation of Class III medical devices are subject to pre-approval licensing administration and will receive medical device operation license upon receipt of approval for licensing. A medical device operation license is valid for five years and may be renewed six months prior to its expiration date

To engage in business operations of medical devices, the following requirements shall be met:

1. Having a quality control institution or staff corresponding to the business scope and scale, and the staff shall have relevant education or professional titles certified by the state.

2. Having an operation and storage premise corresponding to the business scope and scale.

3. Having storage conditions corresponding to the business scope and scale; warehouses are not required if all storage is commissioned to other operators of medical devices.

4. Having a quality control system corresponding to the medical devices concerned.

5. Possessing the capability of professional guidance, technical training and after-sale service corresponding to the medical devices it operates; or it has come into an agreement on technical support with a relevant institution.

An enterprise to be engaged in business operations of Category III medical devices shall also have a computerized information management system compliant with quality standards to ensure traceability of products. An enterprise to be engaged in business operations of Category I or Category II medical devices is encouraged to set up such a system.

As of the date of this prospectus, we are current on the operation filing and licensing of the medical devices.

Special Procedures for Examination and Approval of Innovative Medical Devices

On October 2017, the General Office of the CPC Central Committee and the General Office of the State Council issued the Opinions on Deepening the Reform of the Evaluation and Approval Systems and Encouraging Innovation on Drugs and Medical Devices, which aims to encourage the innovation for medical devices.

Pursuant to the Opinions, the priority review and approval will be applicable to innovative medical devices supported by the National Science and Technology Major Projects and the National Key R&D Program of China, and the clinical trials of which having been conducted by the National Clinical Research Center, and approved by the management department of National Clinical Research Center. Pursuant to the Special Procedures for Examination and Approval of Innovative Medical Devices which were promulgated by the NMPA on November 2, 2018 and came into effect on December 1, 2018, special procedures shall be applicable to the examination and approval for medical devices in the following circumstances:

(1) if the applicant legally owns the invention patent of the core technology of the product through its technological innovation activities in the PRC, or legally obtained the invention patent or the right of use thereof through transfer in the PRC, and that the interval between the date of application for the special examination and approval of innovative medical devices to the date of authorized publication should not exceed five years; or the patent administration department of the State Council has disclosed the application for the invention patent of the core technology and the Patent Search and Consultation Center of the National Intellectual Property Administration of the PRC has issued the patent search report setting out the novelty and innovation of the core technology solution of the product;

(2) the applicant has developed the prototype product and completed the preliminary research under a true and controllable process that generated complete and traceable data;

(3) the product has major working mechanism or mechanism of action which is the first of its kind in the PRC, has fundamental improvement in product performance or safety compared with similar products, is of an internationally leading standard in terms of techniques and has significant clinical value. The Center for Medical Device Evaluation of the NMPA should give priority to the innovative medical devices in their technical review upon receiving the registration application, after which the NMPA will give priority to the product in their administrative approval.

Advertisements of Medical Devices

Pursuant to the Regulations on Tentative Measures for the Censorship of Advertisement for Drugs, Medical Devices, Dietary Supplements, Food Formula for Special Medical Purpose promulgated by SAMR on December 24, 2019 and came into effect on March 1, 2020, the State Administration for Market Regulation is responsible for organizing and guiding the review of advertisements for drugs, medical devices, health foods and formula foods for special medical purposes. The administrations for market regulation and drug administrations (hereinafter referred to as the “advertisement review authorities”) of all provinces, autonomous regions and centrally administered municipalities shall be responsible for the review of advertisements for drugs, medical devices, health food and formula food for special medical purposes, and may entrust other administrative authorities to implement review of advertisements pursuant to the law.

The validity period of the advertisement approval number for drugs, medical devices, health food and formula food for special medical purposes shall be consistent with the shortest validity period of the product registration certificate, filing certificate or production license. If no valid period is prescribed in the product registration certificate, filing certificate or production license, the valid period of the advertisement approval number shall be two years.

Advertisements for drugs, medical devices, health food and formula food for special medical purposes shall be true and legitimate and shall not contain any false or misleading contents. Advertisers shall be responsible for the veracity and legitimacy of the contents of advertisements for drugs, medical devices, health food and formula food for special medical purposes.

National Medical Insurance Program

The national medical insurance program was adopted pursuant to the Decision of the State Council on the Establishment of the Urban Employee Basic Medical Insurance Program issued by the State Council on December 14, 1998, under which all employers in urban cities are required to enroll their employees in the Urban Employee Basic Medical Insurance Program and the insurance premium is jointly contributed by the employers and employees. Pursuant to the Opinions on the Establishment of the New Rural Cooperative Medical System forwarded by the General Office of the State Council on January 16, 2003, China launched the New Rural Cooperative Medical System to provide medical insurance for rural residents in selected areas which has since spread to the whole nation. The State Council promulgated the Guiding Opinions of the State Council about the Pilot Urban Resident Basic Medical Insurance on July 10, 2007, under which urban residents of the pilot district, rather than urban employees, may voluntarily join Urban Resident Basic Medical Insurance. In 2015, the PRC government announced the Outline for the Planning of the National Medical and Health Service System (2015-2020) which aims to establish a basic medical and health care system that covers both rural and urban citizens by 2020. On January 3, 2016, the State Council issued the Opinions on Integrating the Basic Medical Insurance Systems for Urban and Rural Residents to integrate the Urban Resident Basic Medical Insurance and the New Rural Cooperative Medical System and the establishment of a unified Basic Medical Insurance for Urban and Rural Residents, which will cover all urban and rural non-working residents expect for rural migrant workers and persons in flexible employment arrangements who participate in the basic medical insurance for urban employees.

With regard to reimbursement for medical devices and diagnostic tests, the Notice of Opinion on the Diagnosis and Treatment Management, Scope and Payment Standards of Medical Service Facilities Covered by the National Urban Employees Basic Medical Insurance Scheme (Lao She Bu Fa [1999] No. 22) prescribes the coverage of diagnostic and treatment devices and diagnostic tests where part of the fees is paid through the basic medical insurance scheme. It also includes a negative list that precludes certain devices and medical services from governmental reimbursement. Detailed reimbursement coverage and rate for medical devices and medical services (including diagnostic tests and kits) are subject to each province’s local policies.

Export Registration

Pursuant to Measures for the Supervision and Administration of Medical Device Production promulgated by the CFDA and amended on November 11, 2017, CFDA, in accordance with the spirit of the Notice of Guo Ban Fa [94] No. 66 of the State Council, conducts inspections of safety and legality of the exported products manufactured by domestic enterprises, grants legitimate production license in China (if these products are sold within Chinese territory) and files the relevant product information by its branches at the level of a districted city for recordation. In accordance with international practice, the quality of exported medical devices is mainly supervised by the importing countries. However, some importing countries/regions may require exporting enterprises to provide Medical Device Product Export Sales Certificates issued by the CFDA. Pursuant to Announcement on Issuing the Provisions on the Administration of Medical Device Product Export Sales Certificates, promulgated by the CFDA and effective on September 1, 2015, such exporting enterprises may apply to the provincial departments of the CFDA at the places where enterprises are located for Medical Device Product Export Sales Certificates.

The premise of obtaining Medical Device Product Export Sales Certificates is that the relevant production enterprises have obtained medical device product registration certificates and production licenses or have undergone the formalities for recordation and production recordation of medical device products in China. The valid period of Medical Device Product Export Sales Certificates, except being specified for one time use, shall not expire after the earliest deadline of any certificate among various certificates submitted by the enterprise amid the application materials, and shall be no longer than two years. Where the relevant materials submitted by an enterprise change, the enterprise shall report to the certificate issuing department in a timely manner. Where the relevant materials change, or the Medical Device Product Export Sales Certificate still needs to be used after its expiration, the enterprise shall apply for a new Medical Device Product Export Sales Certificate. Where the CFDA find that any relevant enterprises fail to meet the requirements of relevant regulations on production, they shall downgrade the credit ratings of such enterprises to lower levels; or, when any enterprises are considered failing to meet the requirements for issuance of certificates anymore, or the relevant materials submitted by the enterprises change, the provincial CFDA departments shall notify the relevant information in a timely manner.

Two-invoice System

According to the Notice of Publishing Opinions on Implementing Two-invoice System in Drug Procurement Among Public Medical Institutions (For Trial Implementation) which was issued on December 26, 2016, the “two-invoice system” refers to the system that requires one invoice to be issued from pharmaceutical manufacturers to pharmaceutical distributors and the other invoice to be issued from pharmaceutical distributors to medical institutions. The wholly owned or holding commercial company (only one commercial company is permitted in the whole country) or the domestic general agent for overseas drugs (only one domestic agent is permitted in the whole country) established by a pharmaceutical manufacturer or a group enterprise integrating science, industry and trade may be regarded as a manufacturer. The allocation of drugs between a pharmaceutical distribution group enterprise and its wholly owned (holding) subsidiaries or among its wholly-owned (holding) subsidiaries may not be regarded as a process for which an invoice should be issued, but one invoice is allowed to be issued at most.

Currently, some provinces in the PRC have formulated relevant rules and regulations to implement the “two-invoice system” in the field of medical consumables, for instance, the Notice on the Sharing of Transparent Procurement Results of Medical Devices (Medical Consumables) across the Province promulgated by the Fujian Provincial Medical Security Management Committee Office in July 2018, the Notice on Further Promoting the “Two Invoice System” on Medicines and Medical Consumables issued by eight local government departments of Shaanxi Province including Deepen Medical and Healthcare System Reform Leading Group Office of Shaanxi Province in July 2018, and the Opinions on Implementation of the “Two Invoice System” in Medical Consumables Procurement by Public Medical Institutions in Anhui Province (for Trial Implementation) issued by five local government departments of Anhui Province including Food and Drug Administration of Anhui Province in November 2017.

LAWS AND REGULATIONS RELATING TO LAND USE

Overview of relevant PRC Laws and Regulations on Land Use Rights

Pursuant to relevant PRC land laws and stipulations, there are two kinds of land in China: 1) collectively owned land, which is normally owned by the farmers or village for agricultural use; and 2) state owned land which is sub-divided into allocated and granted land use rights. Allocated land are land rights granted by the Chinese government to an entity for a particular purpose (e.g., research, military, medical etc.). These allocated rights are inferior in that they must be used for the specified purpose and cannot be transferred, leased or mortgaged. Granted land, on the other hand, is paid for and can be used for commercial and industrial purposes. These land use rights are the preferred land use rights for foreign investors as they are freely transferable (subject normally to the land being developed, as undeveloped land cannot normally be sold), leased and mortgaged. Land may be designated for commercial, industrial, residential or other purposes and may not be used for any non-designated purpose. The land authorities may impose administrative sanctions, including fines, injunction orders or even confiscation of the land use rights, for any breach of this provision. The term of land use rights varies depending on the designated purpose. A land user may extend the term by entering into a contract to extend the term and pay an additional land grant fee to the land authorities. Upon the execution of a land use rights grant contract and payment of the land grant fee, owners of land use rights will be issued a State-owned land use certificate, which sets forth, among other things: (i) the nature (granted or allocated); (ii) designated purpose; (iii) term of the land use rights; (iv) the location and area of the land; and (v) whether the land use rights are subject to any security interest. This certificate is the primary evidence of legal and valid land use rights.

Overview of relevant PRC Laws and Regulations on Buildings

It is required under the PRC law to obtain relevant permits from different authorities before commencing the construction of a building. The required permits are, inter alia, a State-owned Land Use Certificate, a Planning Permit of Land for Construction Use, a Planning Permit of Construction Project, and a Commencement Permit of Construction Project (except for those projects where the construction investment is less than RMB 300,000 or the construction area is less than 300 square meters). After the completion of construction, the owner shall also apply at relevant authorities for inspection and acceptance of the construction project and then obtain a Certificate for Completion Acceptance of Construction Project as well as a Title Certificate for Building. Further, pursuant to relevant PRC laws and regulations, the premises title certificate is the only legal certificate by which the owner legally has the ownership in respect of the building and thereby exercises rights to possess, utilize, profit from and dispose of the premises. Without such certificate, it is not permitted to transfer the premises.

According to the Urban and Rural Planning Law of the People’s Republic of China, if a rural construction planning permit is not obtained in accordance with the law or construction is not carried out in accordance with the provisions of the rural construction planning permit, the township or town people’s government shall order the construction to stop and make corrections within a time limit.

Not all the buildings of Jiangsu Yada and Jiangsu Huadong attached on the land have appropriate title certificates. The buildings not granted title certificate are at a risk of being dismantled or other administrative penalties if they are identified as illegal buildings due to the violation of the PRC Land Administration Law, the PRC Law on Urban and Rural Planning, and other relevant laws and regulations.

Regulation and Classification of Land Allocation

According to the PRC Land Administration Law, the State legally adopts the system of compensation for the use of land owned by the State, except where the State allocates the right to use state-owned land within the bounds of the law; A construction project developer utilizing state-owned land shall generally obtain the use right of state owned land through paid means such as granting for compensation. The following categories of land may be directly allocated with the lawful approval of the people’s governments at or above the county level: (1) land for use by government institutions or the military; (2) land for urban infrastructure or public welfare projects; (3) land for energy, transportation. and water conservancy projects as well as other infrastructure projects supported by the government; and (4) other land as provided for by laws or administrative regulations. In addition, according to the Provisions on the Economical and Intensive Use of Land (promulgated by Order No.61 of the Ministry of Natural Resources on May 22, 2014 and amended in accordance with the Decision of the Ministry of Natural Resources on the First Group of Repealed and Amended Departmental Rules adopted at the 2nd executive meeting of the Ministry of Natural Resources on July 16, 2019), except that land for military use, affordable housing, or other special purposes such as national security or public order may be supplied without consideration by means of allocation, payment is required for land used for business purposes, including land used for office space of state authorities, transportation, energy, or water conservancy and other infrastructure (industry), urban infrastructure and various social undertakings; the land user and land prices for commercial use shall be determined by means of bidding, auction, or listing. The acquisition and use of allocated land by enterprises shall comply with the special restrictions as prescribed by laws and regulations.

Pursuant to Interim Regulations of the People’s Republic of China Concerning the Assignment and Transfer of the Right to the Use of the State-owned Land in the Urban Areas, promulgated by the State Council and amended on November 29, 2020, the allocated right to the use of the land may not be transferred, leased, or mortgaged, with the exception of cases as specified in following cases and subject to the approval of the land administration departments and the housing administration departments under the people’s governments at the municipal and county levels: (i) the land users are companies, enterprises, or other economic organizations, or individuals; (ii) a certificate for the use of state-owned land had been obtained; (iii) possessing legitimate certificates of property rights to the above-ground buildings and other attached objects; and (iv) a contract for assigning the right to the use of land is signed in accordance with the regulations and the land user makes up for the payment of the assignment fee to the local municipal or county people’s government or uses the proceeds resulting from the transfer, lease or mortgage to pay the assignment fee. Any units or individuals that transfer, lease or mortgage the allocated right to the use of the land without authorization shall have their illegal incomes thus secured confiscated by the land administration departments under the people’s governments at the municipal and county levels and shall be fined in accordance with the seriousness of the case.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Yongjun Liu	64	Chairman, Director
Yulin Wang	56	Chief Executive Officer; Director
Tongying Zhang	55	Chief Financial Officer
Xiaoming E*	60	Independent Director Nominee
Xu Han*	59	Independent Director Nominee
Heung Ming Wong*	52	Independent Director Nominee

*	This individual has indicated his consent to occupy such position upon closing of this offering.

The following is a brief biography of each of our executive officers and directors:

Yongjun Liu - Chairman, Director

Mr. Liu, aged 63, has been our Company’s Chairman of the board since October, 2020, Chairman and General Manager of Kang Fu International Medical since October 2015, Chairman and General Manager of Yangzhou Huada since December 2001, Chairman and General Manager of Jiangsu Huadong since November 2000, and Chairman and General Manager of Jiangsu Yada since December 1990. In October 2015, Mr. Liu co-founded Kang Fu International Medical with several other co-founders, In December 2001, November 2000 and December 1990, he founded Yangzhou Huada, Jiangsu Huadong and Jiangsu Yada, respectively.

Mr. Liu holds a high school diploma. From October 1998 to present, Mr. Liu has been the Chairman of Yangzhou Medical Device Industry Association and Chamber of Commerce and Industry of Touqiao County. From November 2013 to present, Mr. Liu is the Deputy to The People’s Congress of Guangling district, Yangzhou City. In December 2018, Mr. Liu was awarded the “Outstanding Entrepreneurs of Guangling District” in Yangzhou. Mr. Lui is a successful entrepreneur with over 40 years’ experience in the medical device industry. Mr. Liu is a successful entrepreneur with over 40 years’ experience in the medical device industry. He has been awarded as Excellent Entrepreneur, Honest Entrepreneur Representative and Medical Device Industry Representative many times. Mr. Liu is keen on public welfare undertakings and has sponsored various impactful undertakings, such as road reconstruction in towns and villages, donations to the Red Cross Society, reconstruction of nursing homes, poverty alleviation, and aid for students.

We believe that Mr. Liu qualifies as the director because he is not only the founder of the Company and also ofhis extensive experience in the industry.

Yulin Wang - Chief Executive Officer and Director

Mr, Wang, aged 55, has been our Chief Executive Officer and Director since October 2020. He has been Chief Executive Officer of Kang Fu International Medical since March 2020 and Special Assistant to the Chairman of Jiangsu Yada since October 2019. From July 1985 to June 2016 (retired), he successively served as Deputy Director General of the Foreign Tax Sub-bureau, Deputy Director General of the Tax Collection and Administration Department, Deputy Director General of the Second Sub-bureau and Deputy Director General of the National Tax Bureau of Guangling District in Yangzhou City, Jiangsu Province. From 1998 to 2000, he served as deputy director of Yangzhou Diesel Engine Factory. He holds a college degree in Finance and Accounting from Yangzhou Teachers College and he earned a Master in Philosophy from Nanjing University in 1999. He earned a PhD in Economics from Beijing Normal University in 2011.

We believe that Mr. Wang qualifies as a director because of his extensive knowledge and management experience in tax management and his experience in factory operations.

Tongying Zhang - Chief Financial Officer

Ms. Zhang, aged 54, has been our Company’s Chief Financial Officer since November 2020. She has been a partner of ZH CPA, LLC, an accounting firm in Vancouver, Canada from May 2018 to the present. From October 2017 to May 2018, she was senior manager of the auditing department of KPMG LLP in Vancouver, Canada. From September 2007 to July 2017, she was an accountant, and later a manager and senior manager, of the auditing department of Grant Thornton in Toronto, Canada and Shanghai, China. Ms. Zhang earned a bachelor’s degree in Accounting and Finance from Brock University in St. Catharine's, Ontario, Canada in 2007. She is a Chartered Professional Accountant in British Columbia/Ontario, Canada and a Certified Public Accountant in Illinois, United States.

Xiaoming E - Independent Director Nominee

Mr. E, aged 55, is a director nominee of our Company who will become a director upon the effectiveness of this registration statement. From January 2010 to present, he has served as Chairman and General Manager of Jiangsu Changfeng Medical Industry Co., Ltd. From May 2004 to present, he has been Vice Chairman of theYangzhou Guangling District Medical Device Industry Association. From July 1998 to May 2004, he served as Vice Chairman of Yangzhou Sanitary Product Association. He earned a college degree from Yangzhou Education College in economic management in March 2004.

We believe that Mr. E qualifies as the director because of his experience in the industry.

Xu Han - Independent Director Nominee

Mr. Han, aged 58, is a director nominee of our Company who will become a director upon the effectiveness of this registration statement. He retired from the Taxation Bureau in 2016. From 1990 to 2016, Mr. Han was with the Yangzhou Taxation Bureau, where he successively served as director general, deputy director general of the Bureau of Inspections, and deputy director general of the National Taxation Bureau of Guangling District. From 1977-1990, was an athlete on the Jiangsu Provincial Team. Mr. Han has a college degree in Administrative Management.

We believe that Mr. Han qualifies as the director because of his experience in the Tax system of China. He can bring good guidance to the Company.

Heung Ming Wong - Independent Director Nominee

Mr. Wong, aged 51, is a director nominee of our Company who will become a director upon the effectiveness of this registration statement. From September 1993 to September 2007, he held senior roles at Deloitte Touche Tohmatsu and PWC. From September 2007 to April 2020, he held senior finance and internal audit positions for Xinhua Finance Media Ltd., Maoye International Holdings Ltd., Carlsberg Brewery Hong Kong Limited, Shakelee (China) Co. Ltd., Beijing Oriental Yuhong Waterproof Technology Co., Ltd, and Citic Frontier Services Group. Since July 2020, Mr. Wong has been CFO of Meten EdtechX (Nasdaq:Metx). In addition, he is an independent director for Shifang Holding Company, and Raffles Interior Ltd. Mr. Wong earned a bachelor’s degree in Accountancy from City University of Hong Kong in 1993, and a master’s degree in Electronic Commerce from The Open University of Hong Kong in 2003. He is a Fellow member of the Association of Chartered Certified Accountants, Hong Kong Institute of Certified Public Accountants, Certified Internal Auditor and the Hong Kong Securities Investments Institute.

We believe that Mr. Wong qualifies as the director because of his experiences as directors of public companies and his accounting experience.

Family Relationships

There are no family relationships among the directors and executive officers of the Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon the closing of this offering.

Duties of Directors

Under Cayman Islands law, all of our directors owe fiduciary duties to the Company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended from time to time. The Company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Terms of Directors and Executive Officers

The Company may by ordinary resolution appoint any person to be a director. Each of the directors holds office until such time as he is removed from office by the Company by ordinary resolution.

Each of the officer holds office until removed from the said office by the board of directors, whether or not a successor is appointed. Each officer may hold more than one office and no officer need to be a director or shareholder of the Company.

Employment Agreement with our Chief Executive Officer, Yulin Wang

On November 28, 2020, we entered into an employment agreement with our Chief Executive Officer, Yulin Wang, pursuant to which he will receive a monthly base salary of approximately $2,714 (equivalent to RMB19,000). Mr. Wang’s employment is for a term of one (1) year from November 30, 2020 to November 29, 2021 and may be renewed by the mutual agreement of the parties within 30 days prior to the expiration of the employment agreement. The base salary includes amounts paid to Mr. Wang for services to be rendered to our operating subsidiaries, including Kang Fu International Medical and our three PRC subsidiaries.

Under the employment agreement, we have the unilateral right to terminate the employment without taking any responsibilities if: (1) our CEO is in default and fails to rectify it within thirty (30) days after receipt of our notification; or (2) our Board of Directors deems our CEO is unfit for the position and passes a resolution for termination of employment. The employment agreement will be terminated upon either: (1) expiry of the employment term, or (2) early termination regulated by laws and regulations.

We are entitled to 1) a compensation of no less than $7,143 (RMB50,000) from our CEO for his breach of any obligations set forth in this employment agreement; and 2) a compensation of no less than $14,286 (RMB100,000) from our CEO for his non full performance of his obligations resulting in termination of the employment agreement, together with a compensation of all losses we may incur due to his breach.

Our CEO is not permitted to: (1) use his power to accept bribes or other illegal incomes, or misappropriate the Company’s assets; (2) use the Company’s assets or funds to open any bank account under his own name; (3) use the Company’s funds to make loans or provide guaranties to any other party without approval of Board of Directors or shareholder’s meetings; (4) take illegal commissions or credits from the Company’s transactions for personal use; and (5) do harm to the Company under other circumstances set forth under this employment agreement.

Our CEO has agreed to be bound by non-competition restrictions during the term of his employment. He is not allowed to use his powers to take the business opportunities which belong to the Company, or operate on his own or on behalf of other individuals or enterprises any business providing the same or similar products or services.

Planned Employment Agreements

We plan to enter into employment agreements with our other senior executive officers.

BOARD OF DIRECTORS

Our board of directors will consist of five directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote with respect to any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or transaction is considered. Our directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Director Independence

Our board has reviewed the independence of our directors, applying Nasdaq independence standards. Based on this review, the board determined that each Xiaoming E, Xu Han, and Heung Ming Wong will be “independent” within the meaning of the Nasdaq rules. In making this determination, our board considered the relationships that each of these non-employee director candidates has with us and all other facts and circumstances our board deemed relevant in determining their independence. As required under applicable Nasdaq rules, we anticipate that upon effective of this prospectus, our independent directors will meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee, and a nominating and corporate governance committee. We plan to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Heung Ming Wong, Xiaoming E and Xu Han, and will be chaired by Heung Ming Wong. Heung Ming Wong, Xiaoming E and Xu Han each satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Heung Ming Wong qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm; and

●	reporting regularly to the board.

Compensation Committee. Our compensation committee will consist of Heung Ming Wong, Xiaoming E and Xu Han, and will be chaired by Xu Han. Heung Ming Wong, Xiaoming E and Xu Han each satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

●	reviewing the total compensation package for our executive officers and making recommendations to the board with respect to it;

●	reviewing the compensation of our non-employee directors and making recommendations to the board with respect to it; and

●	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating Committee. Our nominating committee will consist of Heung Ming Wong, Xiaoming E and Xu Han, and will be chaired by Xu Han. Heung Ming Wong, Xiaoming E and Xu Han each satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq Stock Market. The nominating committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating committee itself; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in a manner they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our directors, officers and employees. A copy of this code is available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Corporate Governance

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may at our option comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we intend to voluntarily follow most Nasdaq corporate governance rules, including rules regarding committee structure and director independence, as described above, we may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from the requirement that a majority of our board of directors consists of independent directors.

●	Exemption from the requirement that our audit committee have a written charter addressing the audit committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(c)(1).

●	Exemption from the requirement that our compensation committee have a written charter addressing the remuneration committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(d).

●	Exemption from the requirement to have independent director oversight of director nominations and a formal written charter or board resolution addressing the nominations process as set forth in Nasdaq Rule 5605(e).

●	Exemption from the requirement that we have a code of conduct applicable to all directors, officers and employees and from any requirement that we have a code of conduct in compliance with Section 406 of the Sarbanes-Oxley Act of 2002.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans.

●	Exemption from the requirements governing the review and oversight of all “related party transactions,” as defined in Item 7.B of Form 20-F.

●	Exemption from the requirement that our board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2).

Although we may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). Although we currently intend to comply with most Nasdaq corporate governance rules, we may in the future decide to use the foreign private issuer exemption with respect to some or all the other Nasdaq corporate governance rules as described in the list above.

In addition, as a foreign private issuer, we expect to take advantage of the following exemptions from SEC reporting obligations:

●	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K, disclosing significant events within four days of their occurrence.

●	Exemption from Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are mandatorily subject to all of the corporate governance requirements of Nasdaq and the domestic reporting requirements of the SEC. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Interested Party Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must disclose the nature of his interest to all other directors at a meeting of the board after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice given to the board by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings, property, assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

EXECUTIVE COMPENSATION

Set forth below is the compensation paid during the fiscal year ended December 31, 2020 and 2019 for each of our executive officers and directors:

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Option Awards ($)	All other Compensation ($)	Total ($)
Yongjun Liu, Chairman and Director	2019	39,977	-	-	-	39.976
	2020	42,872	-	-	-	42,872

Yulin Wang, CEO and Director	2019	n/a	-	-	-	-
	2020	33,024	-	-	-	33,024

Tongying Zhang, CFO	2019	n/a	-	-	-	-
	2020	25,000	-	-	-	25,000

(1)	Yulin Wang and Tongying Zhang did not serve during 2019.
(2)	Reflects compensation paid as CEO of our three operating subsidiaries in the PRC.

Agreements with Named Executive Officers

Compensation of Directors

For the fiscal years ended December 31, 2020 and 2019, we did not make any compensation payments to our directors.

Limitation on Liability and Other Indemnification Matters

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our ordinary shares by each executive officer and director, by each person known by us to beneficially own more than 5% of our ordinary shares and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 20,000,000 shares of ordinary shares issued and outstanding, and [________] shares outstanding after the close of this offering.

	Ordinary Shares Beneficially Owned Prior to this Offering			Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)			Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)
	Beneficially		Percent	Number		Percent	Number		Percent
Directors and Executive Officers(1):
Yongjun Liu	15,935,000	(1)	79.68%	15,935,000	(1)	-%	15,935,000	(1)	-%
Yulin Wang	-		-	-		-	-		-
Tongying Zhang	-		-	-		-	-		-
All directors and executive officers as a group (3 individuals):	15,935,000		79.68%	15,935,000		-	15,935,000		-
Other ≥ 5% Beneficial Owners	-		-	-		-	-		-
None.	-		-%	-		-	-		-

(1)	Mr. Liu holds these shares through Bright Accomplish Limited, a holding company controlled jointly by Mr. Liu and his wife, Yin Liu.

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our ordinary shares.

Major Shareholders

Other than as set forth above, there are no beneficial owners of 5% or more of our voting securities. The company is not directly or indirectly owned or controlled by another corporation(s) or by any foreign government. There are no arrangements, known to us, the operation of which may at a subsequent date result in a change in control of the company.

RELATED PARTY TRANSACTIONS

Except as set forth below, during our preceding three financial years up to the date of this prospectus, there have been no transactions or loans between the company and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the company that gives them significant influence over the company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence:

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Other Related Party Transactions

Transaction with Yangzhou Meihua Import and Export Co., Ltd.

We sell products at market price to Yangzhou Meihua Import and Export Co., Ltd., an affiliate controlled by Kai Liu, son of Yongjun Liu, our Chairman and shareholder. For the twelve months ended December 31, 2020 and 2019, the sales amount was $71,855 and $113,121, respectively, and as of December 31, 2020 and December 31, 2019, the amount due from Yangzhou Meihua Import and Export Co., Ltd. was $56,616 and $75,407, respectively. For the six months ended June 30, 2021 and 2020, the sales amount was $30,829 and $24,087, respectively, and as of June 30, 2021, the amount due from Yangzhou Meihua Import and Export Co., Ltd. was $27,786. The main business of Yangzhou Meihua Import and Export Co., Ltd. is the import and export of medical consumables, and the main types of products it purchases from the Company are dressing wounds and wiping wounds, Yang Ke Tou (Suction tube), disposable urinary swab, disposable umbilical cord clamp, disposable suction connection pipe, disposable medical gauze, medical urine cup, medical disinfection dressing surgical kit and round head steel needles.

Transaction with Yangzhou Yada Powder Metallurgy Co., Ltd.

We sell products at market price to Yangzhou Yada Powder Metallurgy Co., Ltd., an affiliate controlled by Kai Liu, son of Yongjun Liu, our Chairman and shareholder. For the twelve months ended December 31, 2020 and 2019, the sales amount was $669,583 and $567,559, respectively, and as of December 31, 2020 and December 31, 2019, the amount due from Yangzhou Yada Powder Metallurgy Co., Ltd. was $301,113 and $27,809, respectively. For the six months ended June 30, 2021 and 2020, the sales amount was $346,695 and $187,852, respectively, and as of June 30, 2021, the amount due from Yangzhou Yada Powder Metallurgy Co., Ltd. was nil. The main business of Yangzhou Yada Powder Metallurgy Co., Ltd. is gear and metal accessories processing, and the main types of products it purchases from the Company are One-way seat fittings, Gear 2 accessories, Gear 3 accessories, Steel needle, Crank fittings, Universal joint seat fittings, Cylindrical pin, Axle sleeve, Axle pin and Bevel gear fittings.

Transaction with Shanghai Xinya Pharmaceutical Hanjiang Co., Ltd.

We sell products at market price to Shanghai Xinya Pharmaceutical Hanjiang Co., Ltd., an affiliate controlled by Kai Liu, son of Yongjun Liu, our Chairman and shareholder. For the twelve months ended December 31, 2020 and 2019, the sales amount was $67,101 and $145,773, respectively, and as of December 31, 2020 and December 31, 2019, the amount due from Xinya Pharmaceutical Hanjiang Co., Ltd. was $34,345 and $43,595, respectively. For the six months ended June 30, 2021 and 2020, the sales amount was $129,928 and $37,678, respectively, and as of June 30, 2021, the amount due from Xinya Pharmaceutical Hanjiang Co., Ltd. was $92,920. The main business of Shanghai Xinya Pharmacy Hanjiang Co., Ltd. is drug production and sales, and the main types of products it purchases from the Company are oral solid medical high-density polyethylene bottles and disposable masks.

Transaction with Jiangsu Qinqin Group Yangzhou Hujun Food Co., Ltd

We sell products at market price to Jiangsu Qinqin Group Yangzhou Hujun Food Co., Ltd, an affiliate controlled by Kai Liu, son of Yongjun Liu, our Chairman and shareholder. For the twelve months ended December 31, 2020 and 2019, the sales amount was $8,038 and nil, respectively, and as of December 31, 2020 and December 31, 2019, the amount due from Jiangsu Qinqin Group Yangzhou Hujun Food Co., Ltd was nil and nil, respectively. For the six months ended June 30, 2021 and 2020, the sales amount was nil and $7,892, respectively, and as of June 30, 2021, the amount due from Jiangsu Qinqin Group Yangzhou Hujun Food Co., Ltd was nil. The main business of Jiangsu Qinqin Group Yangzhou Hujun Foods Co., Ltd. is food production and sales, and the main product it purchases from the Company is disposable masks.

Transaction with individuals Yan Xu, Yin Liu, Xingkui Zhu, Kerong Huang, Daoping Fang and Dengxia Gao

As of December 31, 2020 and December 31, 2019, the amount due to Yan Xu, director of our three PRC subsidiaries, was nil and $46,787; the amount due to Yin Liu, spouse of Yongjun Liu, our Chairman and shareholder, was nil and $8,034; the amount due to Xingkui Zhu, vice president of Human recourse department of our three PRC subsidiaries, was nil and $12,053; the amount due to Kerong Huang, director of our three PRC subsidiaries, was nil and $797; the amount due to Daoping Fang, director of our three PRC subsidiaries, was nil and $319; the amount due to Dengxia Gao, Vice president of quality department of our three PRC subsidiaries, was nil and $239. All above amounts are travel fees, non-interest bearing and due on demand. And as of June 30, 2021 the amount due to all above related parties were nil.

Share Exchange Agreement with Kang Fu International Medical Co., Ltd. and its Shareholders

On December 21, 2020, we entered into a Share Exchange Agreement with Kang Fu International Medical Co., Ltd. (“Kang Fu”) and its shareholders, Yongjun Liu (our Chairman and Director) and Yin Liu (his wife). Under the Share Exchange Agreement, we issued a total of 15,933,000 ordinary shares to Mr. and Mrs. Liu, and in turn acquired 41,400,000 shares (69%) of Kang Fu from Yongjun Liu and 18,600,000 shares (31%) of Kang Fu from Yin Liu, respectively, resulting in Kang Fu becoming our wholly-owned subsidiary. Mr. and Mrs. Liu subsequently transferred the 15,935,000 ordinary shares received in this transaction to their holding company, Bright Accomplish Limited.

Policies and Procedures for Related Party Transactions

Our board of directors has created an audit committee in connection with this offering which will be tasked with review and approval of all related party transactions.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (2020 Revision) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our company’s authorized share capital is US$50,000 divided into: (i) 80,000,000 ordinary shares with a par value of US$0.0005 per share; and (ii) 20,000,000 preferred shares, par value US$0.0005 per share. As of the date of this prospectus, 20,000,000 ordinary shares are issued and outstanding and no preferred shares are issued and outstanding. All of our issued and outstanding ordinary shares are fully paid. Immediately upon the completion of this offering, there will be ______________ ordinary shares outstanding, assuming the underwriter does not exercise the over-allotment option.

Our Memorandum and Articles

The following are summaries of material provisions of our amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a final dividend, but no dividend may exceed the amount recommended by our directors. Our amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose subject to the restrictions of the Companies Act, provided that in no circumstances may we pay a dividend if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Any action required or permitted to be taken by the shareholders must be taken at a duly called and quorate annual or extraordinary general meeting of the shareholders entitled to vote on such action, or in lieu of a general meeting, be effected by a resolution in writing. On a show of hands each shareholder is entitled to one vote or, on a poll, each shareholder is entitled to one vote for each ordinary share, voting together as a single class, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 percent of the paid-up voting share capital for the Company.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding at least a majority of the votes of the issued and outstanding voting shares in our company. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding no less than 10 percent of our paid voting share capital. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

Election of directors. Directors may be appointed by an ordinary resolution of our shareholder or by a resolution of the directors of the Company

Meetings of directors. At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A person who holds office as an alternate director shall be counted in the quorum. A director who also acts as an alternate director shall be counted twice towards the quorum. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Ordinary Shares. Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share whether or not it is fully paid up without assigning any reason for doing so.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 45 days in any year as our board may determine.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Shares. The Companies Act and our amended and restated articles of association permit us to purchase, redeem or otherwise acquire our own shares, subject to certain restrictions and requirements under the Companies Act, our amended and restated memorandum and articles of association and any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission. In accordance with our articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors. Under the Companies Act, the repurchase of any share may be paid out of our company’s profits, out of our share capital account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or, subject to certain conditions, out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, and (3) unless the manner of purchase (if not so authorized under the amended and restated memorandum and articles of association) has first been authorized by a resolution of our shareholders. In addition, under the Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares. The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by resolution of shareholders in the requisite majorities:

●	increase or decrease the authorized share capital of our Company;

●	subdivide our authorized and issued shares into a larger number of shares; and

●	consolidate our authorized and issued shares into a smaller number of shares.

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Preferred Shares

As at the date of this prospectus, we have not issued any preferred shares. Under the amended and restated articles of association, before any Preferred Shares of any series are issued, our directors shall fix, by resolution of directors, the following provisions of such series:

●	the designation of such series and the number of Preferred Shares to constitute such series;

●	whether the shares of such series shall have voting rights, in addition to any voting rights provided by Companies Act, and, if so, the terms of such voting rights, which may be general or limited;

●	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other class of Shares or any other series of Preferred Shares;

●	whether the Preferred Shares or such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

●	the amount or amounts payable upon Preferred Shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

●	whether the Preferred Shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preferred Shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

●	whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class of Shares or any other series of Preferred Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

●	the limitations and restrictions, if any, to be effective while any Preferred Shares or such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other class of Shares or any other series of Preferred Shares;

●	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional shares of such series or of any other class of Shares or any other series of Preferred Shares; and

●	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions of any other class of Shares or any other series of Preferred Shares.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act of the Cayman Islands. The Companies Act of the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that, for an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not required to be open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	an exempted company may not issue negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as an exempted limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq Global Market rules in lieu of following home country practice after the closing of this offering.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholder;

●	an irregularity in the passing of a resolution which requires a qualified majority;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of our directors and officers for costs, charges, expenses, losses, or damages incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we plan to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that, on the requisition of any shareholders who hold not less than 10 percent of the paid up voting share capital of the Company in respect to the matter for which the meeting is requested, our board of directors shall convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, any of our directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under our amended and restated memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances since our incorporation:

Ordinary Shares

The Company is authorized to issue 80,000,000 ordinary shares of $0.0005 par value and 20,000,000 preferred shares of $0.0005 par value As of June 4, 2021, 20,000,000 ordinary shares were issued and outstanding.

Option Grants

We have not granted any options to purchase our ordinary shares.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, [        ] Ordinary Shares will be outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional Ordinary Shares. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. Prior to this offering, there has been no public market for our Ordinary Shares. While we intend to list the Ordinary Shares on the Nasdaq Global Market, we cannot assure you that a regular trading market will develop in the Ordinary Shares.

Lock-Up Agreements

All of our directors, company officers, and holders of 10% or more of our ordinary shares have agreed with the underwriters not to, without the prior written consent of the representatives, for a period of 365 days following the consummation of this offering, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement (other than a registration statement on Form S-8) with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any Ordinary Shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Ordinary Shares or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the effective date of this prospectus).

The following list of shareholders are subject to the 365 day lock up:

Name
BRIGHT ACCOMOLISH LIMITED (beneficial owners Yongjun Liu and Yin Liu)
WISE DELIGHT LIMITED (beneficial owner Daoping Fang)

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates are subject to additional restrictions under Rule 144. Our affiliates may only sell a number of restricted shares within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding Ordinary Shares, which will equal approximately Ordinary Shares immediately after this offering; or

●	the average weekly trading volume of our Ordinary Shares on the Nasdaq Global Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Registration Rights.”

TAXATION

The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to investors levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise is not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required under Cayman Islands laws on the payment of a dividend or capital to any holder of Ordinary Shares, nor will gains derived from the disposal of Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our ordinary shares or on an instrument of transfer in respect of our ordinary shares except those which hold interests in land in the Cayman Islands.

People’s Republic of China Taxation

Under the PRC EIT Law and its implementation rules, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued the Circular of the SAT on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in the PRC only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our Company is a company incorporated outside the PRC. As a holding company, its sole asset is its share ownership of its direct subsidiary, a Hong Kong company, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our Company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders. In addition, nonresident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, as if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether in practice non-PRC shareholders of our Company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Notwithstanding the foregoing, our PRC subsidiaries, Jiangsu Huadong enjoy preferential income tax rate of 15% until December 31, 2021, due to its treatment as “National High-Tech Enterprises” in China. Prior to the expiration date of such treatment, it may submit applications for renewal and continue enjoying the preferential income tax rate if granted.

United States Federal Income Taxation Considerations

The following discussion is a summary of United States federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by a U.S. holder (as defined below) that acquires our Ordinary Shares in this offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, investors required to accelerate the recognition of any item of gross income with respect to our Ordinary Shares as a result of such income being recognized on an applicable financial statement, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax or any non-income tax (such as the U.S. federal gift or estate tax) considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code or applicable United States Treasury regulations.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long-term if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of individuals and other non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations.

In the event that we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the Ordinary Shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. If a U.S. holder is not eligible for the benefits of the income tax treaty or fails to make the election to treat any gain as foreign source, then such U.S. holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the Ordinary Shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). U.S. holders are advised to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the Ordinary Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to our Ordinary Shares, provided that the Ordinary Shares are regularly traded on the Nasdaq Global Market.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our Ordinary Shares will generally continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Ordinary Shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed The Crone Law Group P.C., 500 Fifth Ave, Suite 938, New York, NY 10110 as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Ogier, our counsel as to Cayman Islands law, has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re- examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;
(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

Dentons Shanghai, our counsel as to PRC law, has advised us that (1) it would be highly unlikely that the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (2) there is uncertainty as to whether the courts of the PRC would entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Dentons Shanghai has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments under certain circumstances in accordance with the requirements of the PRC Civil Procedure Law. Commerce & Finance Law Offices has advised us further that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no bilateral treaty, international convention or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, it would be highly unlikely that a PRC court would enforce judgments rendered by U.S. courts

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below (collectively, the “Representatives”) have severally agreed to purchase from us on a firm commitment basis the following respective number of ordinary shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Name	Number of Ordinary Shares
Prime Number Capital LLC	-
Shengang Securities Company Limited	-
Total	-

The underwriters are committed to purchase all the Ordinary Shares offered by us if any Ordinary Shares are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The underwriters are offering the Ordinary Shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.

All sales of Ordinary Shares in the United States will be made through United States registered broker-dealers. Sales of Ordinary Shares made outside the United States may be made by affiliates of the underwriters. Prime Number Capital, LLC will offer the Ordinary Shares in the United States through its SEC-registered broker-dealer affiliate in the United States. Shengang Securities Company Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of Ordinary Shares in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

The address of Prime Number Capital LLC is 14 Myrtle Drive, Great Neck, NY 11021. The address of Shengang Securities Company Limited is Floor 16/22/23, Chamtime International Finance Center, 1589 Century Avenue, Pudong, Shanghai, 200122.

Over-Allotment Option

If the underwriters sell more Ordinary Shares than the total number set forth in the table above, we have granted to the underwriters a 60-day option following the effective date of this prospectus to purchase up to [●] additional Ordinary Shares from us at the initial public offering price less the underwriting discounts and commissions, based on the assumed offering price of $[●] per Ordinary Shares. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Ordinary Shares approximately proportionate to that underwriter’s initial purchase commitment. Any Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Ordinary Shares that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell Ordinary Shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Ordinary Shares. They may also cause the price of the Ordinary Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts, Commissions, and Expenses

We have agreed to pay the underwriters a cash fee equal to seven and one-half percent (7.5%) of the aggregate gross proceeds raised in this offering subject to a discounted cash fee equal to four percent (4%) of the aggregate gross proceed raised in this offering sourced by the Company. The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price	-	-	-
Underwriting commissions to be paid by us(1)	-	-	-
Underwriting discounts to be paid by us(1)	-	-	-
Proceeds, before expenses, to us	-	-	-

(1)	Does not include non-accountable expenses equal to one percent (1.0%) of the gross proceeds received by us from the offering excluding the proceeds of the sale of the shares pursuant to the exercise of the over-allotment option or the reimbursement of certain expenses to underwriters.

We have agreed to pay reasonable and documented underwriters’ accountable expenses of up to $175,000, which includes, without limitation, (A) reasonable fees of legal counsel incurred by the underwriters in connection with the offering; (B) all third party due diligence include the cost of any background checks; (C) IPREO book-building and prospectus tracking software; (D) reasonable roadshow expenses; (E) preparation of bound volumes and Lucite cube mementos in such quantities as the underwriters including underwriter’s U.S. & local counsel shall reasonably request, and (F) background check consultant. The Company has advanced $75,000 to the Representative to partially cover its out-of-pocket expenses. The advance will be returned to the Company to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advances in accordance with FINRA Rule 5110(g).

We have also agreed to pay the underwriters a non-accountable expense, equal to one percent (1.0%) of the gross proceeds received by us from the sale of our ordinary shares excluding shares sold pursuant to the exercise of the over-allotment option.

Indemnification Escrow Agreement

Concurrently with the execution and delivery of the Underwriting Agreement, the Company, the Representatives and Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement (the “Escrow Agreement”), pursuant to which $500,000 from gross proceeds from this offering shall be deposited by the Company at the closing of this offering in an escrow account (the “Escrow Account”) for a period of two years following the closing of the initial public offering for purposes of covering potential legal action. All remaining funds in the Escrow Account that are not subject to an indemnification claim as of the two-year anniversary following the closing date will be returned to the Company in accordance with the terms of the Escrow Agreement. The Company shall pay the reasonable fees and expenses of the Escrow Agent.

Right of First Refusal

The underwriters will not receive a right of first refusal in connection with this offering.

Electronic Offer, Sale and Distribution of Ordinary Share

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of Ordinary Shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Lock-up Agreements

We, each of our directors and officers and holders of ten percent or more of our Ordinary Shares on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of 365 days after the consummation of the offering, without the prior written consent of the Representative not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for our Ordinary Share or other capital stock;

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Ordinary Share or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Ordinary Share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our Ordinary Share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

There are no existing agreements between the underwriters and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire Ordinary Shares pursuant to any existing stock option or the conversion of any of our preferred convertible stock.

Stabilization

Prior to this offering, there has been no public market for our Ordinary Shares. Consequently, the initial public offering price for our Ordinary Shares will be determined by negotiations among us and the Representative. Among the factors to be considered in determining the initial public offering price are our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. Neither we nor the underwriters can assure investors that an active trading market will develop for Ordinary Shares, or that our Ordinary Shares will trade in the public market at or above the initial public offering price.

We plan to have our Ordinary Shares approved for listing on the Nasdaq Global Market under the symbol “MHUA.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the Underwriter of the Ordinary Share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of our Ordinary Share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Ordinary Share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our Ordinary Share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Ordinary Shares or preventing or retarding a decline in the market price of Ordinary Shares. As a result, the price of Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Ordinary Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of Ordinary Shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any Ordinary Shares may be made at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Ordinary Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the Ordinary Shares have not authorized and do not authorize the making of any offer of Ordinary Shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Ordinary Shares as contemplated in this prospectus. Accordingly, no purchaser of the Ordinary Shares, other than the underwriters, is authorized to make any further offer of the Ordinary Shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Ordinary Shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the Ordinary Shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the Ordinary Shares nor the shares underlying the Ordinary Shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Ordinary Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The Ordinary Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Ordinary Shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the Ordinary Shares, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the Ordinary Shares in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the Ordinary Shares.

The Ordinary Shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the Ordinary Shares shall be deemed to be made to such recipient and no applications for the Ordinary Shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the Ordinary Shares you undertake to us that, for a period of 12 months from the date of issue of the Ordinary Shares, you will not transfer any interest in the Ordinary Shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Ordinary Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer of the Ordinary Shares or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary Shares or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Ordinary Shares.

Notice to Prospective Investors in the United Arab Emirates

The Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Ordinary Shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Ordinary Shares offered should conduct their own due diligence on the Ordinary Shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of ordinary shares being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority filing fee and the Nasdaq Global Market listing fee.

SEC registration fee	US$	-
FINRA filing fee		-
Nasdaq Global Market listing fee		-
Legal fees and expenses		-
Accounting fees and expenses		-
Transfer Agent fees		-
Financial printing and miscellaneous expenses		-
Total		$-

LEGAL MATTERS

The validity of the Ordinary Shares and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by The Crone Law Group, P.C. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Hunter Taubman Fischer & Li LLC. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. Legal matters as to PRC law will be passed upon for us by Dentons Shanghai and for the underwriters by King & Wood Mallesons. The Crone Law Group, P.C. may rely upon Ogier with respect to matters governed by Cayman Islands law and Dentons Shanghai with respect to matters governed by PRC law. The underwriters may rely upon King & Wood Mallesons with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in this prospectus have been audited by Briggs & Veselka Co., an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the translation of Renminbi amounts to United States dollar amounts). Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The main offices of Briggs & Veselka Co. are located in Nine Greenway Plaza, #1700, Houston, Texas 77046.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1, including relevant exhibits, with the SEC under the Securities Act with respect to the underlying ordinary shares represented by the Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Ordinary Shares.

We are subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of Ordinary Shares and, if we so request, will mail to all record holders of Ordinary Shares the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2020 AND 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Meihua International Medical Technologies Co., Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Meihua International Medical Technologies Co., Ltd and subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Briggs & Veselka Co.

Houston, Texas

June 4, 2021

We have served as the Company’s auditor since 2021.

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2019

(US$, except share data and per share data, or otherwise noted)

	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash	$7,187,334	$16,030,855
Bank acceptances receivables	12,467,785	5,968,284
Accounts receivable	45,696,336	29,297,302
Inventories	1,326,090	1,024,968
Prepayments and other current assets	496,612	107,943
Due from related parties	392,074	146,811
Total current assets	67,566,231	52,576,163

Property, plant and equipment, net	7,102,477	3,401,046
Intangible assets, net	575,519	565,388
Investment	919,540	861,846
Deposits	29,885,057	15,800,511
Total assets	$106,048,824	$73,204,954

Liabilities and shareholders’ equity
Liabilities
Current liabilities
Short-term bank borrowings	$3,218,391	$2,585,538
Accounts payable	15,637,853	9,359,183
Taxes payable	1,748,242	1,045,443
Accrued expenses and other current liabilities	708,558	488,241
Due to related parties	-	68,229
Total current liabilities	21,313,044	13,546,634

Total liabilities	21,313,044	13,546,634

Commitments and contingencies

Shareholders’ equity
Ordinary share, $0.0005 par value, 80,000,000 shares authorized, 20,000,000 shares issued and outstanding as of December 31, 2020 and 18,575,000 shares issued and outstanding as of December 31, 2019	10,000	9,288
Preferred share, $0.0005 par value, 20,000,000 shares authorized, no shares issued and outstanding as of December 31, 2020 and 2019	-	-
Additional paid-in capital	9,716,484	8,100,225
Ordinary shares subscribed	-	344,739
Statutory surplus reserves	15,178,467	13,308,334
Retained earnings	56,625,084	39,449,962
Accumulated other comprehensive income (loss)	3,205,745	(1,554,228)
Total shareholders’ equity	84,735,780	59,658,320

Total liabilities and shareholders’ equity	$106,048,824	$73,204,954

The accompanying notes form an integral part of these consolidated financial statements.

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the years ended December 31, 2020 and 2019.

(US$, except share data and per share data, or otherwise noted)

	For the Years Ended December 31,
	2020	2019
Revenues
Third party sales	$88,244,403	$78,799,618
Related party sales	816,607	826,453
Total revenues	89,061,010	79,626,071
Cost of revenues	51,900,823	47,415,110

Gross profit	37,160,187	32,210,961

Operating expenses
Selling	6,624,332	5,405,638
General and administrative	4,577,570	4,203,406
Research and development	2,492,059	3,214,326
Total operating costs and expenses	13,693,961	12,823,370

Income from operations	23,466,226	19,387,591

Other (income) expense:
Interest expense	137,160	97,790
Interest income	(36,583)	(48,842)
Currency exchange (gain) loss	(393,478)	89,472
Other expense (income), net	25,551	(735)
Total other (income) expenses	(267,350)	137,685

Income before income tax provision	23,733,576	19,249,906
Income taxes expense	4,688,321	3,818,709
Net income	$19,045,255	$15,431,197

Foreign currency translation adjustment – gain / (loss)	4,759,973	(579,862)
Comprehensive income	$23,805,228	$14,851,335

Weighted average number of ordinary shares - basic and diluted	20,000,000	18,575,000

Basic & diluted net income per ordinary share	$0.95	$0.83

The accompanying notes form an integral part of these consolidated financial statements.

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2020 and 2019.

(US$, except share data)

	Ordinary shares	Ordinary shares amount	Additional paid-in capital	Ordinary shares subscribed	Statutory surplus reserves	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholders’ equity
Balance as of December 31, 2018	18,575,000	$9,288	$8,100,225	$-	$11,750,446	$25,576,653	$(974,366)	$44,462,246

Ordinary shares subscribed	-	-	-	344,739	-	-	-	344,739

Net income	-	-	-	-	-	15,431,197	-	15,431,197

Appropriation of statutory reserve	-	-	-	-	1,557,888	(1,557,888)	-	-

Currency translation adjustment	-	-	-	-	-	-	(579,862)	(579,862)
Balance as of December 31, 2019	18,575,000	$9,288	$8,100,225	$344,739	$13,308,334	$39,449,962	$(1,554,228)	$59,658,320

Share issuance	1,425,000	712	1,616,259	-	-	-	-	1,616,971

Ordinary shares subscribed	-	-	-	(344,739)	-	-	-	(344,739)

Net income	-	-	-	-	-	19,045,255	-	19,045,255

Appropriation of statutory reserve	-	-	-	-	1,870,133	(1,870,133)	-	-

Currency translation adjustment	-	-	-	-	-	-	4,759,973	4,759,973
Balance as of December 31, 2020	20,000,000	$10,000	$9,716,484	-	$15,178,467	$56,625,084	$3,205,745	$84,735,780

The accompanying notes form an integral part of these consolidated financial statements.

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2020 and 2019.

(US$)

	For the Year Ended December 31
	2020	2019
Cash Flows from operating activities:
Net income	$19,045,255	$15,431,197
Adjustments for items not affecting cash:
Depreciation	497,238	481,062
Amortization	26,195	28,159
Net gain (loss) from disposal of fixed assets	2,852	(9,530)
Changes in operating assets and liabilities	-	-
Bank acceptances receivables	(5,764,940)	1,867,373
Accounts receivable	(13,644,830)	(4,708,608)
Inventories	(219,787)	802,610
Prepayments and other current assets	(367,249)	234,424
Due from related parties	(222,504)	(22,486)
Accounts payable	5,341,710	(4,229,062)
Taxes payable	598,105	(447,543)
Accrued expenses and other current liabilities	102,749	(180,801)
Due to related parties	(68,798)	61,521
Net cash provided by operating activities	5,325,996	9,308,316

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,808,259)	(266,744)
Payments for long-term deposits for buildings	(12,311,347)	-
Payments for land use right	-	(8,685,456)
Proceeds from disposal of property, plant and equipment	25,202	50,601
Net cash used in investing activities	(16,094,404)	(8,901,599)

Cash flows from financing activities:
Proceeds from short-term bank borrowings	4,359,665	2,605,637
Proceeds from ordinary shares subscribed	-	344,739
Proceeds from issuance of shares	1,272,232	-
Repayments of short-term bank borrowings	(3,925,147)	(2,026,606)
Net cash provided by financing activities	1,706,750	923,770

Effect of foreign exchange rate changes	218,137	(103,255)
Net (decrease) increase in cash	(8,843,521)	1,227,232
Cash, beginning of year	16,030,855	14,803,623
Cash, end of year	$7,187,334	$16,030,855

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for:
Interest	$137,160	$97,790
Income taxes	$4,362,169	$3,898,200

The accompanying notes form an integral part of these consolidated financial statements.

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and principal activities

Principal Activities:

Meihua International Medical Technologies Co., Ltd. (“Meihua”) was incorporated on November 10, 2020 in Cayman Islands. It is a holding company with no operations. Meihua produces and sells medical consumables through its wholly owned subsidiaries in People’s Republic of China (“PRC” or “China”).

Entity Name	Registered Location	Percentage of ownership	Date of incorporation	Principal activities
Meihua International Medical Technologies Co., Ltd. (“Meihua”)	Cayman	Parent	November 10, 2020	Investment holding

康复国际医疗有限公司 Kang Fu International Medical Co., Ltd. (“Kang Fu”)	Hong Kong	100% by Meihua	October 13, 2015	Investment holding

扬州华达医疗器械有限公司 Yangzhou Huada Medical Equipment Co., Ltd. (“Huada”)	Yangzhou	100% by Kang Fu	December 24, 2001	Medical Equipment Sales

江苏亚达科技集团有限公司 Jiangsu Yada Technology Group Co., Ltd. (“Yada”)	Yangzhou	100% by Huada	December 5, 1991	Medical Equipment Sales

江苏华东医疗器械实业有限公司 Jiangsu Huadong Medical Device Industry Co., Ltd. (“Huadong”)	Yangzhou	100% by Yada	November 18, 2000	Medical Equipment Sales

扬州光辉医疗科技有限公司 Yangzhou Guanghui Medical Technology Co., Ltd (“Guanghui”)	Yangzhou	100% by Huadong	December 22, 2020	Medical Equipment Sales

Kang Fu was incorporated on October 13, 2015 with a registered capital of HKD63,254,200 ($8,109,513). Kang Fu is a holding company with no operations. The following operating entities (Huada, Yada and Huadong) are all directly and indirectly 100% owned by Kang Fu for all the periods presented.

Huada is a subsidiary wholly owned by Kang Fu and established in Yangzhou, China on December 24, 2001 with a registered capital of $602,400.

Yada is a subsidiary wholly owned by Huada and was established in Yangzhou, China on December 5, 1991 with a registered capital of RMB51,390,000.

Huadong is a subsidiary wholly owned by Yada and was established in Yangzhou, China on November 18, 2000 with a registered capital of RMB50,000,000.

Those three subsidiaries mainly manufacture and sell Class I, II and III disposable medical devices under the Company’s own brands, and distribute Class I, II and III disposable medical devices sourced from other manufacturers to our domestic and overseas customers.

Guanghui is a subsidiary wholly owned by Huadong and was established in Yangzhou, China on December 22, 2020 with a registered capital of RMB1,000,000. Guanghui has no operations.

Reorganization and Share Issuance

On November 10, 2020, Meihua was incorporated in the Cayman Islands and issued 50,000 ordinary shares at par value of $1 to Yongjun Liu.

On December 21, 2020, Yongjun Liu surrendered 49,999 shares to the Company for cancellation. The Company subdivided each existing share with a par value of $1 into 2,000 shares of $0.0005 par value and created a new class of preferred shares. Upon completion of the share capital changes, the Company’s share capital includes 80,000,000 ordinary shares of $0.0005 par value and 20,000,000 preferred shares of $0.0005 par value.

Also on December 21, 2020, the Company engaged in a corporate reorganization to combine the controlled entities (now referred to as the subsidiaries) into one legal corporation (the Company). The specific transactions related to this reorganization are outlined below. The Company entered into a share exchange agreement with Kang Fu to issue an aggregate of 15,933,000 ordinary shares to Yongjun Liu and Yin Liu in exchange of 100% ownership of Kang Fu, and allotted 2,640,000 ordinary shares at $0.0005 par value to three BVI companies who are founders of the Company with no consideration. On December 22, 2020, Guanghui was incorporated for the purpose of foreign exchange registration under the laws of the People’s Republic of China as there was no substance business of Guanghui. Guanghui was owned by 13 natural person shareholders. And on May 10, 2021, all natural person shareholders agreed to transfer all their shares held in Guanghui to Huadong (indirect subsidiary of the Company) with no consideration. Guanghui became the wholly owned subsidiary of Huadong.

On December 18, 2020, Yongjun Liu and Yin Liu and other shareholders (collectively, “Parties”) executed an Acting-in-Concert Agreement. The major terms of this agreement are:

●	The Parties shall inform and discuss with each other and reach a consensus before exercising voting rights in the Company’s decision making.

●	If no consensus could be reached by the Parties, the decision made by Yongjun Liu and Yin Liu (who are a couple) prevails.

As a result of the Acting-in-Concert agreement, Yongjun Liu and Yin Liu has the ultimate control of the Company.

The Acting-in-Concert Agreement that establishes the common control between Meihua International and Kang Fu for all periods presented.

During the years presented in these financial statements, the control of the entities has never changed (always under the control of Yongjun Liu and Yin Liu who were couples). Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2020 and 2019, the results of these subsidiaries are included in the financial statements for both periods. (“Reorganization”).

After the Restructuring, Meihua holds 100% ownership of Kang Fu and has 80,000,000 ordinary shares and 20,000,000 preferred shares authorized, 18,575,000 ordinary shares and nil preferred share issued and outstanding.

The discussion and presentation of financial statements herein assumes the completion of the Restructuring, which is accounted for retroactively as if it occurred on January 1, 2019, and the equity has been restated to reflect the change as well.

On December 22, 2020, the Company issued a total of 1,425,000 ordinary shares to three BVI companies with total consideration of $1,616,971 under a private offering. The consideration was received by Huada due to Meihua was not incorporated at the time of payments received. The timing of the payments received was listed below:

US$
December 2019	344,739
January 2020	359,885
April 2020	508,814
September 2020	403,533
Total	1,616,971

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include all accounts of Meihua and its wholly owned subsidiaries (collectively, the “Company”) and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All inter-company transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and related notes.

The most significant estimates and judgments include allowance for bad debts, the valuation of inventory, useful life of property, plant and equipment and income taxes related to realization of deferred tax assets and uncertain tax position. Actual amounts could differ from those estimates.

Functional Currency and Foreign Currency Translation

The Company’s reporting currency is the United States dollar (“US$”). The Company’s operations are principally conducted through the PRC subsidiaries where the local currency is the functional currency. Therefore, the functional currency of Kang Fu is the Hong Kong dollar and the functional currency of Huada, Yada and Huadong is the Renminbi (“RMB”).

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currency are translated into the functional currency at the prevailing rates of exchange at the balance date. The resulting exchange differences are reported in the consolidated statements of income and comprehensive income.

The assets and liabilities of the Company are translated at the exchange spot rate at the balance sheet date, stockholders’ equity is translated at the historical rates and the revenues and expenses are translated at the average exchange rates for the periods. The resulting translation adjustments are reported under other comprehensive income in the consolidated statements of operations and comprehensive income in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 220, Comprehensive Income. The followings are the exchange rates that were used in translating the Company’s PRC subsidiaries’ financial statements into the consolidated financial statements:

	For the Years Ended December 31
	2020	2019
Period Ended spot	US$1=RMB 6.5250	US$1=RMB 6.9618
Period Average	US$1=RMB 6.9042	US$1=RMB 6.9081

The exchanges rates used for translation from Hong Kong dollar to US$ was 7.8000, a pegged rate determined by the linked exchange rate system in Hong Kong. This pegged rate was used to translate Kang Fu’s balance sheets, income statement items and cash flow items for both the years ended December 31, 2020 and 2019.

Certain Risks and Concentration

The Company’s financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and receivables. As of December 31, 2020 and 2019, substantially all the Company’s cash were held in major financial institutions located in Hong Kong and the PRC, which management considers to being of high credit quality.

The top two customers whose revenues individually represented greater than 10% of the total revenues of the Company for the years ended December 31, 2020 and 2019 were as follows:

	For the Years Ended December 31
	2020	2019
Customer A	17.68%	12.77%
Customer B	12.71%	14.26%

Accounts receivable due from those two customers were as follows:

	For the Years Ended December 31
	2020	2019
Customer A	$6,590,324	$5,432,234
Customer B	$4,091,756	$6,231,470

There were no suppliers that individually represented greater than 10% of the cost of revenues of the Group for the years ended December 31, 2020 and 2019.

Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1:	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2:	Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3:	Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company’s financial instruments include cash, accounts receivable, bank acceptances receivables, due from related parties, accounts payable, taxes payable, other liabilities and accrued expenses. The carrying amounts approximate their fair values due to their short maturities as of December 31, 2020 and 2019.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring or non-recurring basis as of December 31, 2020 and 2019.

Cash

Cash consists of petty cash on hand and cash held in banks, which are highly liquid and are unrestricted as to withdrawal or use. The Company maintains all bank accounts in the mainland China. Cash balances in bank accounts in mainland China are not insured by the Federal Deposit Insurance Corporation or other programs.

Bank Acceptances Receivables

Bank acceptances receivables are issued by customers and received by the Company as accounts receivable payments. The Company can choose to convert the note to cash immediately (this exchange will trigger interest charges), or wait to the due date to get cash. The maturity date of the receivables is all within one year of the original issuance date and carried at face value. The bank acceptance receivables were issued by the bank under the request of the Company’s customers, to pay for the purchased goods. The Company is not lending money to anybody, it just sales goods to the customers (customers can pay the purchase by cash, credit term (accounts receivable) or bank acceptance notes). The receivables mature within one year, and they are non-interest bearing. As the receivables are issued by the banks, payments are guaranteed.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent trade receivable and are recognized initially at fair value and subsequently adjusted for any allowance for doubtful accounts or impairment.

The Company records impairment losses for accounts receivable based on assessments of the recoverability of the trade and other receivables and individual account analysis, including the current creditworthiness and the past collection history of each debtor. Impairments arise when there is objective evidence indicate that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed non-collectable on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The Company historically has not had material bad debts in accounts receivable. There were no bad debt expenses for the years ended December 31, 2020 and 2019 and there was no provision for doubtful accounts as of December 31, 2020 and 2019.

Inventories

Inventories are valued using the lower of cost or net realizable value. Cost is principally determined using the weighted-average method. The Company records adjustments to inventory for excess quantities, obsolescence, or impairment, when appropriate, to reflect inventory at net realizable value. These adjustments are based upon a combination of factors including current sales volume, market conditions, lower of cost or market analysis and expected realizable value of the inventory.

There were no write-downs recognized of inventories as of December 31, 2020 and 2019.

Deferred IPO costs

Deferred IPO costs represented the incremental costs incurred for the Company’s initial public offering (“IPO”). These costs are deferred and will be charged against the gross proceeds of the IPO at completion. Deferred IPO costs primary include specific legal costs, audit costs and professional consulting costs. As of December 31, 2020 and 2019, the deferred IPO costs were $408,681 and nil, respectively.

Property, Plant and Equipment

Property, plant and equipment items are recorded at their historic cost, less accumulated depreciation and impairment losses. The Company calculates depreciation using the straight-line method, after consideration of the estimated residual values, over the following estimated useful lives:

Category	Useful lives	Estimated residual value
Buildings	20 years	10%
Machinery and Equipment	10 years	10%
Motor vehicles	5 years	10%
Electronic Equipment	5 years	10%
Office Equipment	3 years	10%
Inspection Equipment	5 years	10%

Major improvements are capitalized and expenditures for maintenance and repairs are expensed as incurred. Construction in progress represents property, plant and equipment under construction or being installed. Costs include original cost, installation, construction and other direct costs. Interest expenses directly related to contraction in progress would be capitalized. Construction in progress is transferred to the appropriate fixed asset account and depreciation commences when the asset has been substantially completed and placed in service.

Intangible Assets

Intangible assets are non-monetary assets without physical substance. These items are initially measured at cost and subsequently carried at cost less any accumulated amortization and impairment losses. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful lives, which is as follows:

Category	Useful lives
Land use rights	50 years
Patent	5 years
Trademark	10 years

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment. (“ASC 360”). Long-lived assets consist primarily of property, plant and equipment, and intangible assets. In accordance with ASC 360, the Company evaluates the carrying value of long-lived assets when it determines a triggering event has occurred, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators exist, recoverability of assets is measured by a comparison of the carrying value of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset. Examples of such triggering events include a significant disposal of a portion of such assets, and adverse change in the market involving the business employing the related assets. If such assets are determined not to be recoverable, the Company performs an analysis of the fair value of the asset group and will recognize an impairment loss when the fair value is less than the carrying amounts of such assets. The fair value, based on reasonable and supportable assumptions and projections, require subjective judgments. Depending on the assumptions and estimates used, the appraised fair value projected in the evaluation of long-lived assets can vary within a range of outcomes. The Company considers the likelihood of possible outcomes in determining the best estimate for the fair value of the assets. The Company did not record any impairment charges for the years ended December 31, 2020 and 2019. There can be no assurance that future events will not have impact on company revenue or financial position which could result in impairment in the future.

Investment

In accordance with Financial Accounting Standards Board (“FASB”) ASC 321, “Investment-Equity Securities”, the Company accounts for non-marketable securities on a prospective basis. Equity investments that do not have readily determinable fair values and do not qualify for the net asset value practical expedient are eligible for the measurement alternative.

On March 3, 2011, Yada invested in Yangzhou Juyuan Guarantee Co., Ltd (“Juyuan”) and obtained 12% equity interest of Juyuan. For the Company’s passive and without significant influence or control equity investment in private company which do not have readily determinable fair values, the Company has elected the measurement alternative defined as cost, less impairment, plus or minus adjustments resulting from observable price changes in orderly transactions for the identical or a similar investment of the Company. The investment is reviewed periodically to determine if its value has been impaired and adjustments are recorded as necessary in profit or loss for the period. For the years ended December 31, 2020 and 2019, no impairment indicators were identified and no loss related to revaluation of its investment in the private company was recorded.

Value-added Tax

Value-added taxes (“VAT”) collected from customers relating to product sales and remitted to governmental authorities are presented on a net basis. VAT collected from customers is excluded from revenue which is recorded in VAT payable. The Company is subject to a VAT rate of 16% from January 1, 2019 to March 31, 2019, and the most current VAT rate of 13% effective on April 1, 2019. The VAT payable may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC Topic 606 using the modified retrospective adoption method. Based on the requirements of ASC Topic 606, revenue is recognized when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The Company primarily sells its products to hospitals and medical equipment companies. Revenue is recognized when the following 5-step revenue recognition criteria are met:

1)	Identify the contract with a customer

2)	Identify the performance obligations in the contract

3)	Determine the transaction price

4)	Allocate the transaction price

5)	Recognize revenue when or as the entity satisfies a performance obligation

Revenue from product sales is recognized at the point in time control of the products is transferred, generally upon customer receipt based upon the standard contract terms. Shipping and handling activities are considered to be fulfillment activities rather than promised services and are not, therefore, considered to be separate performance obligations. The Company’s sales terms provide no right of return outside of a standard quality policy and returns are generally not significant. Payment terms for product sales are generally set at 90 days after the consideration becomes due and payable.

Revenue Disaggregation

The Company’s disaggregated revenues are represented by two categories which are type of goods and type of customers.

Type of Goods

	2020	2019
	US$	US$
Self-Manufactured Products	44,473,076	38,527,955
Resales of Sourced Disposable Medical Devices from Third Party Manufacturers	44,587,934	41,098,116
Total Revenue	89,061,010	79,626,071

Type of Customers

	2020	2019
	US$	US$
Direct sales	9,430,082	9,436,382
Distributors	79,630,928	70,189,689
Total Revenue	89,061,010	79,626,071

Earnings per Ordinary Share

Earnings (loss) per ordinary share is calculated in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per ordinary share is computed by dividing the net income (loss) attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per ordinary share is computed in accordance with the treasury stock method and based on the weighted average number of ordinary shares and dilutive ordinary share equivalents. Dilutive ordinary share equivalents are excluded from the computation of diluted earnings per ordinary share if their effects would be anti-dilutive. There is no ordinary share equivalent issued to date.

Comprehensive Income (Loss)

ASC 220, Comprehensive Income (“ASC 220”) establishes rules for reporting and display of comprehensive income and its components. ASC 220 requires that unrealized gains and losses on the Company’s foreign currency translation adjustments be included in comprehensive income (loss).

Advertising Costs

The Company’s advertising costs are expensed as incurred. Advertising expenses are included in selling expenses in the accompanying consolidated statements of income and comprehensive income. Advertising expenses were $53,770 and $226,111 for the years ended December 31, 2020 and 2019, respectively.

Research and Development Costs

Research and development expenses are expensed as incurred. Research and development expenses were $2,492,059 and $3,214,326 for the years ended December 31, 2020 and 2019, respectively.

Income Tax

Current income taxes are provided on the basis of net profit for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of comprehensive income in the period of the enactment of the change.

The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carryforwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

The Company recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Company’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company classifies interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

Segment Reporting

FASB 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information of the Company’s business segments, geographical areas, segments and major customers. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The chief operating decision maker is the Company’s president and Chief Executive Officer (“CEO”). Management, including the chief operating decision maker, reviews operating results of different products at revenue level with no allocation of operating costs. Consequently, based on management’s assessment, the Company has determined that it has only one operating segment as defined by FASB ASC 280.

The Company has disclosed the amounts in the tables below by type of revenue recognized relating to self-manufactured products (produced) and resales of sourced disposable medical devices form third party manufacturers (purchased). The table below sets forth for the periods presented, the Company’s consolidated revenue type.

	2020	2019
	US$	US$
Self-Manufactured Products	44,473,076	38,527,955
Resales of Sourced Disposable Medical Devices from Third Party Manufacturers	44,587,934	41,098,116
Total Revenue	89,061,010	79,626,071

In addition, the Company has disclosed the type of revenue by government category.

	December 31,			December 31,
	2020			2019
	US$			US$
Category	Produced	Purchased	Total	Produced	Purchased	Total
Class I	5,181,532	6,155,223	11,336,755	4,437,204	5,160,589	9,597,793
Class II	35,863,806	33,573,351	69,437,157	30,876,709	31,733,898	62,610,607
Class III	758,525	2,355,768	3,114,293	1,463,677	2,287,449	3,751,126
Others	2,669,213	2,503,592	5,172,805	1,750,365	1,916,180	3,666,545
Total	44,473,076	44,587,934	89,061,010	38,527,955	41,098,116	79,626,071

Furthermore, the Company has disclosed the major products included in each government category.

		December 31,	December 31,
		2020	2019
Category	Products	US$	US$
Class I	Eye drops bottle	2,466,978	1,988,619
	Oral medicine bottle	2,200,569	1,843,626
	Anal bag	554,859	537,221
	Other Class I	6,114,349	5,228,327
Subtotal-Class I		11,336,755	9,597,793
Class II	Masks	9,632,150	239,439
	Identification tape	11,617,668	11,986,329
	Disposable medical brush	6,353,649	6,866,189
	Gynecological inspection kits	4,924,689	5,534,425
	Surgical kit	3,383,215	3,631,577
	Medical brush	3,635,190	3,268,554
	Medical kit	3,429,371	3,028,961
	Other Class II	26,461,225	28,055,133
Subtotal-Class II		69,437,157	62,610,607
Class III	Electronic pump	292,211	549,942
	Anesthesia puncture kit	438,047	429,806
	Disposable infusion pump	335,632	364,858
	Infusion pump	196,686	350,450
	Laparoscopic trocar	134,585	222,205
	Other Class III	1,717,132	1,833,865
Subtotal-Class III		3,114,293	3,751,126
Others		5,172,805	3,666,545
Total		89,061,010	79,626,071

For the years ended December 31, 2020 and 2019, revenues and assets within PRC contributed over 90% of the Company’s total revenues and assets.

The Outbreak of COVID-19

On January 30, 2020, the World Health Organization declared the outbreak of the corona-virus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. COVID-19 has had a severe and negative impact on the Chinese and the global economy and such impact persists as of the date of this annual report. Whether this will lead to a continued downturn in the economy is still unknown.

The continued COVID-19 pandemic impacted the Company’s sales and marketing activities. The sales volume of masks has risen sharply. At the same time, the sales of products other than masks have declined due to the decrease in market demand.

With a high degree of uncertainty surrounding the future severity of COVID-19 and actions taken by governments, private companies and hospitals to contain the coronavirus, the extent to which COVID-19 will continue to impact the companies’ businesses, sales and operating results will depend on future developments.

Recently adopted Accounting Standards

Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The new standard replaces the ‘incurred loss methodology’ credit impairment model with a new forward-looking “methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.” In applying the new standard, the Company has adopted the loss rate methodology to estimate historical losses on accounts receivables. The Company has adopted the aging methodology to estimate the credit losses on accounts receivables. The historical data is adjusted to account for forecasted changes in the macroeconomic environment in order to calculate the current expected credit loss. The Company’s adoption of ASC 326 did not result in a material change in the carrying values of the Company’s financial assets on the transition date.

Recently Issued Accounting Standards

In February 2016, FASB issued ASU No. 2016–02, Leases (Topic 842), ASC 842, and subsequently amended the guidance relating largely to transition considerations under the standard in July 2018. The new guidance, which creates new accounting and reporting guidelines for leasing arrangements, requires organizations that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease primarily will depend on its classification as a finance or operating lease. The guidance also requires new disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for public business entities for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early application permitted. In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842) Codification Improvements, which further clarifies the determination of fair value of the underlying asset by lessors that are not manufacturers or dealers and modifies transition disclosure requirements for changes in accounting principles and other technical updates. The amendments in ASU 2019-01 amend Topic 842 and the effective date of those amendments is for fiscal years beginning December 15, 2019, and interim periods within those fiscal years for public business entities. For all other entities, ASC 842 is effective for annual periods beginning after December 15, 2021. The Company is currently evaluating the impact of the new pronouncement on its consolidated financial statements but does not expect it to have a significant impact.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 and to simplifies accounting for income taxes. The guidance is effective for public business entities for fiscal years beginning after December 15, 2020 and for interim periods within those fiscal years. The Company does not expect the adoption to have a material impact on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815, which clarifies the interaction of the accounting for equity investments under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The guidance is effective for public business entities for fiscal years beginning after December 15, 2021 and for interim periods within those fiscal years. The Company does not expect the adoption to have a material impact on its consolidated financial statements.

3.	Inventories

Inventories consist of the following:

	December 31, 2020	December 31, 2019
	US$	US$
Raw material	503,391	172,391
Work-in-process	30,453	228,694
Finished goods	779,465	596,561
Low-value consumables	12,781	27,322
Total	1,326,090	1,024,968

For the years ended December 31, 2020 and 2019, there were no writes-down of inventories.

4.	Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	December 31, 2020	December 31, 2019
	US$	US$
Buildings	9,329,585	8,591,720
Machinery and equipment	2,827,808	1,852,742
Motor vehicles	583,503	486,243
Electronic equipment	212,560	195,410
Office equipment	34,886	32,697
Inspection equipment	92,471	49,304
Total	13,080,813	11,208,116
Less: accumulated depreciation	5,978,336	7,807,070
Property and equipment, net	7,102,477	3,401,046

Depreciation expense was $497,238 and $481,062 for the years ended December 31, 2020 and 2019, respectively. Depreciation allocated to manufacturing overhead was $283,076 and $253,511 for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, the Company pledged buildings to secure bank borrowings to the Company as disclosed in Note 8.

5.	Intangible Assets

Intangible assets consisted of the following:

	December 31, 2020	December 31, 2019
	US$	US$
Land use rights	795,833	745,900
Patents	30,651	28,728
Software	9,962	9,338
Trademarks	128,736	120,658
Total	965,182	904,624
Less: accumulated amortization	389,663	339,236
Intangible assets, net	575,519	565,388

Amortization expense was $26,195 and $28,159 for the years ended December 31, 2020 and 2019, respectively.

The following table sets forth the Company’s amortization expenses for the twelve months ending December 31 of the following years:

2021	$26,645
2022	21,996
2023	15,917
2024	15,917
2025	15,917
Thereafter	479,127
$575,519

As of December 31, 2020 and 2019, the Company pledged land use rights to secure bank borrowings to the Company as disclosed in Note 8.

6.	Investment

On March 3, 2011, Yada invested RMB 6 million into Yangzhou Juyuan Guarantee Co., Ltd (“Juyuan”), and obtained 12% equity interest of Juyuan. Juyuan mainly provides financing guarantee services and relevant consulting services to customers. Juyuan has only one executive director and one supervisor. Both the executive director and supervisor are not related to Yada. Therefore, Yada has neither control nor significant influence over Juyuan. For the Company’s passive and without significant influence or control equity investment in private company which do not have readily determinable fair values, the Company has elected the measurement alternative defined as cost, less impairment, plus or minus adjustments resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

For the years ended December 31, 2020 and 2019, no impairment indicators were identified and no loss related to revaluation of its investment in the private company was recorded.

7.	Deposits

	December 31, 2020	December 31, 2019
	US$	US$
Deposits for land use right	16,858,237	15,800,511
Deposits for buildings	13,026,820	-
Total	29,885,057	15,800,511

On October 22, 2018, the Company signed a land use right agreement with the government of Touqiao Town, Yangzhou City and paid RMB 50 million ($7.66 million) and RMB 60 million ($9.20 million), respectively, in 2018 and 2019 according to the agreement. The remaining amount of RMB 12.5 million ($1.92 million) will be paid when the land use right is transferred. The Company expects that the land use right will be transferred by the end of 2021.

On April 20, 2020, the Company signed a factory building purchase agreement with Jiangsu Qionghua Group Co., Ltd. and paid deposit of RMB 85 million ($13.03 million). The buildings are expected to be transferred to the Company in March 2022.

8.	Short-term Bank Borrowings

Short-term bank borrowings are working capital loans from banks in China. Short-term bank borrowings as of December 31, 2020 consisted of the following:

Lender	Company	Rate	Issuance Date	Expiration Date	Amount-RMB	Amount-USD
Jiangsu Yangzhou Rural Commercial Bank	Huadong	3.15%	2/18/2020	2/5/2021	5,000,000	766,284
Bank of China	Huadong	3.15%	2/26/2020	2/22/2021	2,000,000	306,513
Agricultural Bank of China	Huadong	3.70%	11/3/2020	11/2/2021	9,000,000	1,379,310
Bank of Communications	Huadong	3.85%	9/8/2020	8/23/2021	5,000,000	766,284
Total					21,000,000	3,218,391

Short-term bank borrowings as of December 31, 2019 consisted of the following:

Lender	Company	Rate	Issuance Date	Expiration Date	Amount-RMB	Amount-USD
Jiangsu Yangzhou Rural Commercial Bank	Huadong	4.20%	12/17/2019	12/2/2020	9,000,000	1,292,769
Bank of Communications	Huadong	4.57%	6/18/2019	6/11/2020	4,000,000	574,564
Bank of Communications	Huadong	4.57%	7/17/2019	7/2/2020	5,000,000	718,205
Total					18,000,000	2,585,538

Interest expense was $137,160 and $97,790 for the years ended December 31, 2020 and 2019, respectively.

The Company’s short-term bank borrowings are pledged by the Company’s assets and guaranteed by the Company’s major shareholders Yongjun Liu, Yin Liu, Kai Liu and its subsidiary Yada.

The carrying values of the Company’s pledged assets to secure short-term borrowings by the Company are as follows:

	December 31, 2020	December 31, 2019
	US$	US$
Buildings, net	2,254,013	799,579
Land use right, net	187,913	524,990
Total	2,441,926	1,324,569

9.	Taxes Payable

Taxes payable consisted of the following:

	December 31, 2020	December 31, 2019
	US$	US$
VAT payable	433,214	157,735
Income tax payable	1,253,258	851,173
Other tax payable	61,770	36,535
Total	1,748,242	1,045,443

10.	Income Taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax is imposed.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary, Kang Fu, is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong. On December 29, 2017, Hong Kong government announced a two-tiered profit tax rate regime. Under the two-tiered tax rate regime, the first HK$2.0 million assessable profits will be subject to an 8.25% lower tax rate and the remaining taxable income will continue to be taxed at the existing 16.5% tax rate. The two-tiered tax regime becomes effective from the assessment year of 2018/19, which is on or after April 1, 2018. The application of the two-tiered rates is restricted to only one nominated enterprise among connected entities. Kang Fu is nominated by the Company as the entity to apply the two-tiered rates among the group for the assessment years of 2020 and 2019.

PRC

Provisions for income tax are as follows:

	December 31, 2020	December 31, 2019
	US$	US$
Provisions for current income tax	4,688,321	3,818,709
Provisions for deferred income tax	-	-
Total	4,688,321	3,818,709

The following is a reconciliation of the Company’s total income tax expense to the income before income taxes for the years ended December 31, 2020 and 2019, respectively:

	2020	2019
	US$	US$
Income before income tax provision	23,733,576	19,249,906
Tax at the PRC EIT tax rates	4,724,933	4,003,701
Other	(28,392)	-
Tax effect of non-deductible expenses	313,006	223,045
Tax effect of 75% R&D expenses deduction	(321,226)	(408,037)
Income tax expense	4,688,321	3,818,709

Under the Enterprise Income Tax Law (“EIT Law”), Foreign Investment Enterprises (“FIEs”) and domestic companies are subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%.

Huadong was entitled High and New Technology Enterprise (“HNTE”) and enjoyed preferential tax rate of 15% for a three-year validity period from November 30, 2016 and the HNTE certificate was renewed on November 22, 2019 with a three-year validity period. Thus, Huadong is eligible for a 15% preferential tax rate from January 1, 2016 to December 31, 2021.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its entities registered outside of the PRC should be considered as resident enterprises for the PRC tax purposes.

The EIT Law also imposes a withholding income tax on dividends distributed by a FIE to its immediate holding company outside of the PRC. Kang Fu, which is the parent of Huada, Yada and Huadong, is therefore subject to a maximum withholding tax of 10% on dividends distributed by Huada, Yada and Huadong. In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. The presumption may be overcome if the Company has sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. As of December 31, 2020, the Company has determined that the undistributed earnings in Huada, Yada and Huadong will be re-invested into the subsidiary for the expansion of the Company’s business in mainland China and hence the remittance of the dividends will be postponed indefinitely.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2020 and 2019, the Company did not have any significant unrecognized uncertain tax positions.

11.	Commitments and Contingencies

Operating lease

The Company has an operating lease to rent an office space in Shanghai. The lease is renewed every year. Rent expense was $7,324 and $7,320 and is included in general and administrative expenses on the accompanying consolidated statements of income and comprehensive income for the years ended December 31, 2020 and 2019, respectively.

Other commitments

The Company did not have other significant commitments, long-term obligations, or guarantees as of December 31, 2020 and 2019.

Contingencies

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on our consolidated business, financial position, cash flows or results of operations taken as a whole. As of December 31, 2020 and 2019, the Company is not a party to any material legal or administrative proceedings.

12.	Statutory Surplus Reserves and Restricted Net Assets

Pursuant to laws applicable to entities incorporated in the PRC, the Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. And as of December 31, 2020 and 2019, the Company did not have discretionary surplus reserve. As of December 31, 2020, all of the Company’s PRC subsidiaries had reserve reached the 50% of their registered capital threshold, however, the Company still choose to continue to allocate at least 10% of their after tax profits to this reserve.

As a result of these PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital and the statutory reserves of the Company’s PRC subsidiaries. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries in the Company not available for distribution was $15,780,867 and $13,910,734 as of December 31, 2020 and 2019, respectively.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation.

13.	Related Party Transactions and Balances

Related Parties:

Name of related parties	Relationship with the Company
Yangzhou Yada Powder Metallurgy Co., Ltd.	An entity controlled by Kai Liu, son of Yongjun Liu
Jiangsu Qinqin Group Yangzhou Hujun Food Co., Ltd.	An entity controlled by Kai Liu, son of Yongjun Liu
Shanghai Xinya Pharmaceutical Hanjiang Co., Ltd.	An entity controlled by Kai Liu, son of Yongjun Liu
Yangzhou Meihua Import and Export Co., Ltd.	An entity controlled by Kai Liu, son of Yongjun Liu
Yin Liu	Shareholder of the Company, spouse of chairman Yongjun Liu
Yan Xu	A director of the Company
Xingkui Zhu	Vice president of Human Recourse Department
Kerong Huang	A director of the Company
Daoping Fang	A director of the Company
Dengxia Gao	Vice president of Quality Department

Due to Related Parties:

Due to related parties are employee reimbursements as follows:

Name of related party	December 31, 2020	December 31, 2019
Yan Xu	-	$46,787
Yin Liu	-	8,034
Xingkui Zhu	-	12,053
Kerong Huang	-	797
Daoping Fang	-	319
Dengxia Gao	-	239
Total	-	$68,229

Related Party Sales

The Company sells products to its related parties; the sales amount and the accounts receivable from related parties for 2020 and 2019 are as follows:

Sales:

Name of related party	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Yangzhou Meihua Import and Export Co., Ltd.	$71,885	$113,121
Yangzhou Yada Powder Metallurgy Co., Ltd.	669,583	567,559
Shanghai Xinya Pharmaceutical Hanjiang Co., Ltd.	67,101	145,773
Jiangsu Qinqin Group Yangzhou Hujun Food Co., Ltd.	8,038	-
Total	$816,607	$826,453

Due from Related Parties:

Name of related party	December 31, 2020	December 31, 2019
Yangzhou Meihua Import and Export Co., Ltd.	$56,616	$75,407
Yangzhou Yada Powder Metallurgy Co., Ltd.	301,113	27,809
Shanghai Xinya Pharmaceutical Hanjiang Co., Ltd.	34,345	43,595
Total	$392,074	$146,811

As of June 4, 2021, the Company has received all the amounts due from related parties.

14.	Subsequent Events

As the date of this prospectus, the Company has new bank borrowing amount of $4,335,124 (RMB 28M) with interest rate range from 3.80-3.95%, and has bank loan repayment of $2,473,419 (RMB 16M).

New bank borrowing

Subsequent new bank borrowings consisted of the following:

Lender	Company	Rate	Issuance Date	Collateral/Security	Amount-RMB	Amount-USD
Jiangsu Yangzhou Rural Commercial Bank	Huadong	3.95%	2/25/2021	Yada, Yongjun Liu	5,000,000	774,701
Bank of China	Huadong	3.80%	3/3/2021	Yongjun Liu Yin Liu, Kai Liu	5,000,000	773,096
Industrial and Commercial Bank of China	Yada	3.85%	1/4/2021	Real properties of Yada	9,000,000	1,393,167
Industrial and Commercial Bank of China	Yada	3.85%	2/19/2021	Real properties of Yada	9,000,000	1,394,160
Total					28,000,000	4,335,124

Repayment

Subsequent repayments on bank borrowings consisted of the following:

Lender	Company	Rate	Repayment Date	Collateral/Security	Amount-RMB	Amount-USD
Jiangsu Yangzhou Rural Commercial Bank	Huadong	3.15%	2/5/2021	Yada, Yongjun Liu	5,000,000	773,228
Bank of China	Huadong	3.15%	2/22/2021	Yongjun Liu Yin Liu, Kai Liu	2,000,000	309,478
Industrial and Commercial Bank of China	Yada	3.85%	2/4/2021	Real properties of Yada	9,000,000	1,390,713
Total					16,000,000	2,473,419

Legal Proceedings

On April 15, 2021, Beijing Renhende Medical Technology Co., Ltd. (the Name of Invention Patent: Correction of deformed ears; Patent Number: 200880108740.X) sued Taizhou Laisai Medical Device Co., Ltd., Hangzhou Huibai Medical Device Co., Ltd., Jiangsu Huadong Medical Device Industrial Co., Ltd., and other defendants for patent infringement dispute. Jiangsu Huadong is the third defendant in this case. The Company believes that Jiangsu Huadong stopped purchasing and selling the infringing products upon receipt of the notice and it is unlikely that Jiangsu Huadong will be found guilty of infringement.

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through June 4, 2021, the date the consolidated financial statements were available to be issued. No other events require adjustment to or disclosure in the consolidated financial statements.

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED

 JUNE 30, 2021 AND 2020 (UNAUDITED)

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020

(US$, except share data and per share data, or otherwise noted)

	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash	$7,217,371	$7,187,334
Bank acceptances receivables	12,337,593	12,467,785
Accounts receivable	57,945,022	45,696,336
Inventories	1,302,414	1,326,090
Prepayments and other current assets	966,499	496,612
Due from related parties	120,706	392,074
Total current assets	79,889,605	67,566,231

Property, plant and equipment, net	6,965,746	7,102,477
Intangible assets, net	568,152	575,519
Investment	929,282	919,540
Deposits	30,201,654	29,885,057
Total assets	$118,554,439	$106,048,824

Liabilities and shareholders’ equity
Liabilities
Current liabilities
Short-term bank borrowings	$5,111,049	$3,218,391
Accounts payable	16,269,030	15,637,853
Taxes payable	1,817,058	1,748,242
Accrued expenses and other current liabilities	693,512	708,558
Total current liabilities	23,890,649	21,313,044

Total liabilities	23,890,649	21,313,044

Commitments and contingencies

Shareholders’ equity
Ordinary share, $0.0005 par value, 80,000,000 shares authorized, 20,000,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	10,000	10,000
Preferred share, $0.0005 par value, 20,000,000 shares authorized, no shares issued and outstanding as of June 30, 2021 and December 31, 2020	-	-
Additional paid-in capital	9,716,484	9,716,484
Statutory surplus reserves	15,178,467	15,178,467
Retained earnings	65,717,551	56,625,084
Accumulated other comprehensive income	4,041,288	3,205,745
Total shareholders’ equity	94,663,790	84,735,780

Total liabilities and shareholders’ equity	$118,554,439	$106,048,824

The accompanying notes form an integral part of these unaudited interim consolidated financial statements.

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(US$, except share data and per share data, or otherwise noted)

	For the six months ended June 30,
	2021	2020
Revenues
Third party sales	$47,853,541	$43,132,058
Related party sales	507,452	257,509
Total revenues	48,360,993	43,389,567
Cost of revenues	30,060,348	24,270,948

Gross profit	18,300,645	19,118,619

Operating expenses
Selling	3,185,797	2,921,814
General and administrative	2,219,725	2,103,569
Research and development	1,415,810	1,281,359
Total operating costs and expenses	6,821,332	6,306,742

Income from operations	11,479,313	12,811,877

Other (income) expense:
Interest expense	87,443	65,304
Interest income	(12,073)	(23,809)
Currency exchange (gain) loss	(70,961)	142,465
Other expense (income), net	31,108	(2,354)
Total other expenses	35,517	181,606

Income before income tax provision	11,443,796	12,630,271
Income taxes expense	2,351,329	2,432,811
Net income	$9,092,467	$10,197,460

Foreign currency translation adjustment gain (loss)	835,543	(785,550)
Comprehensive income	$9,928,010	$9,411,910

Weighted average number of ordinary shares - basic and diluted	20,000,000	18,575,000

Basic & diluted net income per ordinary share	$0.45	$0.55

The accompanying notes form an integral part of these unaudited interim consolidated financial statements

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(US$, except share data and per share data, or otherwise noted)

	Ordinary shares	Ordinary shares amount	Additional paid-in capital	Ordinary shares subscribed	Statutory surplus reserves	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholders’ equity
Balance as of December 31, 2019	18,575,000	9,288	8,100,225	344,739	13,308,334	39,449,962	(1,554,228)	59,658,320

Ordinary shares subscribed	-	-	-	868,699	-	-	-	868,699

Net income	-	-	-	-	-	10,197,460	-	10,197,460

Appropriation of statutory reserve	-	-	-	-	1,034,356	(1,034,356)	-	-

Currency translation adjustment	-	-	-	-	-	-	(785,550)	(785,550)
Balance as of June 30, 2020	18,575,000	9,288	8,100,225	1,213,438	14,342,690	48,613,066	(2,339,778)	69,938,929

Balance as of December 31, 2020	20,000,000	10,000	9,716,484	-	15,178,467	56,625,084	3,205,745	84,735,780

Net income	-	-	-	-	-	9,092,467	-	9,092,467

Currency translation adjustment	-	-	-	-	-	-	835,543	835,543
Balance as of June 30, 2021	20,000,000	10,000	9,716,484	-	15,178,467	65,717,551	4,041,288	94,663,790

The accompanying notes form an integral part of these unaudited interim consolidated financial statements.

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(US$, except share data and per share data, or otherwise noted)

	For the six months ended June 30,
	2021	2020
Cash Flows from operating activities:
Net income	$9,092,467	$10,197,460
Adjustments for items not affecting cash:
Depreciation	304,394	218,546
Amortization	13,435	13,357
Net gain (loss) from disposal of fixed assets	-	(2,354)
Changes in operating assets and liabilities
Bank acceptances receivables	261,723	(6,847,075)
Accounts receivable	(11,739,860)	(1,792,829)
Inventories	37,645	(777,823)
Prepayments and other current assets	(465,812)	(94,106)
Due from related parties	274,942	(56,748)
Accounts payable	464,533	4,773,484
Taxes payable	50,190	828,579
Accrued expenses and other current liabilities	(22,504)	167,045
Due to related parties	-	(65,073)
Net cash (used in) provided by operating activities	(1,728,847)	6,562,463

Cash flows from investing activities:
Purchases of property, plant and equipment	(92,866)	(3,450,423)
Payments for long-term deposits for buildings	-	(12,087,256)
Proceeds from disposal of property, plant and equipment	-	13,367
Net cash used in investing activities	(92,866)	(15,524,312)

Cash flows from financing activities:
Proceeds from short-term bank borrowings	4,327,532	2,289,468
Proceeds from ordinary shares subscribed	-	868,699
Repayments of short-term bank borrowings	(2,472,876)	(568,812)
Net cash provided by financing activities	1,854,656	2,589,355

Effect of foreign exchange rate changes	(2,906)	(70,470)
Net increase (decrease) in cash	30,037	(6,442,964)
Cash, beginning of period	7,187,334	16,030,855
Cash, end of period	$7,217,371	$9,587,891

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for:
Interest	$87,443	$65,304
Income taxes	$2,342,711	$1,731,808

The accompanying notes form an integral part of these unaudited interim consolidated financial statements.

MEIHUA INTERNATIONAL MEDICAL TECHNOLOGIES CO., LTD.

NOTES TOTHE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(US$, except share data and per share data, or otherwise noted)

1. Organization and principal activities

Principal Activities:

Meihua International Medical Technologies Co., Ltd. (“Meihua”) was incorporated on November 10, 2020 in Cayman Islands. It is a holding company with no operations. Meihua produces and sells medical consumables through its wholly owned subsidiaries in People’s Republic of China (“PRC” or “China”).

Entity Name	Registered Location	Percentage of ownership	Date of incorporation	Principal activities
Meihua International Medical Technologies Co., Ltd. (“Meihua”)	Cayman	Parent	November 10, 2020	Investment holding

康复国际医疗有限公司 Kang Fu International Medical Co., Ltd. (“Kang Fu”)	Hong Kong	100% by Meihua	October 13, 2015	Investment holding

扬州华达医疗器械有限公司 Yangzhou Huada Medical Equipment Co., Ltd. (“Huada”)	Yangzhou	100% by Kang Fu	December 24, 2001	Medical Equipment Sales

江苏亚达科技集团有限公司 Jiangsu Yada Technology Group Co., Ltd. (“Yada”)	Yangzhou	100% by Huada	December 5, 1991	Medical Equipment Sales

江苏华东医疗器械实业有限公司 Jiangsu Huadong Medical Device Industry Co., Ltd. (“Huadong”)	Yangzhou	100% by Yada	November 18, 2000	Medical Equipment Sales

扬州光辉医疗科技有限公司 Yangzhou Guanghui Medical Technology Co., Ltd (“Guanghui”)	Yangzhou	100% by Huadong	December 22, 2020	Medical Equipment Sales

Kang Fu was incorporated on October 13, 2015 with a registered capital of HKD 63,254,200 ($8,109,513). Kang Fu is a holding company with no operations. The following operating entities (Huada, Yada and Huadong) are all directly and indirectly 100% owned by Kang Fu for all the periods presented.

Huada is a subsidiary wholly owned by Kang Fu and established in Yangzhou, China on December 24, 2001 with a registered capital of $602,400.

Yada is a subsidiary wholly owned by Huada and was established in Yangzhou, China on December 5, 1991 with a registered capital of RMB51,390,000.

Huadong is a subsidiary wholly owned by Yada and was established in Yangzhou, China on November 18, 2000 with a registered capital of RMB50,000,000.

Those three subsidiaries mainly manufacture and sell Class I, II and III disposable medical devices under the Company’s own brands, and distribute Class I, II and III disposable medical devices sourced from other manufacturers to our domestic and overseas customers.

Guanghui is a subsidiary wholly owned by Huadong and was established in Yangzhou, China on December 22, 2020 with a registered capital of RMB1,000,000. Guanghui has no operations.

Reorganization and Share Issuance:

On November 10, 2020, Meihua was incorporated in the Cayman Islands and issued 50,000 ordinary shares at par value of $1 to Yongjun Liu.

On December 21, 2020, Yongjun Liu surrendered 49,999 shares to the Company for cancellation. The Company subdivided each existing share with a par value of $1 into 2,000 shares of $0.0005 par value and created a new class of preferred shares. Upon completion of the share capital changes, the Company’s share capital includes 80,000,000 ordinary shares of $0.0005 par value and 20,000,000 preferred shares of $0.0005 par value.

Also on December 21, 2020, the Company engaged in a corporate reorganization to combine the controlled entities (now referred to as the subsidiaries) into one legal corporation (the Company). The specific transactions related to this reorganization are outlined below. The Company entered into a share exchange agreement with Kang Fu to issue an aggregate of 15,933,000 ordinary shares to Yongjun Liu and Yin Liu in exchange of 100% ownership of Kang Fu, and allotted 2,640,000 ordinary shares at $0.0005 par value to three BVI companies who are founders of the Company with no consideration. On December 22, 2020, Guanghui was incorporated for the purpose of foreign exchange registration under the laws of the People’s Republic of China as there was no substance business of Guanghui. Guanghui was owned by 13 natural person shareholders. And on May 10, 2021, all natural person shareholders agreed to transfer all their shares held in Guanghui to Huadong (indirect subsidiary of the Company) with no consideration. Guanghui became the wholly owned subsidiary of Huadong.

On December 18, 2020, Yongjun Liu and Yin Liu and other shareholders (collectively, “Parties”) executed an Acting-in-Concert Agreement. The major terms of this agreement are:

●	The Parties shall inform and discuss with each other and reach a consensus before exercising voting rights in the Company’s decision making.

●	If no consensus could be reached by the Parties, the decision made by Yongjun Liu and Yin Liu (who are a couple) prevails.

As a result of the Acting-in-Concert agreement, Yongjun Liu and Yin Liu has the ultimate control of the Company.

The Acting-in-Concert Agreement that establishes the common control between Meihua International and Kang Fu for all periods presented.

During the periods presented in these consolidated financial statements, the control of the entities has never changed (always under the control of Yongjun Liu and Yin Liu who were couples). Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2020 and 2019, the results of these subsidiaries are included in the consolidated financial statements for both periods. (“Reorganization”).

After the Restructuring, Meihua holds 100% ownership of Kang Fu and has 80,000,000 ordinary shares and 20,000,000 preferred shares authorized, 18,575,000 ordinary shares and nil preferred share issued and outstanding.

The discussion and presentation of financial statements herein assumes the completion of the Restructuring, which is accounted for retroactively as if it occurred on January 1, 2019, and the equity has been restated to reflect the change as well.

On December 22, 2020, the Company issued a total of 1,425,000 ordinary shares to three BVI companies with total consideration of $1,616,971 under a private offering. The consideration was received by Huada due to Meihua was not incorporated at the time of payments received. The timing of the payments received was listed below:

US$
December 2019	344,739
January 2020	359,885
April 2020	508,814
September 2020	403,533
Total	1,616,971

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying interim consolidated financial statements include our accounts and those of our wholly owned subsidiaries. Accordingly, all intercompany balances and transactions have been eliminated through the consolidation process.

In the opinion of management, these unaudited interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly, in all material respects, the Company’s consolidated financial position, results of operations, cash flows and changes in equity for the interim periods presented. These unaudited interim financial statements do not include certain information and footnote disclosures as required by the U.S. GAAP for complete annual financial statements. Therefore, these unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s first initial offering Registration Statement on Form F-1 for the years ended December 31, 2020 and 2019.

The Outbreak of COVID-19

On January 30, 2020, the World Health Organization declared the outbreak of the corona-virus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. COVID-19 has had a severe and negative impact on the Chinese and the global economy and such impact persists as of the date of this annual report. Whether this will lead to a continued downturn in the economy is still unknown.

The continued COVID-19 pandemic impacted the Company’s sales and marketing activities. The sales volume of masks has risen sharply. At the same time, the sales of products other than masks have declined due to the decrease in market demand.

With a high degree of uncertainty surrounding the future severity of COVID-19 and actions taken by governments, private companies and hospitals to contain the coronavirus, the extent to which COVID-19 will continue to impact the companies’ businesses, sales and operating results will depend on future developments.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported and disclosed in the interim consolidated financial statements and related notes.

The most significant estimates and judgments include allowance for bad debts, the valuation of inventory, useful life of property, plant and equipment and income taxes related to realization of deferred tax assets and uncertain tax position. Actual amounts could differ from those estimates.

Functional Currency and Foreign Currency Translation

The Company’s reporting currency is the United States dollar (“US$”). The Company’s operations are principally conducted through the PRC subsidiaries where the local currency is the functional currency. Therefore, the functional currency of Kang Fu is the Hong Kong dollar and the functional currency of Huada, Yada, Huadong and Guanghui is the Renminbi (“RMB”).

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currency are translated into the functional currency at the prevailing rates of exchange at the balance date. The resulting exchange differences are reported in the consolidated statements of income and comprehensive income.

The assets and liabilities of the Company are translated at the exchange spot rate at the balance sheet date, stockholders’ equity is translated at the historical rates and the revenues and expenses are translated at the average exchange rates for the periods. The resulting translation adjustments are reported under other comprehensive income in the consolidated statements of operations and comprehensive income in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 220, Comprehensive Income. The followings are the exchange rates that were used in translating the Company’s PRC subsidiaries’ financial statements into the consolidated financial statements:

	For the Six Months Ended June 30
	2021	2020
Period Ended spot	US$1=RMB 6.4566	US$1=RMB 7.0651
Period Average	US$1=RMB 6.4702	US$1=RMB 7.0322

The exchanges rates used for translation from Hong Kong dollar to US$ was 7.8000, a pegged rate determined by the linked exchange rate system in Hong Kong. This pegged rate was used to translate Kang Fu’s balance sheets, income statement items and cash flow items for both the six months ended June 30, 2021 and 2020.

Certain Risks and Concentration

The Company’s financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and receivables. As of June 30, 2021 and 2020, substantially all the Company’s cash were held in major financial institutions located in Hong Kong and the PRC, which management considers to being of high credit quality.

The top two customers whose revenues individually represented greater than 10% of the total revenues of the Company for the six months ended June 30, 2021 and 2020 were as follows:

	For the Six Months Ended June 30,
	2021	2020
Customer A	19.51%	17.66%
Customer B	12.45%	13.18%

Accounts receivable due from those two customers were as follows:

	As of
	June 30, 2021	December 31, 2020
Customer A	$10,078,745	$6,590,324
Customer B	$6,476,032	$4,091,756

There were no suppliers that individually represented greater than 10% of the cost of revenues of the Group for the six months ended June 30, 2021 and 2020.

Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1:	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2:	Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3:	Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company’s financial instruments include cash, accounts receivable, bank acceptances receivables, due from related parties, accounts payable, taxes payable, other liabilities and accrued expenses. The carrying amounts approximate their fair values due to their short maturities as of June 30, 2021 and December 31, 2020.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring or non-recurring basis as of June 30, 2021 and December 31, 2020.

Cash

Cash consists of petty cash on hand and cash held in banks, which are highly liquid and are unrestricted as to withdrawal or use. The Company maintains all bank accounts in the mainland China. Cash balances in bank accounts in mainland China are not insured by the Federal Deposit Insurance Corporation or other programs.

Bank Acceptances Receivables

Bank acceptances receivables are issued by customers and received by the Company as accounts receivable payments. The Company can choose to convert the note to cash immediately (this exchange will trigger interest charges), or wait to the due date to get cash. The maturity date of the receivables is all within one year of the original issuance date and carried at face value. The bank acceptances receivables were issued by the bank under the request of the Company’s customers, to pay for the purchased goods. The Company is not lending money to anybody, it just sales goods to the customers (customers can pay the purchase by cash, credit term (accounts receivable) or bank acceptance notes). The receivables mature within one year, and they are non-interest bearing. As the receivables are issued by the banks, payments are guaranteed.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent trade receivable and are recognized initially at fair value and subsequently adjusted for any allowance for doubtful accounts or impairment.

The Company records impairment losses for accounts receivable based on assessments of the recoverability of the trade and other receivables and individual account analysis, including the current creditworthiness and the past collection history of each debtor. Impairments arise when there is objective evidence indicate that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed non-collectable on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The Company historically has not had material bad debts in accounts receivable. There were no bad debt expenses for the six months ended June 30, 2021 and 2020 and there was no provision for doubtful accounts as of June 30, 2021 and December 31, 2020.

Inventories

Inventories are valued using the lower of cost or net realizable value. Cost is principally determined using the weighted-average method. The Company records adjustments to inventory for excess quantities, obsolescence, or impairment, when appropriate, to reflect inventory at net realizable value. These adjustments are based upon a combination of factors including current sales volume, market conditions, lower of cost or market analysis and expected realizable value of the inventory.

There were no write-downs recognized of inventories as of June 30, 2021 and December 31, 2020.

Deferred IPO costs

Deferred IPO costs represented the incremental costs incurred for the Company’s initial public offering (“IPO”). These costs are deferred and will be charged against the gross proceeds of the IPO at completion. Deferred IPO costs primary include specific legal costs, audit costs and professional consulting costs. As of June 30, 2021 and December 31, 2020, the deferred IPO costs were $877,160 and $408,681, respectively.

Property, Plant and Equipment

Property, plant and equipment items are recorded at their historic cost, less accumulated depreciation and impairment losses. The Company calculates depreciation using the straight-line method, after consideration of the estimated residual values, over the following estimated useful lives:

Category	Useful lives	Estimated residual value
Buildings	20 years	10%
Machinery and Equipment	10 years	10%
Motor vehicles	5 years	10%
Electronic Equipment	5 years	10%
Office Equipment	3 years	10%
Inspection Equipment	5 years	10%

Major improvements are capitalized and expenditures for maintenance and repairs are expensed as incurred. Construction in progress represents property, plant and equipment under construction or being installed. Costs include original cost, installation, construction and other direct costs. Interest expenses directly related to contraction in progress would be capitalized. Construction in progress is transferred to the appropriate fixed asset account and depreciation commences when the asset has been substantially completed and placed in service.

Intangible Assets

Intangible assets are non-monetary assets without physical substance. These items are initially measured at cost and subsequently carried at cost less any accumulated amortization and impairment losses. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful lives, which is as follows:

Category	Useful lives
Land use rights	50 years
Patent	5 years
Trademark	10 years

The Company’s intangible assets consist of software, patents, trademarks and land use right. As of June 30, 2021 and December 31, 2020, there were no intangible impairment.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment. (“ASC 360”). Long-lived assets consist primarily of property, plant and equipment, and intangible assets. In accordance with ASC 360, the Company evaluates the carrying value of long-lived assets when it determines a triggering event has occurred, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators exist, recoverability of assets is measured by a comparison of the carrying value of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset. Examples of such triggering events include a significant disposal of a portion of such assets, and adverse change in the market involving the business employing the related assets. If such assets are determined not to be recoverable, the Company performs an analysis of the fair value of the asset group and will recognize an impairment loss when the fair value is less than the carrying amounts of such assets. The fair value, based on reasonable and supportable assumptions and projections, require subjective judgments. Depending on the assumptions and estimates used, the appraised fair value projected in the evaluation of long-lived assets can vary within a range of outcomes. The Company considers the likelihood of possible outcomes in determining the best estimate for the fair value of the assets. The Company did not record any impairment charges for six months ended June 30, 2021 and 2020. There can be no assurance that future events will not have impact on company revenue or financial position which could result in impairment in the future.

Investment

In accordance with Financial Accounting Standards Board (“FASB”) ASC 321, “Investment-Equity Securities”, the Company accounts for non-marketable securities on a prospective basis. Equity investments that do not have readily determinable fair values and do not qualify for the net asset value practical expedient are eligible for the measurement alternative.

On March 3, 2011, Yada invested in Yangzhou Juyuan Guarantee Co., Ltd (“Juyuan”) and obtained 12% equity interest of Juyuan. For the Company’s passive and without significant influence or control equity investment in private company which do not have readily determinable fair values, the Company has elected the measurement alternative defined as cost, less impairment, plus or minus adjustments resulting from observable price changes in orderly transactions for the identical or a similar investment of the Company. The investment is reviewed periodically to determine if its value has been impaired and adjustments are recorded as necessary in profit or loss for the period. For the six months ended June 30, 2021 and 2020, no impairment indicators were identified and no loss related to revaluation of its investment in the private company was recorded.

Value-added Tax

Value-added taxes (“VAT”) collected from customers relating to product sales and remitted to governmental authorities are presented on a net basis. VAT collected from customers is excluded from revenue which is recorded in VAT payable. The Company is subject to a VAT rate of 13% from April 1, 2019. The VAT payable may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC Topic 606 using the modified retrospective adoption method. Based on the requirements of ASC Topic 606, revenue is recognized when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The Company primarily sells its products to hospitals and medical equipment companies. Revenue is recognized when the following 5-step revenue recognition criteria are met:

1)	Identify the contract with a customer

2)	Identify the performance obligations in the contract

3)	Determine the transaction price

4)	Allocate the transaction price

5)	Recognize revenue when or as the entity satisfies a performance obligation

Revenue from product sales is recognized at the point in time control of the products is transferred, generally upon customer receipt based upon the standard contract terms. Shipping and handling activities are considered to be fulfillment activities rather than promised services and are not, therefore, considered to be separate performance obligations. The Company’s sales terms provide no right of return outside of a standard quality policy and returns are generally not significant. Payment terms for product sales are generally set at 90 to 180 days after the consideration becomes due and payable.

Revenue Disaggregation

The Company’s disaggregated revenues are represented by two categories which are type of goods and type of customers.

Type of Goods

	For the six months ended June 30,
	2021	2020
Self-Manufactured Products	19,872,389	24,098,346
Resales of Sourced Disposable Medical Devices from Third Party Manufacturers	28,488,604	19,291,221
Total Revenue	48,360,993	43,389,567

Type of Customers

	For the six months ended June 30,
	2021	2020
Direct sales	5,292,452	4,312,707
Distributors	43,068,541	39,076,860
Total Revenue	48,360,993	43,389,567

Earnings per Ordinary Share

Earnings (loss) per ordinary share is calculated in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per ordinary share is computed by dividing the net income (loss) attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share is computed in accordance with the treasury stock method and based on the weighted average number of ordinary shares and dilutive ordinary share equivalents. Dilutive ordinary share equivalents are excluded from the computation of diluted earnings per ordinary share if their effects would be anti-dilutive. There is no ordinary share equivalent issued to date.

Advertising Costs

The Company’s advertising costs are expensed as incurred. Advertising expenses are included in selling expenses in the accompanying consolidated statements of income and comprehensive income. Advertising expenses were $10,894 and $1,933 for the six months ended June 30, 2021 and 2020, respectively.

Research and Development Costs

Research and development expenses are expensed as incurred. Research and development expenses were $1,415,810 and $1,281,359 for the six months ended June 30, 2021 and 2020, respectively.

Income Tax

Current income taxes are provided on the basis of net profit for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of comprehensive income in the period of the enactment of the change.

The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carryforwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

The Company recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Company’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company classifies interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

Segment Reporting

FASB 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information of the Company’s business segments, geographical areas, segments and major customers. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The chief operating decision maker is the Company’s president and Chief Executive Officer (“CEO”). Management, including the chief operating decision maker, reviews operating results of different products at revenue level with no allocation of operating costs. Consequently, based on management’s assessment, the Company has determined that it has only one operating segment as defined by FASB ASC 280.

The Company has disclosed the amounts in the tables below by type of revenue recognized relating to self-manufactured products (produced) and resales of sourced disposable medical devices form third party manufacturers (purchased). The table below sets forth for the periods presented, the Company’s consolidated revenue type.

	For the six months ended June 30,
	2021	2020
Self-Manufactured Products	19,872,389	24,098,346
Resales of Sourced Disposable Medical Devices from Third Party Manufacturers	28,488,604	19,291,221
Total Revenue	48,360,993	43,389,567

 In addition, the Company has disclosed the type of revenue by government category.

	For the six months ended June 30,
	2021			2020
	US$			US$
Category	Produced	Purchased	Total	Produced	Purchased	Total
Class I	2,447,466	3,674,506	6,121,972	2,577,864	3,082,228	5,660,092
Class II	15,479,845	19,936,268	35,416,113	19,819,138	14,393,251	34,212,389
Class III	401,146	1,303,285	1,704,431	330,508	905,405	1,235,913
Others	1,543,932	3,574,545	5,118,477	1,370,836	910,337	2,281,173
Total	19,872,389	28,488,604	48,360,993	24,098,346	19,291,221	43,389,567

Furthermore, the Company has disclosed the major products included in each government category.

		For the six months ended June 30,
		2021	2020
Category	Products	US$	US$
Class I	Eye drops bottle	1,069,329	1,307,331
	Oral medicine bottle	1,261,142	1,014,922
	Anal bag	442,477	226,502
	Other Class I	3,349,024	3,111,337
Subtotal-Class I		6,121,972	5,660,092
Class II	Identification tape	7,483,945	4,958,260
	Disposable medical brush	4,016,909	2,564,853
	Gynecological inspection kits	2,869,208	2,185,255
	Medical kit	2,084,175	1,441,365
	Surgical kit	2,018,550	1,533,748
	Medical brush	1,945,639	1,589,456
	Other Class II	14,997,687	19,939,452
Subtotal-Class II		35,416,113	34,212,389
Class III	Electronic infusion pump	218,273	2,656
	Disposable anesthesia puncture kit	197,294	209,135
	Electronic pump	172,561	124,037
	Disposable infusion pump	148,352	144,220
	Infusion pump	125,249	71,298
	Other Class III	842,702	684,567
Subtotal-Class III		1,704,431	1,235,913
Others		5,118,477	2,281,173
Total		48,360,993	43,389,567

For the six months ended June 30, 2021 and 2020, revenues and assets within PRC contributed over 90% of the Company’s total revenues and assets.

Recently Issued Accounting Standards

In February 2016, FASB issued ASU No. 2016–02, Leases (Topic 842), ASC 842, and subsequently amended the guidance relating largely to transition considerations under the standard in July 2018. The new guidance, which creates new accounting and reporting guidelines for leasing arrangements, requires organizations that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease primarily will depend on its classification as a finance or operating lease. The guidance also requires new disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for public business entities for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early application permitted. In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842) Codification Improvements, which further clarifies the determination of fair value of the underlying asset by lessors that are not manufacturers or dealers and modifies transition disclosure requirements for changes in accounting principles and other technical updates. The amendments in ASU 2019-01 amend Topic 842 and the effective date of those amendments is for fiscal years beginning December 15, 2019, and interim periods within those fiscal years for public business entities. For all other entities, ASC 842 is effective for annual periods beginning after December 15, 2021. The Company is currently evaluating the impact of the new pronouncement on its consolidated financial statements but does not expect it to have a significant impact.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 and to simplifies accounting for income taxes. The guidance is effective for public business entities for fiscal years beginning after December 15, 2020 and for interim periods within those fiscal years. For non-public companies, the standard is effective for fiscal years beginning after December 15, 2021. The Company does not expect the adoption to have a material impact on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815, which clarifies the interaction of the accounting for equity investments under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The guidance is effective for public business entities for fiscal years beginning after December 15, 2020 and for interim periods within those fiscal years. For all other entities, ASU 2020-01 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. The Company does not expect the adoption to have a material impact on its consolidated financial statements.

3. Inventories

Inventories consist of the following:

	June 30, 2021	December 31, 2020
	US$	US$
Raw material	474,014	503,391
Work-in-process	257,771	30,453
Finished goods	559,537	779,465
Low-value consumables	11,092	12,781
Total	1,302,414	1,326,090

For the six months ended June 30, 2021 and 2020, there were no writes-down of inventories.

4. Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	June 30, 2021	December 31, 2020
	US$	US$
Buildings	9,428,420	9,329,585
Machinery and equipment	2,877,618	2,827,808
Motor vehicles	636,697	583,503
Electronic equipment	229,888	212,560
Office equipment	46,376	34,886
Inspection equipment	93,451	92,471
Total	13,312,450	13,080,813
Less: accumulated depreciation	6,346,704	5,978,336
Property and equipment, net	6,965,746	7,102,477

Depreciation expense was $304,394 and $218,546 for the six months ended June 30, 2021 and 2020, respectively. Depreciation allocated to manufacturing overhead was $174,808 and $124,611 for the six months ended June 30, 2021 and 2020, respectively.

As of June 30, 2021 and December 31, 2020, the Company pledged buildings to secure bank borrowings to the Company as disclosed in Note 8.

5. Intangible Assets

Intangible assets consisted of the following:

	June 30, 2021	December 31, 2020
	US$	US$
Land use rights	804,264	795,833
Patents	30,976	30,651
Software	10,067	9,962
Trademarks	130,099	128,736
Total	975,406	965,182
Less: accumulated amortization	407,254	389,663
Intangible assets, net	568,152	575,519

Amortization expense was $13,435 and $13,357 for the six months ended June 30, 2021 and 2020, respectively.

The following table sets forth the Company’s amortization expenses for the twelve months ending June 30 of the following years:

2022	$26,138
2023	17,185
2024	15,559
2025	15,559
2026	15,559
Thereafter	478,152
568,152

As of June 30, 2021 and December 31, 2020, the Company pledged land use rights to secure bank borrowings to the Company as disclosed in Note 8.

6. Investment

On March 3, 2011, Yada invested RMB 6 million into Yangzhou Juyuan Guarantee Co., Ltd (“Juyuan”), and obtained 12% equity interest of Juyuan. Juyuan mainly provides financing guarantee services and relevant consulting services to customers. Juyuan has only one executive director and one supervisor. Both the executive director and supervisor are not related to Yada. Therefore, Yada has neither control nor significant influence over Juyuan. For the Company’s passive and without significant influence or control equity investment in private company which do not have readily determinable fair values, the Company has elected the measurement alternative defined as cost, less impairment, plus or minus adjustments resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

For the six months ended June 30, 2021 and 2020, no impairment indicators were identified and no loss related to revaluation of its investment in the private company was recorded.

7. Deposits

	June 30, 2021	December 31, 2020
	US$	US$
Deposits for land use right	17,036,831	16,858,237
Deposits for buildings	13,164,823	13,026,820
Total	30,201,654	29,885,057

On October 22, 2018, the Company signed a land use right agreement with the government of Touqiao Town, Yangzhou City and paid RMB 50 million ($7.66 million) and RMB 60 million ($9.20 million), respectively, in 2018 and 2019 according to the agreement. The remaining amount of RMB 12.5 million ($1.93 million) will be paid when the land use right is transferred. The Company expects that the land use right will be transferred in February 2022.

On April 20, 2020, the Company signed a factory building purchase agreement with Jiangsu Qionghua Group Co., Ltd. and paid deposit of RMB 85 million ($13.03 million). The buildings are expected to be transferred to the Company in March 2022.

8. Short-term Bank Borrowings

Short-term bank borrowings are working capital loans from banks in China. Short-term bank borrowings as of June 30, 2021 consisted of the following:

Lender	Company	Rate	Issuance Date	Expiration Date	Amount-RMB	Amount-USD
Jiangsu Yangzhou Rural Commercial Bank	Huadong	3.95%	2/25/2021	2/17/2022	5,000,000	774,401
Bank of China	Huadong	3.80%	3/3/2021	3/2/2022	5,000,000	774,401
Bank of Communications	Huadong	3.85%	9/8/2020	8/23/2021	5,000,000	774,401
Agricultural Bank of China	Huadong	3.70%	11/3/2020	11/2/2021	9,000,000	1,393,923
Industrial & Commercial Bank of China	Yada	3.85%	2/19/2021	2/18/2022	9,000,000	1,393,923
Total					33,000,000	5,111,049

Short-term bank borrowings as of December 31, 2020 consisted of the following:

Lender	Company	Rate	Issuance Date	Expiration Date	Amount-RMB	Amount-USD
Jiangsu Yangzhou Rural Commercial Bank	Huadong	3.15%	2/18/2020	2/5/2021	5,000,000	766,284
Bank of China	Huadong	3.15%	2/26/2020	2/22/2021	2,000,000	306,513
Agricultural Bank of China	Huadong	3.70%	11/3/2020	11/2/2021	9,000,000	1,379,310
Bank of Communications	Huadong	3.85%	9/8/2020	8/23/2021	5,000,000	766,284
Total					21,000,000	3,218,391

Interest expense was $87,443 and $65,304 for the six months ended June 30, 2021 and 2020, respectively.

The Company’s short-term bank borrowings are pledged by the Company’s assets and guaranteed by the Company’s major shareholders Yongjun Liu, Yin Liu, Kai Liu and its subsidiary Yada.

The carrying values of the Company’s pledged assets to secure short-term borrowings by the Company are as follows:

	June 30, 2021	December 31, 2020
	US$	US$
Buildings, net	2,394,393	2,254,013
Land use right, net	182,009	187,913
Total	2,576,402	2,441,926

9. Taxes Payable

Taxes payable consisted of the following:

	June 30, 2021	December 31, 2020
	US$	US$
VAT payable	471,811	433,214
Income tax payable	1,275,171	1,253,258
Other tax payable	70,076	61,770
Total	1,817,058	1,748,242

10. Income Taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax is imposed.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary, Kang Fu, is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong. On December 29, 2017, Hong Kong government announced a two-tiered profit tax rate regime. Under the two-tiered tax rate regime, the first HK$2.0 million assessable profits will be subject to an 8.25% lower tax rate and the remaining taxable income will continue to be taxed at the existing 16.5% tax rate. The two-tiered tax regime becomes effective from the assessment year of 2018/19, which is on or after April 1, 2018. The application of the two-tiered rates is restricted to only one nominated enterprise among connected entities. Kang Fu is nominated by the Company as the entity to apply the two-tiered rates among the group for the six months ended June 30, 2021 and 2020.

PRC

Under the Enterprise Income Tax Law (“EIT Law”), Foreign Investment Enterprises (“FIEs”) and domestic companies are subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%.

Huadong was entitled High and New Technology Enterprise (“HNTE”) and enjoyed preferential tax rate of 15% for a three-year validity period from November 30, 2016 and the HNTE certificate was renewed on November 22, 2019 with a three-year validity period. Thus, Huadong is eligible for a 15% preferential tax rate from January 1, 2016 to December 31, 2021.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its entities registered outside of the PRC should be considered as resident enterprises for the PRC tax purposes.

The EIT Law also imposes a withholding income tax on dividends distributed by a FIE to its immediate holding company outside of the PRC. Kang Fu, which is the parent of Huada, Yada, Huadong and Guanghui, is therefore subject to a maximum withholding tax of 10% on dividends distributed by Huada, Yada, Huadong and Guanghui. In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. The presumption may be overcome if the Company has sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. As of June 30, 2021, the Company has determined that the undistributed earnings in Huada, Yada, Huadong and Guanghui will be re-invested into the subsidiary for the expansion of the Company’s business in mainland China and hence the remittance of the dividends will be postponed indefinitely.

Provisions for income tax for the six months ended June 30, 2021 and 2020 are as follows:

	June 30, 2021	June 30, 2020
	US$	US$
Provisions for current income tax	2,351,329	2,432,811
Provisions for deferred income tax	-	-
Total	2,351,329	2,432,811

The following is a reconciliation of the Company’s total income tax expense to the income before income taxes for the six months ended June 30, 2021 and 2020, respectively:

	June 30, 2021	June 30, 2020
	US$	US$
Income before income tax provision	11,443,796	12,630,271
Tax at the PRC EIT tax rates	2,430,598	2,480,412
Other	(1,593)	-
Tax effect of non-deductible expenses	130,407	140,513
Tax effect of 75% R&D expenses deduction	(208,083)	(188,114)
Income tax expense	2,351,329	2,432,811

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2021 and December 31, 2020, the Company did not have any significant unrecognized uncertain tax positions.

11. Commitments and Contingencies

Operating lease

The Company has an operating lease to rent an office space in Shanghai. The lease is renewed every year. Rent expense was $7,816 and $7,164 and is included in general and administrative expenses on the accompanying consolidated statements of income and comprehensive income for the six months ended June 30, 2021 and 2020, respectively.

Other commitments

The Company did not have other significant commitments, long-term obligations, or guarantees as of June 30, 2021 and December 31, 2020.

Contingencies

As of June 30, 2021 and December 31, 2020, the Company does not have any significant contingencies.

12. Statutory Surplus Reserves and Restricted Net Assets

Pursuant to laws applicable to entities incorporated in the PRC, the Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. As of December 31, 2020 and 2019, the Company did not have discretionary surplus reserve. As of June 30, 2021, all of the Company’s PRC subsidiaries had reserve reached the 50% of their registered capital threshold, the Company stopped to allocate after tax profits to this reserve.

As a result of these PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital and the statutory reserves of the Company’s PRC subsidiaries. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries in the Company not available for distribution was $15,780,867 and $15,780,867 as of June 30, 2021 and December 31, 2020, respectively.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation.

13. Related Party Transactions and Balances

Related Parties:

Name of related parties	Relationship with the Company
Yangzhou Yada Powder Metallurgy Co., Ltd.	An entity controlled by Kai Liu, son of Yongjun Liu
Jiangsu Qinqin Group Yangzhou Hujun Food Co., Ltd.	An entity controlled by Kai Liu, son of Yongjun Liu
Shanghai Xinya Pharmaceutical Hanjiang Co., Ltd.	An entity controlled by Kai Liu, son of Yongjun Liu
Yangzhou Meihua Import and Export Co., Ltd.	An entity controlled by Kai Liu, son of Yongjun Liu

Related Party Sales

The Company sells products to its related parties; the sales amount from related parties for the six months ended June 30, 2021 and 2020 are as follows:

	For the six months ended June 30,
Name of related party	2021	2020
Yangzhou Meihua Import and Export Co., Ltd.	$30,829	$24,087
Yangzhou Yada Powder Metallurgy Co., Ltd.	346,695	187,852
Shanghai Xinya Pharmaceutical Hanjiang Co., Ltd.	129,928	37,678
Jiangsu Qinqin Group Yangzhou Hujun Food Co., Ltd.	-	7,892
Total	$507,452	$257,509

As of June 30, 2021 and December 31, 2020, due from related parties consisted of the following:

Name of related party	June 30, 2021	December 31, 2020
Yangzhou Meihua Import and Export Co., Ltd.	$27,786	$56,616
Yangzhou Yada Powder Metallurgy Co., Ltd.	-	301,113
Shanghai Xinya Pharmaceutical Hanjiang Co., Ltd.	92,920	34,345
Total	$120,706	$392,074

As of September 17, 2021, the Company has received all the amounts due from related parties.

14. Subsequent Events

Subsequent to June 30, 2021, the Company has made following repayments on bank borrowings:

Lender	Company	Rate	Repayment Date	Amount-RMB	Amount-USD
Bank of Communications	Huadong	3.85%	8/20/2021	5,000,000	774,401
Total				5,000,000	774,401

In preparing these interim consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through November 4, 2021, no other events require adjustment to or disclosure in the interim consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subject to the provisions of the Companies Act and in the absence of fraud or willful default, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, managing director, agent, auditor, secretary and other officer for the time being of the Company; or

(b)	is or was, at the request of the Company, serving as a director, managing director, agent, auditor, secretary and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares in connection with the incorporation of the Company without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of shares.

Purchaser*	Date of Sale or Issuance	Number of Ordinary Shares	Consideration
Bright Accomplish Limited(1)	12/21/20	15,935,000		share exchange	(1)
Brilliant Inspiron Limited	12/21/20	960,000	US$	-
Nice Vantage International Limited	12/21/20	880,000	US$	-
Wise Delight Limited	12/21/20	800,000	US$	-
Excel Dynamic Business Limited	12/22/20	585,000	US$	725,225
Nice Virtuous Limited	12/22/20	420,000	US$	446,052
Best Worthiness Limited	12/22/20	420,000	US$	445,694
Totals		20,000,000	US$	1,616,971

(1)	Consists of: (i) a total of 15,933,000 ordinary shares acquired by Yongjun Liu and Yin Liu pursuant to the Share Exchange Agreement under which we acquired from them 100% of the share capital in Kang Fu International Medical Co., Ltd.; and (ii) 2,000 ordinary shares acquired by Yongjun Liu at par value in connection with the formation of the company.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement(5)
2.1	Share Exchange Agreement by and among Meihua International Medical Technologies Co., Ltd., Kang Fu International Medical Co., Limited, and shareholders of Kang Fu International Medical Co., Limited, dated December 21, 2020(1)
3.1.1	Certificate of Incorporation of Meihua International Medical Technologies Co., Ltd., dated November 10, 2020(1)
3.1.2	Amended and Restated Articles of Association of Meihua International Medical Technologies Co., Ltd., dated December 21, 2020(1)
3.1.3	Amended and Restated Memorandum of Association of Meihua International Medical Technologies Co., Ltd., dated December 21, 2020(1)
4.1	Registrant’s Specimen Certificate for Ordinary Shares(3)
5.1	Opinion of Ogier regarding the validity of the ordinary shares being registered(2)
8.2	Opinion of Dentons Shanghai regarding certain PRC legal matters and certain PRC tax matters(1)
10.1.1	English Translation of Employment Agreement between Meihua International Medical Technologies Co., Ltd. and its CEO Yulin Wang(3)
10.2	English Translation of Form of Sales Agreement between Jiangsu Huadong Medical Device Industrial Co., Ltd. and our customer(1)
10.3	English Translation of Form of Purchase Agreement between Jiangsu Huadong Medical Device Industrial Co., Ltd. and our supplier(1)
10.4	English Translation of Form of Distributor Purchase Agreement between Jiangsu Yada Technology Group Co., Ltd and our distributor(1)
10.5	English Translation of Loan Agreement between Jiangsu Huadong Medical Device Industrial Co., Ltd as borrower, and Bank of Communications Limited Yangzhou Branch as lender, dated August 24, 2020(1)
10.6	English Translation of Loan Agreement between Jiangsu Huadong Medical Device Industrial Co., Ltd and Yongjun Liu as borrowers and Agricultural Bank of China Yangzhou Runyang Branch as lender, and Mortgage Agreement between Jiangsu Huadong Medical Device Industrial Co., Ltd as mortgagor and Agricultural Bank of China Yangzhou Runyang Branch as mortgagee, dated December 3, 2019(1)
10.7.1	English Translation of Lease Agreement between Zhu Yi and Yangzhou Huada Medical Device Co., Ltd, dated November 20, 2020(1)
10.7.2	English Translation of Lease Agreement between Jiangsu Huadong Medical Device Industrial Co., Ltd and Yangzhou Huada Medical Device Co., Ltd, dated December 7, 2020(1)
10.7.3	English Translation of Lease Agreement between Yangzhou Huada Medical Device Co., Ltd and Jiangsu Huadong Medical Device Industrial Co., Ltd, dated December 7, 2020(1)
10.7.4	English Translation of Lease Agreement between Jiangsu Huadong Medical Device Industrial Co., Ltd and Jiangsu Yada Technology Group Co., Ltd, dated December 7, 2020(1)
10.7.5	English Translation of Lease Agreement between Jiangsu Yada Technology Group Co., Ltd and Yangzhou Huada Medical Device Co., Ltd, dated December 7, 2020(1)
10.7.6	English Translation of Lease Agreement between Jiangsu Yada Technology Group Co., Ltd and Jiangsu Huadong Medical Device Industrial Co., Ltd, dated December 7, 2020(1)
10.8	English Translation of Agreement of Persons Acting-in-concert(1)
10.9	Collaboration Agreement with Zhong Jiang(2)
10.10	Form of Indemnification Escrow Agreement(5)
14.1	Code of Business Conduct and Ethics of the Registrant(1)
21.1	Subsidiaries of the Registrant(1)
23.1	Consent of Briggs & Veselka Co., an independent registered public accounting firm(5)
99.1	Consent of Independent Director Nominee Xiaoming E(1)
99.2	Consent of Independent Director Nominee Xu Han(1)
99.3	Consent of Independent Director Nominee Heung Ming Wong(1)

(1)	Incorporated by reference to Registration Statement on Form F-1 filed August 10, 2021
(2)	Incorporated by reference to Registration Statement on Form F-1/A filed August 31, 2021
(3)	Incorporated by reference to Registration Statement on Form F-1/A filed September 13, 2021
(4)	Incorporated by reference to Registration Statement on Form F-1/A filed October 21, 2021
(5)	Filed herewith

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering, unless the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

4.	For the purpose of determining any liability under the Securities Act, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Touqiao Town, China, on December 1, 2021.

Meihua International Medical Technologies Co., Ltd.

By:	/s/ Yulin Wang
	Name:	Yulin Wang
	Title:	Chief Executive Officer

By:	/s/ Tongying Zhang
	Name:	Tongying Zhang
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Yulin Wang
	Name:	Yulin Wang
	Title:	Director

By:	/s/ Yongjun Liu
	Name:	Yongjun Liu
	Title:	Chairman and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yongjun Liu and Yulin Wang as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yulin Wang	Principal Executive Officer	December 1, 2021
Name: Yulin Wang

/s/ Tongying Zhang	Principal Financial and Accounting Officer	December 1, 2021
Name: Tongying Zhang

/s/ Yongjun Liu	Chairman and Director	December 1, 2021
Name: Yongjun Liu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Meihua International Medical Technologies Co., Ltd., has signed this registration statement or amendment thereto in New York, NY on December 1, 2021.

The Crone Law Group P.C.

By:	/s/ Mark Crone
	Name:	Mark Crone
	Title:	Managing Partner